Exhibit 10.1

AMENDED AND RESTATED
CREDIT AGREEMENT
among
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY GUARANTOR, L.P.,
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY PARALLEL GUARANTOR, L.L.C.,
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY PRINCIPAL, L.P.,
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY NOMINEE (GP), L.L.C.,
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY NOMINEE, L.P.,
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY HOLDINGS I CORP.,
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY SERIES I TRUST,
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY SERIES II, L.L.C.,
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY SERIES III, L.L.C.,
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY SERIES IV, L.L.C.,
TISHMAN SPEYER ARCHSTONE-SMITH OC/SD JV HOLDINGS, L.L.C.,
TISHMAN SPEYER ARCHSTONE-SMITH OC/SD JV, L.L.C.
and
THE ADDITIONAL PARENT GUARANTORS,
as Parent/Affiliate Guarantors,
ARCHSTONE-SMITH OPERATING TRUST,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
LEHMAN BROTHERS INC.,
and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners,
BANK OF AMERICA, N.A.,
as Syndication Agent,
BARCLAYS CAPITAL REAL ESTATE INC.,
as Documentation Agent,
and
LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent
Dated as of November 27, 2007

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-ii-

-iii-

-iv-

ANNEX:

A	Additional Parent Guarantors
B	Existing Letters of Credit

SCHEDULES:

1.1A	Mortgaged Property
1.1B	Real Property
1.1C	Mortgage/Mezzanine Documents
1.1D	Property Owners
1.1E	Minimum NTPA LLC Asset and Smith LLC Asset Release Prices
1.1F	German Assets
3.6	Bond L/Cs
4.6	Material Litigation
4.10	Tax Liens
4.15	Subsidiaries
4.19(a)	Uniform Commercial Code Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	[Intentionally Omitted]
E	Form of Assignment and Acceptance
F	Form of Legal Opinion of Wachtell, Lipton, Rosen & Katz
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
G-3	Form of Swing Line Note
H	Form of Exemption Certificate
I	Form of Lender Addendum
J	Form of Borrowing Notice
K	Form of Revolving Credit Commitment Increase Supplement
L.	Form of New Lender Supplement
-v-

          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 27, 2007, among TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY GUARANTOR, L.P., a Delaware limited partnership (“Guarantor 1”), TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY PARALLEL GUARANTOR, L.L.C., a Delaware limited liability company (“Guarantor 2”), TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY PRINCIPAL, L.P., a Delaware limited partnership (the “Principal Guarantor”), TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY NOMINEE (GP), L.L.C., a Delaware limited liability company (the “Nominee GP Guarantor”), TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY NOMINEE, L.P., a Delaware limited partnership (the “Nominee Guarantor”), TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY HOLDINGS I CORP., a Delaware corporation (“Holdings I Corp”), TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY SERIES I TRUST, a Maryland real estate investment trust (“Holdings”), each of the entities listed on Annex A (the “Additional Parent Guarantors”), TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY SERIES II, L.L.C., a Delaware limited liability company (“Smith LLC”), TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY SERIES III, L.L.C., a Delaware limited liability company (“NTPA LLC”), TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY SERIES IV, L.L.C., a Delaware limited liability company (“Secured Note LLC”), TISHMAN SPEYER ARCHSTONE-SMITH OC/SD JV HOLDINGS, L.L.C., a Delaware limited liability company (“OC/SD JV HOLDINGS LLC”), TISHMAN SPEYER ARCHSTONE-SMITH OC/SD JV, L.L.C., a Delaware limited liability company (“OC/SD JV LLC”), ARCHSTONE-SMITH OPERATING TRUST, a Maryland real estate investment trust (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC. and BANC OF AMERICA SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), BARCLAYS CAPITAL REAL ESTATE INC., as documentation agent (in such capacity, the “Documentation Agent”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
          WHEREAS, the Borrower is party to the Credit Agreement, dated as of October 5, 2007 (the “Existing Credit Agreement”), among the Parent/Affiliate Guarantors, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, Barclays Capital Real Estate Inc., as documentation agent, and Lehman Commercial Paper Inc., as administrative agent;
          WHEREAS, the Borrower has requested additional term loans (the “Additional Tranche B Term Loans”) in an aggregate amount not exceeding $695,000,000 to repay a portion of the Tranche A Term Loans and to finance additional costs and expenses incurred in connection with the Transactions (as defined in the Existing Credit Agreement);

          WHEREAS, the Borrowers have requested that the Lenders agree to amend and restate the Existing Credit Agreement to permit the Additional Tranche B Term Loans to be added to the Tranche B Term Loans (as defined in the Existing Credit Agreement) and certain other matters as more particularly set forth herein;
          WHEREAS, the Required Prepayment Lenders (as defined in the Existing Credit Agreement) have agreed to waive the provisions of Section 2.12(a) and the Revolving Credit Lenders (as defined in the Existing Credit Agreement) have agreed to waive the provisions of Section 2.18(b) with respect to the use of proceeds of the Additional Tranche B Term Loans; and
          WHEREAS, the Required Lenders (as defined in the Existing Credit Agreement) have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein, and the Lenders party hereto have agreed to provide the facilities requested by the Borrower on the terms and conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree that on the Effective Date, as provided in Section 10.20, the Existing Credit Agreement shall be amended and restated in its entirety as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Account Bank”: Bank of America, N.A.
          “Acknowledgement and Consent”: an acknowledgement and consent, executed and delivered by each Parent/Affiliate Guarantor, the Borrower and each Subsidiary Guarantor, affirming such Loan Party’s obligations pursuant to the Guarantee and Collateral Agreement and other Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent.
          “Additional Fund”: each “Fund” that is the direct or indirect parent of an Additional Parent Guarantor.
          “Additional Parent Guarantors”: each Additional Parent Guarantor described on Annex A hereto, together with any Additional Parent Guarantor that becomes a party hereto in accordance with Section 6.15.
          “Additional Tranche B Term Loan”: as defined in Section 2.2(a).
          “Additional Tranche B Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make an Additional Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Additional Tranche B Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and

Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Additional Tranche B Term Loan Commitments is $695,000,000.
          “Additional Tranche B Term Loan Facility”: the Additional Tranche B Term Loan Commitments and the Additional Tranche B Term Loans made thereunder.
          “Additional Tranche B Term Loan Lender”: each Lender which is the holder of an Additional Tranche B Term Loan.
          “Adjustment Date”: as defined in the Pricing Grid.
          “Administration Fee”: on any date of determination, an amount equal to the “Administration Fee” due and payable by the Combined Group Members to the Funds pursuant to Section 6.14 of their respective Fund Agreements on such date, as applicable.
          “Administration Fee Agreement”: the Administration Fee Agreement, by and among the Funds, to the extent applicable, in favor of the Administrative Agent, to be entered into pursuant to Section 6.18(f), as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Administrative Agent”: as defined in the preamble hereto.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Affiliate Borrower I-A”: Tishman Speyer Archstone-Smith Multifamily Holdings I (Borrower-A), L.P., a Delaware limited partnership.
          “Affiliate Borrower I-A Credit Agreement”: the Credit Agreement (Affiliate Borrower I-A), dated as of October 5, 2007, among the Affiliate Borrower I-A, as borrower, and the Borrower, as lender, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Affiliate Borrower I-A Loan Documents”: the “Loan Documents” as defined in the Affiliate Borrower I-A Credit Agreement.
          “Affiliate Borrower I-B”: Tishman Speyer Archstone-Smith Multifamily Holdings I (Borrower-B), L.P., a Delaware limited partnership.
          “Affiliate Borrower I-B Credit Agreement”: the Credit Agreement (Affiliate Borrower I-B), dated as of October 5, 2007, among the Affiliate Borrower I-B, as borrower, and Secured Note LLC, as lender, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

          “Affiliate Borrower I-B GP”: Tishman Speyer Archstone-Smith Multifamily Holdings I (Borrower-B) GP, L.L.C., a Delaware limited liability company.
          “Affiliate Borrower I-B Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement (Affiliate Borrower I-B), dated as of October 5, 2007, made by Holdings I and Affiliate Borrower I-B GP in favor of Secured Note LLC, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Affiliate Borrower I-B Loan Documents”: collectively, the Affiliate Borrower I-B Credit Agreement, the Affiliate Borrower I-B Guarantee and Collateral Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Affiliate Borrower I-B Mortgage/Mezzanine Facilities”: the mortgage and mezzanine loan facilities entered into by the Affiliate Borrower I-B or any of its Subsidiaries, as borrower.
          “Affiliate Borrower I-B Parent”: Tishman Speyer Archstone-Smith Multifamily Holdings I (Parent Borrower-B), L.P., a Delaware limited partnership.
          “Affiliate Borrower I-B Parent Credit Agreement”: the Credit Agreement (Parent Borrower I-B), dated as of October 5, 2007, among the Affiliate Borrower I-B Parent, as borrower, and the Borrower, as lender, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Affiliate Borrower I-B Parent Loan Documents”: the “Loan Documents” as defined in the Affiliate Borrower I-B Parent Credit Agreement.
          “Affiliate Borrower II”: Tishman Speyer Archstone-Smith Multifamily Holdings II (Borrower), L.P., a Delaware limited partnership.
          “Affiliate Borrower II Credit Agreement”: collectively, (i) the Credit Agreement (Affiliate Borrower II – Term Loan), dated as of October 5, 2007, among the Affiliate Borrower II, as borrower, and Secured Note LLC, as lender, and (ii) the Credit Agreement (Affiliate Borrower II - Revolving Credit Loan), dated as of October 5, 2007, among the Affiliate Borrower II, as borrower, and the Borrower, as lender, in each case, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Affiliate Borrower II Guarantee and Collateral Agreement”: collectively, (i) the Guarantee and Collateral Agreement (Affiliate Borrower II), dated as of October 5, 2007, made by Affiliate Guarantor II in favor of Secured Note LLC, and (ii) the Guarantee and Collateral Agreement (Affiliate Borrower II), dated as of October 5, 2007, made by Affiliate Guarantor II in favor of the Borrower, in each case, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Affiliate Borrower II Loan Documents”: collectively, the Affiliate Borrower II Credit Agreement, the Affiliate Borrower II Guarantee and Collateral Agreement and all

schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Affiliate Borrower Asset Sale Event”: the occurrence of (i) any Disposition of Property or series of related Dispositions of Property owned by any Affiliate Borrower Group Member, if and to the extent such Disposition constitutes an “Asset Sale” under the applicable Affiliate Borrower Loan Documents, (ii) any settlement of or payment in respect of any property owned by any Affiliate Borrower Group Member, (iii) receipt by any Affiliate Borrower Group Member of any amount as a result of a purchase price adjustment or similar event in connection with any acquisition of Property by such Affiliate Borrower Group Member or (iv) any casualty insurance claim or any condemnation proceeding relating to any asset of any Affiliate Borrower Group Member, if and to the extent such claim or proceeding constitutes a “Recovery Event” under the applicable Affiliate Borrower Loan Documents.
          “Affiliate Borrower Credit Agreements”: the collective reference to the Affiliate Borrower I-A Credit Agreement, Affiliate Borrower I-B Credit Agreement, the Affiliate Borrower I-B Parent Credit Agreement, the Affiliate Borrower II Credit Agreement and, prior to the repayment in full of the Development Term Loans, the Development Loan Credit Agreement.
          “Affiliate Borrower Group Members”: the collective reference to the Affiliate Guarantor II, the Affiliate Borrowers and their respective Subsidiaries.
          “Affiliate Borrower Loan Documents”: collectively, the Affiliate Borrower I-A Loan Documents, Affiliate Borrower I-B Loan Documents, the Affiliate Borrower I-B Parent Loan Documents, the Affiliate Borrower II Loan Documents and, prior to the repayment in full of the Development Term Loans, the Development Loan Documents.
          “Affiliate Borrower Net Cash Proceeds”: with respect to any Affiliate Borrower Group Member (a) in connection with any event specified in clause (i) or (ii) of the definition of “Affiliate Borrower Asset Sale Event”, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Affiliate Borrower Asset Sale Event, net of direct transaction costs paid or payable as a result of such Affiliate Borrower Asset Sale Event (including, without limitation, attorneys’, accountants’, investment banking, brokers’ and consultants’ fees and expenses, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted under the applicable Affiliate Borrower Loan Documents on any asset which is the subject of such Affiliate Borrower Asset Sale Event) and other customary fees and expenses actually incurred in connection therewith and net of any real estate transfer taxes with respect to the Asset Sale that are imposed on the Affiliate Borrower Group Member that Disposed of such Property, and the income or gains tax with respect to such Asset Sale that would be imposed on the Affiliate Borrower Group Member that Disposed of such Property if such Affiliate Borrower Group Member were taxable as a corporation that is not consolidated, combined or otherwise a member of a unitary group with any other entity, taking into account any net losses and/or deductions of such Affiliate Borrower Group Member incurred in the taxable year of such sale; (b) in connection with any event specified in clause (iii) of the definition of “Affiliate Borrower Asset Sale Event”, the cash amount thereof, net of any expenses incurred in the collection thereof; (c) in connection with any event specified in clause (iv) of the definition of “Affiliate Borrower Asset Sale Event”, the cash proceeds thereof, less any actual and reasonable costs incurred and paid or payable by such Affiliate Borrower Group Member in connection with (x) attorneys’ and consultants’ fees and expenses in connection with the adjustment or settlement of any claims in respect thereof, (y) restoration work whether or not required by any casualty insurance policy or as a result of a condemnation and (z) any amounts paid or required to be applied to the repayment of Indebtedness (including the fees and charges of the lender thereunder) secured by a Lien expressly permitted under the applicable Affiliate Borrower Loan Documents on any asset which is the subject of such Affiliate Borrower Asset Sale Event; and (d) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of (1) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith (including breakage costs), (2) with respect to any Indebtedness incurred to acquire an asset, the purchase price (together with all related fees and expenses related to such acquisition) of such asset and (3) with respect to any Indebtedness incurred to refinance any Indebtedness permitted by Section 7.2 of the applicable Affiliate Borrower Credit Agreement, any amounts paid or required to be applied to the repayment of such Indebtedness (including (i) the fees and charges of the lender thereunder and (ii) any reserve accounts provided thereunder against any liabilities retained by the applicable Affiliate Borrower Group Member), provided that, (x) solely with respect to any Indebtedness incurred in accordance with Section 7.2(m) of the applicable Affiliate Borrower Credit Agreement, the Affiliate Borrower Net Cash Proceeds of such Indebtedness shall exclude amounts borrowed to restore any existing Operating Property owned by the related Affiliate Borrower and (y) solely with respect to any Construction Related Indebtedness incurred in accordance with Section 7.2(m) of the applicable Affiliate Borrower Credit Agreement, the Affiliate Borrower Net Cash Proceeds of such Indebtedness shall exclude amounts borrowed to finance development expenses of the related Real Estate Under Construction. For the avoidance of doubt, the Affiliate Borrower Net Cash Proceeds for any Affiliate Borrower Asset Sale Event determined pursuant to clause (a) above shall be net of any reserves established by the applicable Affiliate Borrower Group Member against liabilities retained by such Affiliate Borrower Group Member in connection with such Affiliate Borrower Asset Sale Event to the extent required by GAAP or the applicable sales contract, provided that, upon the release of any such reserves in favor of such Affiliate Borrower Group Members, the amount of such released reserves shall be applied to prepay the Loans and/or cash collateralize the outstanding Letters of Credit in accordance with Section 2.12(d).
          “Affiliate Borrower Reinvestment Event”: with respect to any Affiliate Borrower Group Member, a “Reinvestment Event” as defined in the applicable Affiliate Borrower Loan Document.
          “Affiliate Borrower Reinvestment Notice”: a written notice executed on behalf of the relevant Affiliate Borrower by the chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, treasurer or controller of such Affiliate Borrower, delivered to Secured Note LLC or the Borrower, as applicable, in accordance with the applicable Affiliate Borrower Loan Documents (and delivered by Secured Note LLC or the Borrower, as applicable, to the Administrative Agent pursuant to Section 2.12(d) or 6.2(g)).
          “Affiliate Borrower Reinvestment Prepayment Amount”: with respect to any Affiliate Borrower Reinvestment Event, (a) the Reinvestment Deferred Amount relating thereto less (b) any amount expended prior to the relevant Affiliate Borrower Reinvestment Prepayment Date for Permitted Reinvestments. The amount expended in accordance with clause (b) of the preceding sentence may include, without duplication, amounts expended at any time after the Closing Date and prior to such Affiliate Borrower Reinvestment Event for Permitted Reinvestments.
          “Affiliate Borrower Reinvestment Prepayment Date”: with respect to any Affiliate Borrower Reinvestment Event, the earlier of (a) the date occurring six months after such Affiliate Borrower Reinvestment Event; provided that, such date shall be extended until the date that is nine months after such Affiliate Borrower Reinvestment Event if the applicable Affiliate Borrower or any of its Subsidiaries has entered into a legally binding agreement to acquire assets useful in such Affiliate Borrower’s and its Subsidiaries’ business within six months after such Affiliate Borrower Reinvestment Event; and (b) the date on which the applicable Affiliate Borrower or an Affiliate Borrower’s Subsidiary shall have determined not to, or shall have otherwise ceased to, use all or any portion of the relevant Reinvestment Deferred Amount for Permitted Reinvestments.
          “Affiliate Borrowers”: collectively, the Affiliate Borrower I-A, Affiliate Borrower I-B, Affiliate Borrower I-B Parent, the Affiliate Borrower II and, prior to the repayment in full of the Development Term Loans, the Development Borrower.
          “Affiliate Guarantor II”: collectively, Tishman Speyer Archstone-Smith Multifamily Holdings II, L.P., a Delaware limited partnership, and Tishman Speyer Archstone-Smith Multifamily Holdings II (Borrower) GP, L.L.C., a Delaware limited liability company.
          “Affiliate Lender”: any Parent/Affiliate Guarantor other than the Principal Guarantor, the Nominee GP Guarantor and the Nominee Guarantor.
          “Affiliate Lender Subordination Agreement”: the subordination agreement to be entered into by the Affiliate Lenders in their capacity as the lenders under their respective Subordinated Affiliate Notes Payable in favor of the Administrative Agent for the benefit of the Lenders, pursuant to which the Affiliate Lenders agree to subordinate the obligations of the Borrower to the Affiliate Lenders under the Subordinated Affiliate Notes Payable to the Obligations, in form and substance reasonably satisfactory to the Administrative Agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
          “Affiliate Revolving Note Borrowers”: collectively, (i) the OC/SD JV Holdings LLC, (ii) Secured Note LLC, (iii) the Future Affiliate REITS, (iv) after the NTPA LLC Redemption Date, NTPA LLC, (v) after the Smith LLC Redemption Date, Smith LLC, (vi) Holdings I-A, and (vii) Holdings I-B.

          “Affiliate Revolving Notes”: a collective reference to each revolving note, to be made by an Affiliate Revolving Note Borrower, as borrower, in favor of the Borrower, as lender, in form and substance reasonably satisfactory to the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
          “Agents”: the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.
          “Agreement”: this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.
          “Agreement Regarding Debtor/Creditor Relationship”: the Agreement Regarding Debtor/Creditor Relationship, dated as October 5, 2007, by and among the Parent/Affiliate Guarantors, the Borrower and each Subsidiary Guarantor to and for the benefit of Lehman Commercial Paper Inc., as a Lender and as Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.
          “Applicable JV Investment Percentage”: on any date of determination, (x) if, on such date, the Tranche A Term Loans are outstanding or the Borrower is not in compliance with the Required Ratios, 15%, and (y) if on such date the Tranche A Term Loans have been repaid in full and the Borrower is in compliance with the Required Ratios, 30%.
          “Applicable Margin”: for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

	Base Rate
	Loans	Eurodollar Loans
Revolving Credit Facility (including Swing Line Loans)	2.00%	3.00%
Tranche A Term Loan Facility	2.00%	3.00%
Tranche B Term Loan Facility	2.25%	3.25%
; provided that, (i) on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, the Applicable Margins with respect to Revolving Credit Loans and Swing Line Loans will be determined pursuant to the Pricing Grid and (ii) the Applicable Margins set forth above shall be increased by 1.00% during any Cure Period.

          “Applicable Party”: each of (i) the Borrower, (ii) OC/SD JV Holdings LLC, (iii) after the NTPA LLC Redemption, NTPA LLC, and (iv) after the Smith LLC Redemption, Smith LLC.
          “Applicable Prepayment Percentage”: on any date of determination, (x) if, on such date, the Tranche A Term Loans are outstanding or the Borrower is not in compliance with the Required Ratios, 100%, and (y) if on such date the Tranche A Term Loans have been repaid in full and the Borrower is in compliance with the Required Ratios, 25%.
          “Applicable Reinvestment Percentage”: on any date of determination, (x) 50%, if on such date, the Applicable Prepayment Percentage is 100%, and (y) 0%, if on such date, either the Applicable Prepayment Percentage is 25% or the aggregate amount of Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds and Distributable Affiliate Proceeds applied to repay the Term Loans, the Revolving Credit Loans and the Swing Line Loans in accordance with Sections 2.12(c) and 2.12(d) on and prior to such date is less than $500,000,000.
          “Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.
          “Appraisal”: (i) for each Operating Property (other than Construction-in-Process) owned or leased by the Combined Group Members on the Effective Date, the most recent of either a Full Appraisal or, to the extent a Full Appraisal has been previously delivered, a Summary Appraisal, in each case, delivered pursuant to Section 5.1(s) of the Existing Credit Agreement and Section 6.12 and (ii) for each Operating Property that ceases to be Construction-in-Process after the Effective Date, the most recent of either a Full Appraisal delivered after such Operating Property ceased to be Construction-in-Process or, to the extent a Full Appraisal has been previously delivered after such Operating Property ceased to be Construction-in-Process, a Summary Appraisal delivered pursuant to Section 6.12.
          “Appraisal Trigger Event”: with respect to any Operating Property, for any fiscal quarter of such Operating Property, (i) Operating Property EBITDA for such Operating Property decreases by 5% or more from Operating Property EBITDA for such Operating Property from the immediately preceding fiscal quarter, or (ii) such Operating Property loses tenants paying rent under executed leases representing 5% or more of the total number of units as at the last day of the immediately preceding fiscal quarter.
          “Appraised Value”: with respect to any Operating Property on any date (the “Value Determination Date”), the value of such Operating Property on the Value Determination Date as set forth in the most recent Appraisal for such Operating Property delivered on the Closing Date or pursuant to Section 6.12 and, with respect to each Operating Property that ceases to be Construction-in-Process after the Effective Date, the most recent Appraisal delivered by the Borrower to the Administrative Agent.
          “Appraiser”: CB Richard Ellis, Inc., Cushman Wakefield Real Estate or such other independent appraisal firm selected by the Borrower and reasonably acceptable to the Administrative Agent.

          “Approved Projected Costs”: for any Real Estate Under Construction, the aggregate amount of projected costs to acquire and develop the related Real Property set forth in a budget in form and approved by the Administrative Agent; provided that, the Administrative Agent shall be deemed to have approved any budget or adjustments thereto which have been approved by the lender of the applicable Construction Related Indebtedness.
          “Arrangers”: as defined in the preamble hereto.
          “ASOT Group Members”: a collective reference to each of the Parent/Affiliate Guarantors, the Borrower and each of their respective Subsidiaries (other than the Affiliate Borrower Group Members).
          “ASOT Preferred Stock”: collectively, (i) the Series O Preferred Units, the Series P Preferred Units, the Series Q-1 Preferred Units, the Series Q-2 Preferred Units and the Series I Preferred Units (each, as defined in the ASOT Trust Agreement), (ii) the Holdings Series A Preferred Units and (iii) the Holdings Series I Preferred Units.
          “ASOT Trust Agreement”: collectively, (i) the Articles of Amendment and Restatement of Archstone-Smith Operating Trust effective as of October 5, 2007, (ii) the Articles Supplementary of Archstone-Smith Operating Trust relating to the Series O Preferred Units effective as of October 4, 2007, (iii) the Articles Supplementary of Archstone-Smith Operating Trust relating to the Series P Preferred Units effective as of October 4, 2007 and (iv) the Articles Supplementary of Archstone-Smith Operating Trust relating to the Series Q Preferred Units effective as of October 4, 2007, in each case, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Asset Dispositions”: a collective reference to the Holdings I LP Asset Disposition, the Holdings II LP Asset Disposition and the OC/SD JV LLC Asset Disposition.
          “Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (g), (h), (j), (k), (l) or (m) of Section 7.5) which yields gross proceeds to any ASOT Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000 in any fiscal year, provided that, 100% of any principal or interest payments received with respect to Mezzanine Notes Receivable shall be deemed to be an Asset Sale for the purposes of Section 2.12 regardless if any such payment is less than $500,000 and the Borrower shall apply such principal and interest payments received in accordance with Section 2.12 on the earlier of (x) the last Business Day of each calendar month and (y) the date on which the aggregate amount of such payments which have not yet been applied in accordance with Section 2.12 is equal to or exceeds $500,000.
          “Assignee”: as defined in Section 10.6(c).
          “Assignment and Acceptance”: as defined in Section 10.6(c).
          “Assignor”: as defined in Section 10.6(c).

          “ASTM”: the American Society for Testing & Materials.
          “Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.
          “Base Rate”: for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the Reuters Screen RTRTSY1 Page (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the Reuters Screen RTRTSY1 Page), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.
          “Benefitted Lender”: as defined in Section 10.7.
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Bond Documents”: when used in connection with any Bond L/C, those certain Bonds or other certificates of indebtedness with respect to which such Bond L/C has been issued as credit support, together with any remarketing agreement, trust indenture, purchased bond custody agreement, funding agreement, pledge agreement, and other documents executed pursuant to or in connection with such Bonds or other certificates of indebtedness, and all amendments or supplements thereto (but not increases thereof).
          “Bond L/C Reimbursement Obligation”: the Reimbursement Obligation for any Bond L/C drawn by the applicable trustee to repay the related Bonds in full in connection with the Disposition of any Operating Property owned by the ASOT Group Member who is obligated to pay such related Bonds, provided that, such Disposition is consummated in accordance with Section 7.5(e).
          “Bond L/Cs”: the letters of credit identified as “Bond L/Cs” on Schedule 3.6 and any Letter of Credit issued to replace any letter of credit identified on Schedule 3.6 on the Effective Date.
          “Bonds”: the bonds identified as “Bonds” on Schedule 3.6.

          “Borrower”: as defined in the preamble hereto.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
          “Borrower Merger”: the merger of River Trust Acquisition (MD), LLC, a Maryland limited liability company, with and into the Borrower with the Borrower as the surviving entity, occurring prior to the Closing Date pursuant to the Merger Agreement.
          “Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Administrative Agent.
          “Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “CapEx Controlled”: with respect to any Joint Venture directly and indirectly owned by the Combined Group Members, the ability of the Combined Group Members, directly or indirectly, to control all decisions relating to Renovation Capital Expenditures without the consent of any other Person.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets (other than Real Property) or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds or proceeds from a casualty event or condemnation proceeding shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds or such casualty event or condemnation proceeds, as the case may be (but shall at no time be greater than the amount required by GAAP to be included or reflected by such capital assets on the balance sheet of the applicable Person).
          “Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
          “Change of Control”: the occurrence of any of the following events: (a) the Permitted Investors shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Guarantor 1 GP, Guarantor 2 GP and the Additional Parent Guarantors (in each case, determined on a fully diluted basis); (b) TSREV and its respective Affiliates shall cease to own of record and beneficially partnership interests of each of Guarantor 1, Guarantor 2 and the Additional Parent Guarantors equal to at least 4.9% of the partnership interests of Guarantor 1, Guarantor 2 and the Additional Parent Guarantors, taken as a whole; (c) the board of directors of Guarantor 1 GP, Guarantor 2 GP or any Additional Parent Guarantor shall cease to consist of a majority of Continuing Directors; (d) Guarantor 1 GP shall (i) fail to control, directly or indirectly, the general partner of Guarantor 1 or (ii) fail to control the management and policies of Guarantor 1; (e) Guarantor 2 GP shall (i) fail to control, directly or indirectly, the managing member of Guarantor 2 or (ii) fail to control the management and policies of Guarantor 2; (f) the Financial Reporting Parties, collectively, shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock (other than REIT Preferred Stock) of Holdings and, prior to any Disposition of such Capital Stock permitted by Section 7.5, Holdings I-A, Holdings I-B, Holdings II, NTPA LLC, Smith LLC, Secured Note LLC and OC/SD JV Holdings LLC, in each case free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (g)(1) Holdings, (2) prior to the NTPA LLC Redemption Date, NTPA LLC and (3) prior to the Smith LLC Redemption Date, Smith LLC, collectively, shall cease to own and control of record and beneficially, directly, 100% of each class of outstanding Capital Stock (other than the ASOT Preferred Stock) of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement).
          “Clinton Green Letters of Credit”: collectively, (i) Irrevocable Direct Pay Letter of Credit Number 68012274 issued by Bank of America, N.A. to U.S. Bank National Association , as trustee in the amount of $148,643,179 dated May 11, 2006 for Clinton Green North, LLC as borrower and (ii) Irrevocable Direct Pay Letter of Credit Number 68012623 issued by Bank of America, N.A. to U.S. Bank National Association , as trustee in the amount of $122,858,137 dated May 11, 2006 for Clinton Green South, LLC as borrower.
          “Closing Date”: October 5, 2007.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Combined Current Assets”: of the Combined Group Members at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a combined balance sheet of the Combined Group Members at such date plus the Combined Group Members’ pro-rata share of such amounts from their Unconsolidated Joint Ventures.
          “Combined Current Liabilities”: of the Combined Group Members at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a combined balance sheet of such Combined Group Members at such date plus the Combined Group Members’ pro-rata share of such amounts from their Unconsolidated Joint Ventures, but excluding (a) the current portion of any Funded Debt of the Combined Group Members and (b) without duplication, with respect to the Borrower, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans, to the extent otherwise included therein.
          “Combined Debt Service”: for any period, an amount equal to (x) the sum (without duplication) of (a) Combined Interest Expense for such period, (b) scheduled payments made during such period on account of principal of Indebtedness (other than the Tranche A Term Loans) of the Combined Group Members, other than balloon payments of principal due upon the stated maturity of any such Indebtedness or similar principal payment which repays or discharges such Indebtedness in full and (c) the Combined Group Members’ pro-rata share of all expenses and payments referred to in the preceding clauses (a) and (b) from their Unconsolidated Joint Ventures minus (y) the aggregate amount on deposit in the Interest Reserve Account on the last day of such period minus (z) the aggregate amount of Interest Reserve Withdrawals during such period.
          “Combined Debt Service Coverage Ratio”: for any period, the ratio of (a) Combined EBITDA for such period to (b) Combined Debt Service for such period.

          “Combined EBITDA”: of the Combined Group Members for any period, Combined Net Income of the Combined Group Members for such period plus, without duplication and to the extent reflected as a charge in the statement of such Combined Net Income for such period, the sum of (a) income tax expense, (b) interest expense of such Combined Group Members, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Combined Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges, (g) the Combined Group Members’ pro-rata share of Combined EBITDA from their Unconsolidated Joint Ventures, (h) costs and expenses directly incurred in connection with the Mergers, and (i) the amount of the Administration Fees accrued during such period and deducted in calculating Combined Net Income, and minus, to the extent included in the statement of such Combined Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining such Combined Net Income and excluding any interest income attributed to the Mezzanine Notes Receivable), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Combined Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income and (d) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Combined Net Income, all as determined on a consolidated basis.
          For the purposes of determining compliance with the financial covenants set forth in Section 7.1 at the end of any fiscal quarter or to determine the Interest Reserve Debt Service Coverage Ratio or the Interest Reserve Withdrawal Ratio for FQ4 2007, FQ1 2008, FQ2 2008 and FQ3 2008, Combined EBITDA for FQ4 2007 shall be deemed to be an amount equal to (x) Combined EBITDA for November 2007 and December 2007 multiplied by (y) 3/2.
          For the purposes of determining compliance with the Combined Debt Service Coverage Ratio set forth in Section 7.1 at the end of any fiscal quarter, Combined EBITDA for such quarter shall be deemed to be increased by an amount equal to the Specified Equity Contribution, provided that, the amount of the Specified Equity Contribution applied pursuant to this definition shall be no greater than an amount required to cause the Borrower to be in compliance with the Combined Debt Service Coverage Ratio set forth in Section 7.1.
          “Combined Group Members”: collectively, the Affiliate Borrower Group Members and the ASOT Group Members.
          “Combined Interest Expense”: of the Combined Group Members for any period, net interest expense (including that attributable to Capital Lease Obligations and excluding (i) interest that is capitalized in accordance with GAAP and (ii) any interest income attributed to the Mezzanine Notes Receivable) of the Combined Group Members for such period with respect to all outstanding Indebtedness of the Combined Group Members (including, without limitation, all commissions, discounts and other fees and charges owed by the Combined Group Members with respect to letters of credit and bankers’ acceptance financing and net costs of the Combined

Group Members under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) plus the Combined Group Members’ pro-rata share of such amounts from their Unconsolidated Joint Ventures. For the avoidance of doubt, “net interest expense” shall (x) include the effect of any Hedge Agreement entered into by the Combined Group Members and (y) be reduced by interest income from cash and Eligible QI Cash and QI Investments to the extent recognized by the Combined Group Members.
          “Combined Leverage Ratio”: on any date of determination, the ratio of (a) Combined Total Debt on such date to (b) Gross Asset Value as at the last day of the most recent fiscal quarter ending prior to such date for which financial statements are available.
          “Combined Net Income”: of the Combined Group Members for any period, the combined net income (or loss) of the Combined Group Members for such period, determined on a combined basis; provided that, in calculating Combined Net Income of the Combined Group Members for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of a Parent/Affiliate Guarantor) in which any Parent/Affiliate Guarantor or any of their respective Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Parent/Affiliate Guarantor or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of any Parent/Affiliate Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary. For the avoidance of doubt, to the extent deducted in arriving at “Combined Net Income” as defined hereunder, minority interests in consolidated subsidiaries and payments made or accrued on the ASOT Preferred Stock shall be added back in computing “Combined Net Income”.
          “Combined Total Debt”: at any date, an amount equal to (i) the aggregate principal amount of all Indebtedness of the Combined Group Members at such date plus (ii) the Combined Group Members’ pro-rata share of Indebtedness of their Unconsolidated Joint Ventures at such date minus (iii) the aggregate amount on deposit in the Interest Reserve Account, the Exchangeable Notes Escrow Account and the Expense Reserve Account on such date minus (iv) the aggregate amount of cash deposited as Collateral pursuant to Sections 2.12(j) and 2.12(k) minus (v) without duplication, any cash or Cash Equivalents (other than prepaid rents and security deposits made under tenant leases) held by the Combined Group Members as of such date. For the avoidance of doubt, “Combined Total Debt” shall not include the face amount of obligations, contingent or otherwise, under any acceptance, letter of credit, surety bond or similar facilities to the extent such acceptance, letter of credit, surety bond or similar facility was issued to support or back-stop any other obligation included in Combined Total Debt.
          “Combined Working Capital”: at any date, the difference of (a) Combined Current Assets on such date less (b) Combined Current Liabilities on such date.

          “Commitment”: with respect to any Lender, each of the Additional Tranche B Term Loan Commitment, the Revolving Credit Commitment and the Incremental Term Loan Commitment of such Lender.
          “Commitment Fee Rate”: 1/2 of 1% per annum.
          “Commitment Increase Supplement”: as defined in Section 2.29(c).
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Company”: Archstone-Smith Trust, a Maryland real estate investment trust.
          “Completed Property”: any Operating Property (or phase of an Operating Property) that is Construction-in-Process until the completion of such Operating Property (or phase thereof) as evidenced by the issuance of a temporary or permanent certificate of occupancy (whichever occurs first) for such Operating Property or any phase thereof.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer, on behalf of the Borrower substantially in the form of Exhibit B.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated September, 2007 and furnished to the initial Lenders in connection with the syndication of the Facilities.
          “Construction-in-Process”: on any date of determination, all Real Properties that are under construction or with respect to which construction is reasonably anticipated to commence during the period of six full fiscal quarters immediately following such date that are not Completed Properties.
          “Construction-in-Process Value”: on any date of determination, for any Person and its Subsidiaries on a consolidated basis, the aggregate amount of all cash expenditures for land and improvements (including indirect costs internally allocated and development costs) on all Construction-in-Process. “Construction-in-Process Value” shall include, without limitation, land and other capitalizable costs with respect to which such Person is engaging in pre-development work or is in the development or construction permitting process.
          “Construction Related Indebtedness”: Indebtedness incurred to finance construction of specific Real Estate Under Construction and which is secured by such Real Estate Under Construction.
          “Continuing Directors”: the directors of Guarantor 1 GP or Guarantor 2 GP, as applicable, on the Effective Date, and each other director of Guarantor 1 GP or Guarantor 2 GP, as applicable, if, in each case, such other director’s nomination for election to the board of directors of Guarantor 1 GP or Guarantor 2 GP, as applicable, is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of the

Permitted Investors in his or her election by the shareholders of Guarantor 1 GP or Guarantor 2 GP, as applicable.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
          “Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Cure Period”: each period commencing on a Test Date and ending on the related Cure Prepayment Date.
          “Cure Prepayment Date”: as defined in Section 2.12(l).
          “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Defaulting Lender”: any Lender that has failed to make any payment required to be made by it pursuant to Section 2.5, 2.7(b), 3.4 or 9.7.
          “Derivatives Counterparty”: as defined in Section 7.6.
          “Development Assets”: all Property securing the Development Loan Credit Agreement.
          “Development Loan Administrative Agent”: the “Administrative Agent” as defined in the Development Loan Credit Agreement.
          “Development Loan Asset Sale”: any Disposition of any Development Property.
          “Development Loan Borrower”: Tishman Speyer Archstone-Smith Multifamily Holding I (Development Borrower), L.P., a Delaware limited partnership.
          “Development Loan Credit Agreement”: the Credit Agreement (Development Loan), dated as of October 5, 2007, among the Development Loan Borrower, as borrower, the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, Barclays Capital Real Estate Inc., as documentation agent, and the Development Loan Administrative Agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Development Loan Intercreditor Agreement.

          “Development Loan Excess Cash Flow”: “Excess Cash Flow” as defined in the Development Loan Credit Agreement.
          “Development Loan Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement (Development Loan), dated as of October 5, 2007, made by the Development Loan Borrower and certain of its Subsidiaries in favor of the Development Loan Administrative Agent for the benefit of the Development Loan Secured Parties, as amended, supplemented or otherwise modified from time to time in accordance with the Development Loan Intercreditor Agreement.
          “Development Loan Intercreditor Agreement”: the Intercreditor Agreement (Development Loan), dated as of October 5, 2007, among the Development Loan Administrative Agent and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
          “Development Loan Documents”: collectively, the Development Loan Credit Agreement, the Development Loan Guarantee and Collateral Agreement, the Development Loan Mortgages and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Development Loan Mortgages”: the “Mortgages” as defined in the Development Loan Credit Agreement.
          “Development Loan Secured Parties”: the “Secured Parties” as defined in the Development Loan Guarantee and Collateral Agreement.
          “Development Property”: the Real Property owned by the Development Loan Borrower or any Combined Group Member and identified as “Development Property” on Schedule 1.1B, as supplemented from time to time in accordance with Section 6.17.
          “Development Term Loans”: the “Loans” as defined in the Development Loan Credit Agreement.
          “Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Distributable Affiliate Proceeds”: as defined in Section 6.16.
          “Documentation Agent”: as defined in the preamble hereto.
          “Dollars” and “$”: dollars in lawful currency of the United States of America.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America, any state thereof or the District of Columbia.

          “Effective Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied which date shall not be later than November 27, 2007.
          “Eligible Land”: land (and any Improvements thereon) which is zoned or, intended by the Combined Group Members to be zoned, for use as a residential rental apartment community or a mixed use community (which includes land zoned for use as a residential rental apartment community).
          “Eligible QI Cash and QI Investments”: on any date of determination, an amount equal to (a) the proceeds from the sale of the Operating Properties by the Combined Group Members which are held by a Qualified Intermediary as cash or Cash Equivalents in a “qualified escrow account” within the meaning of the regulations issued pursuant to Section 1031 of the Code as cash or Cash Equivalents pursuant to an exchange agreement intended for the purposes of implementing a tax deferred exchange transaction under Section 1031 of the Code, minus (b) all costs, expenses and other obligations incurred by or owing to such Qualified Intermediary or any other Person which are to be paid from such qualified escrow account prior to or at the time of the disbursement of the proceeds from such qualified escrow account by the Qualified Intermediary. In the event (i) all or a portion of the cash or Cash Equivalents held by the Qualified Intermediary become subject to any Lien or (ii) the Qualified Intermediary becomes subject to any bankruptcy or insolvency proceedings, then with respect to clause (i) above, the value of the cash or Cash Equivalents subject to such Lien shall be reduced by the principal amount of such Lien, and with respect to clause (ii) above, the cash or Cash Equivalents held by such Qualified Intermediary shall be deemed to be zero dollars.
          “Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, agreements or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.
          “Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ESA”: an environmental site assessment complying with ASTM guidelines dated no earlier than the date that is six months prior to the Closing Date for each of the Operating Properties, together with a letter from the environmental consultant permitting the Administrative Agent and the Lenders to rely on the environmental assessment as if addressed to and prepared for each of them.
          “Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.
          “Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excess Cash Flow”: for any fiscal year of the Financial Reporting Parties, the difference, if any, of (a) the sum, without duplication, of (i) Combined Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Combined Net Income, (iii) the amount of the decrease, if any, in Combined Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Combined Group Members during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Combined Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Parent/Affiliate Guarantors minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Combined Net Income, (ii) the aggregate amount actually paid by the Combined Group Members in cash during such fiscal year on account of Capital Expenditures (minus the principal amount of Indebtedness incurred in connection with such expenditures and minus the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Combined Group Members made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the amount of the increase, if any, in Combined Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Combined Group Members during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Combined Net Income, (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of any Parent/Affiliate Guarantor, (viii) the amount of any Restricted Payments made during such fiscal year pursuant to Section 7.6(c), (ix) the amount of any Restricted Payment permitted by Section 7.6(g) held in a Financial Reporting Party Deferred Compensation Account, established pursuant to Section 3(b) of the United Award Agreements and (x) the aggregate amount of Development Loan Excess Cash Flow for such fiscal year applied to prepay the Development Term Loans pursuant to Section 2.12 of the Development Loan Credit Agreement.
          “Excess Cash Flow Application Date”: as defined in Section 2.12(e).
          “Exchangeable Notes”: the 4.00% Exchangeable Notes due 2036 issued by the Borrower pursuant to the Exchangeable Notes Indenture.
          “Exchangeable Notes COC Repurchase Date”: the “Fundamental Change Repurchase Date” as defined in the Exchangeable Notes Indenture.
          “Exchangeable Notes Escrow Account”: that certain account established and maintained by the Borrower with the Account Bank for the benefit of the Administrative Agent, for the benefit of the Secured Parties, designated as the “Archstone Smith EN Escrow – Exchangeable Note Escrow Account”, and subject to the Exchangeable Notes Escrow Account Control Agreement.
          “Exchangeable Notes Escrow Account Control Agreement”: the Account Control Agreement (Exchangeable Notes Escrow Account), dated as of the date hereof, among the Administrative Agent, the Borrower and the Account Bank, as amended, supplemented or otherwise modified from time to time.
          “Exchangeable Notes Indenture”: the Third Supplemental Indenture, dated as of July 13, 2006 with U.S. Bank National Association, as trustee as in effect on the date hereof.
          “Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.
          “Existing Credit Agreement”: as defined in the recitals hereto.
          “Existing Issuing Lender”: Bank of America, N.A., as issuer of the Existing Letters of Credit.

          “Existing Letters of Credit”: the “Letters of Credit” issued pursuant to the Existing Credit Agreement and outstanding on the Effective Date.
          “Expense Reserve Account”: that certain account established and maintained by the Borrower with the Account Bank for the benefit of the Administrative Agent, for the benefit of the Secured Parties, designated as the “Archstone Smith CF Expense Reserve – Credit Facility Expense Reserve Account” and subject to the Expense Reserve Account Control Agreement.
          “Expense Reserve Account Control Agreement”: the Account Control Agreement (Expense Reserve Account) dated as of October 5, 2007, among the Administrative Agent, the Borrower and the Account Bank, as amended, supplemented or otherwise modified from time to time.
          “Facility”: each of (a) the Tranche A Term Loans (the “Tranche A Term Loan Facility”), (b) the Tranche B Term Loans made on the Closing Date and the Additional Tranche B Term Loan Commitments and the Additional Tranche B Term Loans made thereunder (the “Tranche B Term Loan Facility”), (c) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”), and (d) each tranche of Incremental Term Loans made pursuant to Section 2.28, if any (each, an “Incremental Term Loan Facility”), to the extent such Incremental Term Loans are not included as Tranche B Term Loans.
          “Fannie Mae Intercreditor Agreements”: collectively, each Intercreditor Agreement, dated as of October 5, 2007, among Lehman Brothers Holdings Inc., Bank of America, N.A. and Barclays Capital Real Estate Inc., collectively, as senior lender, Lehman Brothers Holdings Inc., Bank of America, N.A. and Barclays Capital Real Estate Inc., collectively, as Mezzanine A lender, Lehman Brothers Holdings Inc., Bank of America, N.A. and Barclays Capital Real Estate Inc., collectively, as Mezzanine B lender, and the Administrative Agent, for each of (Pool 1), (Pool 2), (Pool 3), (Pool 4), (Pool 5), (Pool 7), (Pool 8) and (Pool 9), in each case, as amended, supplemented or otherwise modified from time to time.
          “Fannie Mae (Oakwood) Intercreditor Agreement”: the Intercreditor Agreement (Oakwood), dated as of October 5, 2007, among Lehman Brothers Holdings Inc., Bank of America, N.A. and Barclays Capital Real Estate Inc., collectively, as senior lender, and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Financial Reporting Party Deferred Compensation Account”: an account established and maintained by any Financial Reporting Party with a depositary institution pursuant to Section 3(b) of the United Award Agreements. For the avoidance of doubt, any funds held in the Financial Reporting Party Deferred Compensation Account may be released as soon as practicable in accordance with Section 3(b) of the Unit Award Agreements.
          “Financial Reporting Parties”: collectively, Guarantor 1, Guarantor 2 and the Additional Parent Guarantors.
          “FIRREA”: Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “FQ1”, “FQ2”, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the Financial Reporting Parties (e.g., FQ4 2007 means the fourth fiscal quarter of the Financial Reporting Parties’ 2007 fiscal year, which ends December 31, 2007).
          “Freddie Mac Intercreditor Agreements”: collectively, (i) the Intercreditor Agreement (Holdco), dated as of October 5, 2007, among Lehman Brothers Holdings Inc., Bank of America, N.A. and Barclays Capital Real Estate Inc., collectively, as senior lender, Lehman Brothers Holdings Inc., Bank of America, N.A. and Barclays Capital Real Estate Inc., collectively, as Mezzanine A lender, Lehman Brothers Holdings Inc., Bank of America, N.A. and Barclays Capital Real Estate Inc., collectively, as Mezzanine B lender, and the Administrative Agent, and (ii) the Intercreditor Agreement (Sellco), dated as of October 5, 2007, among Lehman Brothers Holdings Inc., Bank of America, N.A. and Barclays Capital Real Estate Inc., collectively, as senior lender, Lehman Brothers Holdings Inc., Bank of America, N.A. and Barclays Capital Real Estate Inc., collectively, as Mezzanine A lender, Lehman Brothers Holdings Inc., Bank of America, N.A. and Barclays Capital Real Estate Inc., collectively, as Mezzanine B lender, and the Administrative Agent, in each case, as amended, supplemented or otherwise modified from time to time.
          “Full Appraisal”: with respect to any Operating Property, a “Full Appraisal Report” prepared in accordance with FIRREA and USPAP, undertaken by an Appraiser, and providing an assessment of the value of such Operating Property.
          “Fund Agreements”: the agreement of limited partnership of each Fund, as in effect on the Effective Date or, in the case of Funds formed after the Effective Date, on the date of such formation.
          “Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section 1.1.
          “Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.
          “Funds”: collectively, (i) Tishman Speyer Archstone-Smith Multifamily JV, L.P., a Delaware limited partnership, (ii) Tishman Speyer Archstone-Smith Multifamily Parallel JV,

L.P., a Delaware limited partnership, (iii) Tishman Speyer Archstone-Smith Multifamily Parallel Fund I JV, L.P., a Delaware limited partnership, (iv) Tishman Speyer Archstone-Smith Multifamily Parallel Fund II JV, L.P., a Delaware limited partnership, and (v) each Additional Fund.
          “Future Affiliate REIT”: any entity formed after the Effective Date all of the Capital Stock (other than REIT Preferred Stock) of which is (i) wholly owned, directly or indirectly, by the Financial Reporting Parties and (ii) pledged as Collateral under the Guarantee and Collateral Agreement and all other applicable provisions of Section 6.10 have been satisfied.
          “Future REIT”: any of Holdings, NTPA LLC, Smith LLC, Secured Note LLC and OC/SD JV Holdings LLC after such Person’s applicable REIT Election Effective Date.
          “GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.
          “German Assets”: collectively, (i) any and all real property located in the country of Germany, including all buildings, improvements and fixtures now or hereafter located thereon, (ii) any and all interests in any Person (other than a Domestic Subsidiary) holding assets in the country of Germany, including, but not limited to those Persons set forth on Schedule 1.1F attached hereto and made a part hereof, and (iii) any and all investments in any investment funds investing in assets noted in clauses (i) and (ii) of this definition.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Gross Asset Value”: on any date of determination, the sum (without duplication) of the following:
     (i) the sum for all Operating Properties (other than Construction-in-Process) of the Appraised Value in effect on such date for each such Operating Property (including any Operating Property which ceases to be Construction-in-Process for which the Borrower has delivered an Appraisal) multiplied by the applicable Ownership Percentage at such time for such Operating Property, plus
     (ii) the GAAP book value of Construction-in-Process Value of the Combined Group Members as at the last day of the fiscal quarter most recently ended for which financial statements are available, plus
     (iii) the GAAP book value of Mezzanine Notes Receivable of the Combined Group Members permitted by Section 7.8(m) of this Agreement and Section 7.8(m) of each of the Affiliate Borrower Credit Agreements as at the last day of the fiscal quarter most recently ended for which financial statements are available, plus

     (iv) the aggregate amount of Eligible QI Cash and QI Investments of the Combined Group Members as of such date, plus
     (v) an amount equal to (x) “management fee income from joint ventures” (as reflected on the combined statements of income of the Combined Group Members) for the period of four fiscal quarters (or, if less, the number of full fiscal quarters subsequent to the Closing Date) most recently ended for which financial statements are available multiplied by (y) eight.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement (ASOT), dated as of October 5, 2007, made by the Parent/Affiliate Guarantors, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantor 1”: as defined in the preamble hereto.
          “Guarantor 1 GP”: Tishman Speyer Archstone-Smith Multifamily (GP), L.P., a Delaware limited partnership.
          “Guarantor 2”: as defined in the preamble hereto.

          “Guarantor 2 GP”: Tishman Speyer Archstone-Smith Multifamily Parallel (GP), L.P., a Delaware limited partnership.
          “Guarantors”: the collective reference to each of the Parent/Affiliate Guarantors and the Subsidiary Guarantors.
          “Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity or currency futures contracts, options to purchase or sell a commodity or currency, or option, warrant or other right with respect to a commodity or currency futures contract or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.
          “Holdings”: as defined in the preamble hereto.
          “Holdings I”: Tishman Speyer Archstone-Smith Multifamily Holdings I, L.P., a Delaware limited partnership.
          “Holdings I LP Asset Disposition”: the purchase of certain real estate assets and equity interests by the Holdings I from the Company pursuant to the Holdings I LP Purchase Agreement for cash on the Closing Date and the contribution of such real estate assets and equity interests by Holdings I to the Development Borrower and the Affiliate Borrower I-B.
          “Holdings I LP Purchase Agreement”: that certain Purchase and Sale Agreement made as of October 5, 2007, by and between the Company, as seller, and Holdings I, as buyer.
          “Holdings I Corp”: as defined in the preamble hereto.
          “Holdings I-A”: Tishman Speyer Archstone-Smith Multifamily Holdings I (Borrower-A), L.P., a Delaware limited partnership.
          “Holdings I-B”: Tishman Speyer Archstone-Smith Multifamily Holdings I (Parent Borrower-B), L.P., a Delaware limited partnership.
          “Holdings II LP Asset Disposition”: the purchase of certain joint venture equity interests by the Affiliate Borrower II from the Company pursuant to the Holdings II LP Purchase Agreement for cash on the Closing Date.
          “Holdings II LP Purchase Agreement”: that certain Purchase and Sale Agreement made as of October 5, 2007, by and between the Company, as seller, and Tishman Speyer Archstone-Smith Multifamily Holdings II, L. P., a Delaware limited partnership, as buyer.
          “Holdings Merger”: the merger of the Company with and into Holdings with Holdings as the surviving entity, occurring on the Closing Date pursuant to the Merger Agreement.

          “Holdings Series A Preferred Units”: the “Series A Preferred Units” as defined in the Holdings Trust Agreement.
          “Holdings Series I Preferred Units”: the “Series I Preferred Units” as defined in the Holdings Trust Agreement.
          “Holdings Trust Agreement”: the Articles of Amendment and Restatement of Tishman Speyer Archstone-Smith Multifamily Series I Trust effective as of October 4, 2007, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Improvements”: all buildings, fixtures, structures, parking areas, landscaping and other improvements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently located thereon and used to the operation thereof, excluding (a) any such items owned by utility service providers, (b) any such items owned by tenants or other third parties unaffiliated with the Combined Group Members or their Subsidiaries and (c) any items of personal property.
          “Incremental Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make an Incremental Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Incremental Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or as the case may be, in the Assignment and Acceptance pursuant to which such lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.
          “Incremental Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.
          “Incremental Term Loan Lenders”: as defined in Section 2.28.
          “Incremental Term Loans”: as defined in Section 2.28.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or third-party services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of others of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the lesser of the fair market value of such property and the aggregate amount of the obligations so secured, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements. The “Indebtedness” of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated. For the avoidance of doubt, “Indebtedness” as defined hereunder shall not include (i) the ASOT Preferred Stock or any accrued distributions, (ii) the obligations of Secured Note LLC under the Secured Contribution Agreement, (iii) prepaid rents or security deposits made under tenant leases or (iv) obligations arising from agreements of the Applicable Parties or any Subsidiary providing for (1) customary indemnification, guarantees or adjustments of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets permitted under this Agreement (except as specified in clause (b) above) or (2) with respect to any syndication of Federal low-income housing tax credits and benefits generated under section 42 of the Code by apartment projects owned by the Applicable Parties or any Subsidiary, indemnification or guarantees of obligations to maintain such tax credits and benefits.
          “Indemnified Liabilities”: as defined in Section 10.5.
          “Indemnitee”: as defined in Section 10.5.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercreditor Agreements”: collectively, (i) the Development Loan Intercreditor Agreement, (ii) the Freddie Mac Intercreditor Agreements, (iii) the Fannie Mae Intercreditor Agreements, (iv) the Fannie Mae (Oakwood) Intercreditor Agreement and (v) each intercreditor agreement delivered to the Administrative Agent pursuant to Section 7.3(v).
          “Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date, the Tranche A Term Loan Maturity Date or the Tranche B Term Loan Maturity Date, as the case may be, shall end on the Revolving Credit Termination Date, the Tranche A Term Loan Maturity Date or the Tranche B Term Loan Maturity Date, as applicable; and
     (3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
          “Interest Reserve Account”: that certain account established and maintained by the Borrower with the Account Bank for the benefit of the Administrative Agent, for the benefit of the Secured Parties, designated as the “Archstone Smith CF Interest Reserve – Credit Facility Interest Reserve Account” and subject to the Interest Reserve Account Control Agreement.
          “Interest Reserve Account Control Agreement”: the Account Control Agreement (Interest Reserve Account) dated as of October 5, 2007, among the Administrative Agent, the Borrower and the Account Bank, as amended, supplemented or otherwise modified from time to time.
          “Interest Reserve Debt Service”: for any period, the sum (without duplication) of (a) Combined Interest Expense for such period, (b) scheduled payments made during such period on account of principal of Indebtedness (other than the Tranche A Term Loans) of the Combined Group Members, other than balloon payments of principal due upon the stated maturity of any such Indebtedness or similar principal payment which repays or discharges such Indebtedness in full and (c) the Combined Group Members’ pro-rata share of all expenses and payments referred to in the preceding clauses (a) and (b) from their Unconsolidated Joint Ventures.
          “Interest Reserve Debt Service Coverage Ratio”: for any period, the ratio of (a) Combined EBITDA for such period to (b) Interest Reserve Debt Service for such period.
          “Interest Reserve True-Up Amount”: as defined in Section 2.25(c).
          “Interest Reserve Withdrawal Ratio”: as defined in Section 2.25(c).
          “Interest Reserve Withdrawals”: as defined in Section 2.25(b).
          “Investments”: as defined in Section 7.8.
          “Issuing Lender”: the Existing Issuing Lender and any Revolving Credit Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such Revolving Credit Lender and the Administrative Agent.
          “Joint Venture”: any Person in which the Parent/Affiliate Guarantors or the Borrower owns, directly or indirectly, Capital Stock (other than publicly traded Capital Stock) and which is not a Wholly Owned Subsidiary of the Parent/Affiliate Guarantors or the Borrower.
          “Joint Venture Property”: each parcel of real property owned or leased by any Joint Venture.
          “LBHI”: Lehman Brothers Holdings Inc.
          “L/C Commitment”: $425,000,000, until the first anniversary of the Closing Date, and $250,000,000 thereafter; provided that, the amount of the L/C Commitment shall be increased by an amount equal to any Letters of Credit issued related to (i) the Clinton Green Letters of Credit or (ii) Clinton Green North, LLC and Clinton Green South, LLC, in an aggregate amount for both clauses (i) and (ii) not exceeding $271,501,316.
          “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
          “L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such letter of Credit.

          “Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates.
          “Lender Addendum”: with respect to any Additional Tranche B Term Loan Lender, a Lender Addendum, substantially in the form of Exhibit I, to be executed and delivered by such Lender on the Effective Date as provided in Section 10.17.
          “Lenders”: as defined in the preamble hereto.
          “Letters of Credit”: as defined in Section 3.1(a).
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Security Documents, the Applications, the Notes, Affiliate Lender Subordination Agreement, the Agreement Regarding Debtor/Creditor Relationship, the Interest Reserve Account Control Agreement, the Exchangeable Notes Escrow Account Control Agreement, Expense Reserve Account Control Agreement, the Administration Fee Agreement, the Intercreditor Agreements and, solely for the purposes of Sections 10.1 and 10.5, the Affiliate Borrower Loan Documents and the Real Estate Purchase Documentation.
          “Loan Parties”: each of the Parent/Affiliate Guarantors, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.
          “Maintenance Capital Expenditures”: for any period, with respect to any Person, the Capital Expenditures of such Person for such period that constitute expenditures for recurring value-retention Capital Expenditures representing costs that are typically incurred on a regular basis during the life of a community, such as expenditures for carpet, vinyl flooring, appliances, mechanical equipment, fixtures, roof replacement, parking lot resurfacing, exterior painting and siding replacement. It is understood and agreed that “Maintenance Capital Expenditures” shall not include (a) Renovation Capital Expenditures, (b) Capital Expenditures incurred in connection with requirements under the Fair Housing Act or the Americans with Disabilities Act, (c) Capital Expenditures representing tenant improvements awarded to any tenant in connection with any commercial or office lease and (d) repair or restoration of major damage to a community that resulted from an event such as a fire, flood, hurricane, earthquake or terrorist event.
          “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of (a) in the case of the Tranche A Term Loan Facility, the aggregate unpaid principal amount of the Tranche A Term Loans, (b) in the case of the Tranche B Term Loan Facility, the aggregate unpaid principal amount of the Tranche B Term Loans, (c) in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the Total Revolving Credit Commitments (or, if the Revolving Credit Commitments are no longer in effect, the Total Revolving Extensions of Credit then outstanding) and (d) in the case of each Incremental Term Loan Facility, if any, to the extent such Incremental Term Loans are not included as Tranche B Term Loans, the aggregate unpaid principal amount of the Incremental Term Loans under such Facility.
          “Majority Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Credit Facility.
          “Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, results of operations or financial condition of the Combined Group Members, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.
          “Material Environmental Amount”: an amount or amounts payable by the Combined Group Members, in the aggregate in excess of $50,000,000 for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products (virgin or unused), polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other materials, substances or forces of any kind, whether or not any such material, substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could reasonably be expected to give rise to liability under any Environmental Law.
          “Merger Agreement”: the Agreement and Plan of Merger, dated as of May 28, 2007, among River Holding LP, a Delaware limited partnership, River Acquisition (MD), LP, a Maryland limited partnership, the Borrower, the Company and River Trust Acquisition (MD), LLC, a Maryland limited liability company, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Merger Documentation”: collectively, the Merger Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith (other than agreements solely between the LBHI and TSREV), in each case, as amended, supplemented or otherwise modified from time to time.
          “Mergers”: collectively, the Borrower Merger and the Holdings Merger.
          “Mezzanine Facilities”: the mezzanine loan facilities entered into pursuant to the Mortgage/Mezzanine Documents.
          “Mezzanine Notes Receivable”: mezzanine notes receivable, including interest payments thereunder, issued in favor of any Combined Group Member by any Person (other than by an Affiliate of any Combined Group Member, including the Affiliate Borrower Credit Agreements).
          “Mezzanine Notes Receivable Leverage Ratio”: on any date of determination, for each Mezzanine Notes Receivable, the ratio of (a) the aggregate principal amount of

Indebtedness incurred in connection with any investment in such Mezzanine Notes Receivable at such date to (b) the outstanding principal amount of such Mezzanine Notes Receivable on such date.
          “Moody’s”: Moody’s Investors Service, Inc.
          “Mortgage/Mezzanine Borrower”: any Wholly Owned Subsidiary of the Borrower that is a borrower under the Mortgage/Mezzanine Facilities.
          “Mortgage/Mezzanine Documents”: each of the documents set forth on Schedule 1.1C hereto.
          “Mortgage/Mezzanine Facilities”: the mortgage and mezzanine loan facilities entered into pursuant to the Mortgage/Mezzanine Documents.
          “Mortgaged Properties”: the real properties listed on Schedule 1.1A, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.
          “Mortgages”: each of the mortgages, deeds of trust and deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, net of (1) direct transaction costs paid or payable as a result of such Asset Sale (including, without limitation, attorneys’, accountants’, investment banking, brokers’ and consultants’ fees and expenses, (2) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale (other than any Lien pursuant to a Security Document), including, without limitation any Bond L/C Reimbursement Obligation (whether or not secured by a Lien), (3) other customary fees and expenses actually incurred in connection therewith, (4) any real estate transfer taxes with respect to the Asset Sale that are imposed on the ASOT Group Member that Disposed of such Property, and the income or gains tax with respect to such Asset Sale that would be imposed on the ASOT Group Member that Disposed of such Property if such ASOT Group Member were taxable as a corporation that is not consolidated, combined or otherwise a member of a unitary group with any other entity, taking into account any net losses and/or deductions of such ASOT Group Member incurred in the taxable year of such sale, and (5) any tax indemnity payments due and payable to any holder of the ASOT Preferred Stock as a result of such Asset Sale, (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of

(1) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith (including breakage costs), (2) with respect to any Indebtedness incurred to acquire an asset, the purchase price (together with all related fees and expenses related to such acquisition) of such asset and (3) with respect to any Indebtedness incurred to refinance any Indebtedness permitted by Section 7.2, any amounts paid or required to be applied to the repayment of such Indebtedness (including (i) the fees and charges of the lender thereunder and (ii) any reserve accounts provided for thereunder against liabilities retained by the applicable ASOT Group Member), provided that, (x) solely with respect to any Indebtedness incurred in accordance with Section 7.2(l), the Net Cash Proceeds of such Indebtedness shall exclude amounts borrowed to restore any existing Operating Property owned by the ASOT Group Members and (y) solely with respect to any Construction Related Indebtedness incurred in accordance with Section 7.2(m), the Net Cash Proceeds of such Indebtedness shall exclude amounts borrowed to finance development expenses of the related Real Estate Under Construction, (c) in connection with any Purchase Price Refund, the cash amount thereof, net of any expenses incurred in the collection thereof and (d) in connection with any Recovery Event, the cash proceeds thereof, less any actual and reasonable costs incurred and paid or payable by such ASOT Group Member in connection with (x) attorneys’ and consultants’ fees and expenses in connection with the adjustment or settlement of any claims in respect thereof, (y) restoration work whether or not required by any casualty insurance policy or as a result of a condemnation and (z) any amounts paid or required to be applied to the repayment of Indebtedness (including the fees and charges of the lenders thereunder) secured by a Lien expressly permitted hereunder on any asset which is the subject of such Recovery Event. Solely with respect to any Disposition by NTPA LLC and its Subsidiaries after the NTPA LLC Redemption or Smith LLC and its Subsidiaries after the Smith LLC Redemption, the aggregate Net Cash Proceeds determined in accordance with clause (a) or (d) of the preceding sentence shall also be net of the Release Price for the applicable NTPA LLC Asset or Smith LLC Asset paid to the Lenders in accordance with Section 6.10(e) and previously applied to the prepayment of the Loans in accordance with Section 2.12(c). For the avoidance of doubt, the Net Cash Proceeds for any Asset Sale determined pursuant to clause (a) above shall be net of any reserves established by the applicable ASOT Group Member against liabilities retained by such ASOT Group Member in connection with such Asset Sale to the extent required by GAAP or the applicable sales contract, provided that, upon the release of any such reserves in favor of such ASOT Group Members, the amount of such released reserves shall be applied to prepay the Loans and/or cash collateralize the outstanding Letters of Credit in accordance with Section 2.12(c).
          “New Revolving Credit Lender”: as defined in Section 2.29(b).
          “Nominee GP Guarantor”: as defined in the preamble hereto.
          “Nominee Guarantor”: as defined in the preamble hereto.
          “Non-Consenting Lender”: as defined in Section 2.24.
          “Non-Excluded Taxes”: as defined in Section 2.20(a).

          “Non-Recourse Subsidiary Borrower”: a Subsidiary of any Applicable Party that is a special purpose entity whose only assets are the assets securing Indebtedness incurred in accordance with Section 7.2(l).
          “Non-U.S. Lender”: as defined in Section 2.20(d).
          “Note”: any promissory note evidencing any Loan.
          “NTPA LLC”: as defined in the preamble hereto.
          “NTPA LLC Assets”: the real property assets known as the “T=7 Non-Tax Protected Assets” and the direct equity interests related thereto.
          “NTPA LLC Redemption”: the redemption by the Borrower after the second anniversary of the Closing Date of all the Borrower common units held by NTPA LLC in exchange for all or a portion of the NTPA LLC Assets.
          “NTPA LLC Redemption Date”: the date on which the NTPA LLC Redemption is consummated.
          “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.
          “OC/SD JV Holdings LLC”: as defined in the preamble hereto.
          “OC/SD JV LLC”: as defined in the preamble hereto.
          “OC/SD JV LLC Asset Disposition”: the purchase of certain real estate assets and equity interests by OC/SD JV LLC from the Company pursuant to the OC/SD JV LLC Purchase Agreement for cash on the Closing Date.

          “OC/SD JV LLC Purchase Agreement”: that certain Purchase and Sale Agreement made as of October 5, 2007, by and between the Company, as seller, and OC/SD Partners LP, a Delaware limited partnership, as buyer.
          “Operating Properties”: collectively, the Owned Properties and the Joint Venture Properties.
          “Operating Property EBITDA”: of any Operating Property for any period, Operating Property Net Income of the relevant Property Owner for such period plus, without duplication and to the extent reflected as a charge in the statement of such Operating Property Net Income for such period, the sum of (a) income tax expense, (b) interest expense of such Property Owner, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Operating Property Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges, and minus, to the extent included in the statement of such Operating Property Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining such Operating Property Net Income), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Operating Property Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income and (d) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Operating Property Net Income, provided that, the Operating Property EBITDA of any Operating Property shall exclude Operating Property EBITDA attributable to any other Operating Property owned by such Property Owner.
          “Operating Property Net Income”: of any Property Owner for any period, the combined net income (or loss) of such Property Owner for such period, determined on a combined basis.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Owned Properties”: each parcel of real property owned or leased by the Combined Group Members.
          “Ownership Percentage”: with respect to any Operating Property (or any Joint Venture that owns, directly or indirectly, any Capital Stock of the Property Owner that owns or leases such Operating Property) at any time, the percentage of the total outstanding Capital Stock of the Property Owner with respect to such Operating Property held directly and indirectly by the applicable Person.

          “Parent/Affiliate Guarantors”: each of (i) the Parent Guarantors, (ii) the Additional Parent Guarantors, (iii) Holdings I Corp, (iv) prior to the NTPA LLC Redemption, NTPA LLC, (v) prior to the Smith LLC Redemption, Smith LLC, and (vi) Secured Note LLC.
          “Parent Guarantors”: each of (i) Guarantor 1, (ii) Guarantor 2, (iii) the Principal Guarantor, (iv) the Nominee GP Guarantor, (v) the Nominee Guarantor, (vi) Holdings, (vii) prior to the NTPA LLC Redemption, NTPA LLC, (viii) prior to the Smith LLC Redemption, Smith LLC, (ix) OC/SD JV Holdings LLC, (x) OC/SD JV LLC and (xi) the Additional Parent Guarantors.
          “Participant”: as defined in Section 10.6(b).
          “Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Investors”: LBHI and/or TSREV and their respective Affiliates.
          “Permitted Leases”: leases or subleases (including ground leases and licenses and other occupancy agreements) entered into the ordinary course of business by any Combined Group Member, in each case, at an arm’s-length basis (i.e., on market terms) which do not materially impair the interests of such Combined Group Member in the Property subject thereto or the value of such Property.
          “Permitted Reinvestment”: the use of any Net Cash Proceeds, Affiliate Net Cash Proceeds or Distributable Affiliate Proceeds to: (i) acquire assets useful in the Borrower’s or any Affiliate Borrower’s business, including, without limitation, the acquisition of any Eligible Land (including, all or a portion of the Capital Stock of any entity that owns, directly or indirectly, Eligible Land), (ii) make Investments in Mezzanine Notes Receivables, (iii) make optional prepayments of the Revolving Credit Loans and/or the Swing Line Loans, (iv) make deposits in the Interest Reserve Account, (v) pay development expenses of any Development Property, (vi) make Capital Expenditures or (vii) make Restricted Payments permitted by Section 7.6(f)(ii); provided that, the aggregate amount of deposits in to the Interest Reserve Account with Net Cash Proceeds, Affiliate Net Cash Proceeds or Distributable Affiliate Proceeds that may be included as a Permitted Reinvestment during the term of this Agreement may not exceed an amount equal to $100,000,000 minus the aggregate amount of deposits in the Interest Reserve Account with Affiliate Borrower Net Cash Proceeds and Distributable Affiliate Proceeds made pursuant to the applicable Affiliate Borrower Credit Agreements. In order to determine the available amount of “Permitted Reinvestment” to be used for any purpose permitted above on any date, in the event that the Borrower has made any Restricted Payments pursuant to Section 7.6(f) in excess of $15,000,000, such Net Cash Proceeds, Affiliate Net Cash Proceeds and Distributable Affiliate Proceeds shall be deemed applied, without duplication, first, to make Restricted Payments permitted by Section 7.6(f) in excess of $15,000,000 (the “Excess Restricted Payment Amount”) on or prior to such date, and second, to any other use permitted above. Notwithstanding anything to the contrary contained herein, to the extent that the

Borrower has used Revolving Credit Loans or Swing Line Loans to make Restricted Payments pursuant to Section 7.6(f)(ii) (or to reimburse the Borrower for such Restricted Payments), the Net Cash Proceeds, Affiliate Net Cash Proceeds and Distributable Affiliate Proceeds shall be used to repay such Revolving Credit Loans and Swing Line Loans in an amount equal to the portion of the Excess Restricted Payment Amount funded with the proceeds of the Revolving Credit Loans and the Swing Line Loans.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “personal property”: “personal property”, as defined in the Uniform Commercial Code as from time to time in effect in the State of New York, which is owned by any ASOT Group Member.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledged Stock”: as defined in the Guarantee and Collateral Agreement.
          “Pricing Grid”: the table set forth below.

	Applicable Margin for	Applicable Margin for
Combined Leverage Ratio	Base Rate Loans	Eurodollar Loans
>0.60 to 1.00	2.00%	3.00%
< 0.60 to 1.00	1.75%	2.75%
For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Combined Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Combined Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 0.60 to 1.00. In addition, (i) at all times while an Event of Default shall have occurred and be continuing, the Combined Leverage Ratio shall for the purposes of this Pricing Grid be deemed to be greater than 0.60 to 1.00 and (ii) the Applicable Margins set forth above shall be increased by 1.00% during any Cure Period. If on any Adjustment Date the Combined Leverage Ratio would result in different Applicable Margins, the higher Applicable Margin shall govern. Each determination of the Combined Leverage Ratio pursuant to this Pricing Grid shall be made for the periods and in the manner contemplated by Section 7.1(a).

          “Principal Guarantor”: as defined in the preamble hereto.
          “Pro Forma Balance Sheet”: as defined in Section 4.1(a).
          “Projections”: as defined in Section 6.2(c).
          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
          “Property Owners”: collectively, Persons identified in Schedule 1.1D attached hereto, each of which owns the Operating Property identified on such Schedule as being owned by such Person.
          “Purchase Price Refund”: any amount received by any ASOT Group Member as a result of a purchase price adjustment or similar event in connection with any acquisition of Property by any ASOT Group Member.
          “Qualified Construction Refinancing”: any Indebtedness incurred by a Combined Group Member after the Closing Date in accordance with Section 7.2(m) that is secured by Real Estate Under Construction acquired by such Combined Group Member with the proceeds of the Revolving Credit Loans and/or Swing Line Loans, provided that, the Borrower has delivered to the Administrative Agent on or prior to the date that is five Business Days after the Borrowing Date for Revolving Credit Loans and Swing Line Loans to acquire or pay development costs of such Real Estate Under Construction, a written notice identifying such Real Estate Under Construction as a “Qualified Construction Property” for which the applicable Combined Group Member intends to incur Construction Related Indebtedness to finance acquisition costs and the development thereof.
          “Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent, including, without limitation, any Hedge Agreement entered into prior to the Closing Date by an Agent or an Affiliate of an Agent in connection with the Facilities; provided that, in the event a counterparty to a Hedge Agreement at the time such Hedge Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents; provided, further that, with respect to any Hedge Agreement entered into prior to the Closing Date, any counterparty thereto shall be a “Qualified Counterparty” if such counterparty was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent as of the Closing Date.
          “Qualified Development Expense”: any Approved Projected Cost to develop any Real Estate Under Construction paid with the proceeds of the Revolving Credit Loans and/or Swing Line Loans, provided that, the Borrower has delivered to the Administrative Agent on or prior to the date that is five Business Days after the Borrowing Date for such Revolving Credit Loans and Swing Line Loans, a written notice identifying such Approved Projected Cost as a “Qualified Development Expense”.

          “Qualified Intermediary”: any Person serving as a “qualified intermediary” or an “exchange accommodation title holder” for purposes of a sale or exchange pursuant to and qualifying for tax treatment under Section 1031 of the Code.
          “Qualified JV Asset”: any real estate asset or the Capital Stock thereof acquired by a Combined Group Member after the Closing Date with the proceeds of the Revolving Credit Loans and/or Swing Line Loans, provided that, the Borrower has delivered to the Administrative Agent on or prior to the date that is five Business Days after the Borrowing Date for such Revolving Credit Loans and Swing Line Loans, a written notice identifying such real estate asset or the Capital Stock thereof as a “Qualified JV Asset” which the applicable Combined Group Member intends to sell a portion of the Capital Stock thereof.
          “Qualified JV Asset Sale”: the sale by any Combined Group Member of a portion, but not all, of the Capital Stock of any Qualified JV Asset to a Person that is not an Affiliate of a Combined Group Member.
          “Real Estate Purchase Documentation”: collectively, the Holdings I LP Purchase Agreement, the Holdings II LP Purchase Agreement, the OC/SD JV Asset Purchase Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Real Estate Under Construction”: Real Property (other than a Completed Property) on which construction of material improvements has commenced or shall concurrently commence with the incurrence of Indebtedness financing such construction and is or shall be continuing to be performed.
          “Real Property”: any present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of Eligible Land, (ii) any Improvements of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the “Premises”), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefiting the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.
          “Recourse Indebtedness”: any Indebtedness, to the extent that recourse of the applicable lender for non-payment is not limited to such lender’s Liens on a particular asset or group of assets that secure such Indebtedness (except to the extent the Property on which such lender has a Lien and to which its recourse for non-payment is limited constitutes cash or Cash Equivalents, to which extent such Indebtedness shall be deemed to be Recourse Indebtedness); provided that, personal recourse of any Person for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing of real estate shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness.
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any ASOT Group Member.
          “Refunded Swing Line Loans”: as defined in Section 2.7(b).
          “Refunding Date”: as defined in Section 2.7(c).
          “Register”: as defined in Section 10.6(d).
          “Regulation H”: Regulation H of the Board as in effect from time to time.
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event or Affiliate Borrower Reinvestment Event, as applicable, the aggregate Net Cash Proceeds or Affiliate Borrower Net Cash Proceeds received by any Combined Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12(c) or 2.12(d) as a result of the delivery of a Reinvestment Notice or an Affiliate Borrower Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale, Purchase Price Refund or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed on behalf of the Borrower by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, Purchase Price Refund or Recovery Event for Permitted Reinvestments.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, (a) the Reinvestment Deferred Amount relating thereto less (b) any amount expended prior to the relevant Reinvestment Prepayment Date for Permitted Reinvestments. The amount expended in accordance with clause (b) of the preceding sentence may include, without duplication, amounts expended at any time after the Closing Date and prior to such Reinvestment Event for Permitted Reinvestments.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event, provided that, such date shall be extended until the date that is nine months after such Reinvestment Event if the

Borrower or any of its Subsidiaries has entered into a legally binding agreement to acquire assets useful in the Borrower’s and its Subsidiaries’ business within six months after such Reinvestment Event, and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, use all or any portion of the Reinvestment Deferred Amount with respect to such Reinvestment Event for Permitted Reinvestments.
          “REIT Election Effective Date”: the date upon which the election by any of Holdings, NTPA LLC, Smith LLC, Secured Note LLC and OC/SD JV Holdings LLC to qualify as a real estate investment trust under Sections 856 through 860 of the Code in accordance with Section 6.14 is effective.
          “REIT Preferred Stock”: with respect to any Future REIT, up to 150 shares of preferred stock issued by such Person at $1,000 per share to up to 150 separate other Persons with a dividend not to exceed 20%.
          “REIT Status”: with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.
          “Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an affiliate of such Lender.
          “Release Price”: for any NTPA LLC Asset or any Smith LLC Asset, the amount set forth on Schedule 1.1E for such Property, as such Schedule may be amended by the Borrower and the Administrative Agent in connection with any new Property intended to be a NTPA LLC Asset or a Smith LLC Asset.
          “Renovation Capital Expenditures”: for any period, with respect to any Person, the Capital Expenditures of such Person for such period comprised of: (a) Capital Expenditures incurred in connection with a major renovation or reparation of a community and (b) value-enhancing Capital Expenditures representing costs for which an incremental value is expected to be achieved from increasing the net operating income potential for a community or recharacterizing the quality of the income stream with an anticipated reduction in potential sales capitalization rate for items such as replacement of wood siding with a masonry-based Hardi-Board product, amenity upgrades and additions (including designer kitchens, new clubhouses or fitness centers), installation of security gates and additions of covered parking. For the avoidance of doubt, “Renovation Capital Expenditures” shall not include development expenses for any Operating Property.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under subsections .27, .28, .29, ..30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

          “Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
          “Required Prepayment Lenders”: with respect to any Facility, the Majority Facility Lenders in respect of such Facility.
          “Required Ratios”: on any date of determination, (x) the Combined Leverage Ratio as at the last day of the most recent fiscal quarter for which financial statements are available shall be equal to or less than 0.60 to 1.00 and (y) the Combined Debt Service Coverage Ratio for the most recent period of four consecutive fiscal quarters (or, if less, the number of full fiscal quarters subsequent to the Closing Date) for which financial statements are available shall be equal to or greater than 1.25 to 1.00.
          “Requirements of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
          “Responsible Officer”: the chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, treasurer or controller of the Borrower, but in any event, with respect to financial matters, the chief financial officer, the chief accounting officer, treasurer or controller of the Borrower.
          “Restricted Payments”: as defined in Section 7.6.
          “Revolving Commitment Increase Notice”: as defined in Section 2.29(a).
          “Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments as of the Effective Date is $750,000,000.
          “Revolving Credit Commitment Period”: the period from and including the Effective Date to the Revolving Credit Termination Date.
          “Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.
          “Revolving Credit Increase Effective Date”: as defined in Section 2.29(f).

          “Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.
          “Revolving Credit Loans”: as defined in Section 2.4.
          “Revolving Credit Note”: as defined in Section 2.8(e).
          “Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the Total Revolving Extensions of Credit then outstanding).
          “Revolving Credit Termination Date”: October 5, 2011.
          “Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.
          “Revolving Offered Increase Amount”: as defined in Section 2.29(a).
          “S&P”: Standard & Poor’s Ratings Services.
          “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
          “Secured Contribution Agreement”: the Secured Contribution Agreement, dated as of October 5, 2007, made by Secured Note LLC in favor of the Borrower, which is secured by the Affiliate Borrower I-B Loan Documents and the Affiliate Borrower II Loan Documents on a first priority basis, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Secured Guarantor Notes”: a collective reference to each unsecured promissory note, to be made by Guarantor 1, Guarantor 2 or any Additional Parent Guarantor, as borrower, in favor of the Borrower, as lender, in form and substance reasonably satisfactory to the Administrative Agent, for the purpose of making a loan to Guarantor 1, Guarantor 2 or such Additional Parent Guarantor, as applicable, to finance certain expenses of Guarantor 1, Guarantor 2 and such Additional Parent Guarantor in accordance with Section 7.6(g), as amended, supplemented or otherwise modified from time to time.
          “Secured Note LLC”: as defined in the preamble hereto.
          “Secured Parties”: as defined in the Guarantee and Collateral Agreement.

          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document and, with respect to each Bond L/C, the trust indenture entered into in connection with such Bond L/C, and such other agreements and documents delivered by the Issuer (as defined in the applicable Bond L/C) and the applicable trustee, pursuant to which such Issuer’s interest in the Trust Estate (as defined in the applicable trust indenture) and, upon payment in full of the applicable Bonds, such trustee’s interest in the applicable Bond Documents, are assigned to the applicable Issuing Lender as security for payment of such Bonds.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
          “Smith LLC”: as defined in the preamble hereto.
          “Smith LLC Assets”: the real property assets known as the “Smith Assets” and the direct equity interests related thereto.
          “Smith LLC Redemption”: the redemption by the Borrower after the second anniversary of the Closing Date of all the Borrower common units held by Smith LLC in exchange for all or a portion of the Smith LLC Assets.
          “Smith LLC Redemption Date”: the date on which the Smith LLC Redemption is consummated.
          “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Equity Contribution”: any equity contribution made directly or indirectly by the Permitted Investors to Guarantor 1 GP, Guarantor 2 and the Additional Parent Guarantors (and contributed in cash to Guarantor 1 and then contributed in cash by the applicable Financial Reporting Party to the Borrower or any other Loan Party (excluding the Financial Reporting Parties)) after the Closing Date and prior to the date that is ten days after the date on which financial statements are required to be delivered for a fiscal quarter that will, at the request of the Borrower, be deemed to increase, dollar for dollar, Combined EBITDA for such fiscal quarter for the purpose of determining compliance with the Combined Debt Service Coverage Ratio at the end of such fiscal quarter, provided that, (a) the amount of the Specified Equity Contribution deemed applied to Combined EBITDA shall be no greater than an amount required to cause the Borrower to be in compliance with the Combined Debt Service Coverage Ratio set forth in Section 7.1, (b) there may only be one Specified Equity Contribution during any consecutive twelve-month period and (c) the Specified Equity Contribution may be either common equity or preferred equity, provided that, any such preferred equity shall be on terms and conditions reasonably satisfactory to the Administrative Agent.
          “Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Guarantor and any Qualified Counterparty.
          “Subordinated Affiliate Notes Payable”: loans made by the Affiliate Lenders to the Borrower pursuant to documentation containing terms reasonably satisfactory to the Administrative Agent and subordinated to the Obligations pursuant to the Affiliate Lender Subordination Agreement, the proceeds of which are used by the Borrower to prepay the Loans.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity either (x) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned or (y) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, provided that, a Joint Venture shall not constitute a Subsidiary of such Person unless this clause (y) is applicable. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantor”: each Subsidiary of the Borrower that is or becomes a party to the Guarantee and Collateral Agreement. “Subsidiary Guarantors” shall not include (i) any Excluded Foreign Subsidiary or any Subsidiary of a Foreign Subsidiary or (ii) any Subsidiary of the Borrower prohibited from providing a guarantee of the Obligations pursuant to Indebtedness permitted by Section 7.2.
          “Successor Borrower”: as defined in Section 7.4(a).
          “Summary Appraisal”: with respect to any Operating Property, a “Summary Appraisal Report”, undertaken by an Appraiser, complying with all applicable laws, rules, regulations and standards, including FIRREA and USPAP, as applicable.
          “Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $75,000,000.
          “Swing Line Lender”: Lehman Commercial Paper Inc., in its capacity as the lender of Swing Line Loans.

          “Swing Line Loans”: as defined in Section 2.6.
          “Swing Line Note”: as defined in Section 2.8(e).
          “Swing Line Participation Amount”: as defined in Section 2.7(c).
          “Syndication Agent”: as defined in the preamble hereto.
          “Syndication Date”: the date on which the Arrangers complete the syndication of the Facilities and the entities selected in such syndication process become parties to this Agreement.
          “Tangible Net Worth”: on any date of determination, (a) Gross Asset Value for the fiscal quarter most recently ending prior to such date for which financial statements are available minus (b) Combined Total Debt on such date.
          “Term Loan Facilities”: the collective reference to the Tranche A Term Loan Facility, the Tranche B Term Loan Facility and the Incremental Term Loan Facilities.
          “Term Loan Lenders”: the collective reference to the Tranche A Term Loan Lenders and the Tranche B Term Loan Lenders and the Incremental Term Loan Lenders, if any.
          “Term Loans”: the collective reference to the Tranche A Term Loans, Tranche B Term Loans and the Incremental Term Loans.
          “Term Note”: as defined in Section 2.8(e).
          “Test Date”: as defined in Section 2.12(l).
          “Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.
          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.
          “Tranche A Term Loan”: as defined in Section 2.1. After giving effect to the application of the proceeds of the Additional Tranche B Term Loans on the Effective Date, together with any prepayments made pursuant to the Existing Credit Agreement prior to the Effective Date, the aggregate outstanding amount of the Tranche A Term Loans on the Effective Date is $1,750,000,000.
          “Tranche A Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.
          “Tranche A Term Loan Lender”: each Lender that is the holder of a Tranche A Term Loan.
          “Tranche A Term Loan Maturity Date”: October 5, 2011.

          “Tranche A Term Loan Percentage”: as to any Tranche A Term Loan Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding.
          “Tranche B Term Loan”: as defined in Section 2.1, together with the Additional Tranche B Term Loans. The aggregate outstanding amount of the Tranche B Term Loans, together with the Additional Tranche B Term Loans, on the Effective Date is $3,014,000,000.
          “Tranche B Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.
          “Tranche B Term Loan Lender”: each Lender that is the holder of a Tranche B Term Loan, including, without limitation, an Additional Tranche B Term Loan Lender.
          “Tranche B Term Loan Maturity Date”: October 5, 2012.
          “Tranche B Term Loan Percentage”: as to any Tranche B Term Loan Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding.
          “Transactions”: a collective reference to the Mergers and the Asset Dispositions, including the refinancing of certain existing Indebtedness of the Borrower and its Subsidiaries.
          “Transferee”: as defined in Section 10.14.
          “TSREV”: Tishman Speyer Real Estate Venture VII, L.P. or an affiliate thereof.
          “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
          “Unconsolidated Joint Venture”: with respect to any Combined Group Member, any Joint Venture in which such Combined Group Member has an interest that is not consolidated with such Combined Group Member in accordance with GAAP.
          “Unsecured Affiliate Borrower”: as defined in Section 7.2(u).
          “Unsecured Affiliate Lender”: as defined in Section 7.2(u).
          “Unsecured Employee Cost Loans”: as defined in Section 7.2(u).
          “Unit Award Agreements”: a collective reference to: (i) the Unit Award Agreement, dated as of October 5, 2007, between Tishman Speyer Archstone-Smith Junior Mezz Borrower, L.P. and R. Scot Sellers; (ii) the Unit Award Agreement, dated as of October 5, 2007, between Guarantor 2 and R. Scot Sellers; (iii) the Unit Award Agreement, dated as of October 5, 2007, between Tishman Speyer Archstone-Smith Multifamily Parallel Guarantor II, L.L.C. and R. Scot Sellers; (iv) the Unit Award Agreement, dated as of October 5, 2007, between Tishman Speyer Archstone-Smith Multifamily Parallel Guarantor III, L.L.C. and R. Scot Sellers and

(v) any other unit award agreement entered into between the Additional Parallel Guarantors and R. Scot Sellers.
          “USPAP”: the Uniform Standards for Professional Appraisal Practice (USPAP).
          “Value Determination Date”: as defined in the definition of “Appraised Value”.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries. For the avoidance of doubt, the definition of “Wholly Owned Subsidiary” shall include any Person all of the outstanding Capital Stock (other than (i) directors’ qualifying shares, (ii) REIT Preferred Stock, (iii) shares of ASOT Preferred Stock or (iv) Capital Stock owned by the Additional Parent Guarantors) of which is owned, directly or indirectly, by Guarantor 1 and/or Guarantor 2.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
          1.2 Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Combined Group Members not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) All calculations of financial ratios set forth in Section 7.1 and the calculation of the Combined Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          Existing Term Loans. On the Closing Date, (a) the Tranche A Term Loan Lenders severally made term loans (each, a “Tranche A Term Loan”) to the Borrower and (b) the Tranche B Term Loan Lenders severally made term loans (each, a “Tranche B Term Loan”) to the Borrower. The Term Loans made on the Closing Date may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.
          2.2 Additional Tranche B Term Loan Facility.
          (a) Additional Tranche B Term Loans. Subject to the terms and conditions hereof, the Additional Tranche B Term Loan Lenders severally agree to make term loans (each, an “Additional Tranche B Term Loan”) to the Borrower on the Effective Date in an amount for each Additional Tranche B Term Loan Lender not to exceed the amount of the Additional Tranche B Term Loan Commitment of such Lender. The Additional Tranche B Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13. For the avoidance of doubt, each Additional Tranche B Term Loan shall be a “Tranche B Term Loan” under this Agreement and each other Loan Document.
          (b) Procedure for Additional Tranche B Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 2:00 p.m. (New York City time) (a) three Business Days prior to the Effective Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the Effective Date, in the case of Base Rate Loans) requesting that the Additional Tranche B Term Loan Lenders make the Additional Tranche B Term Loans on the Effective Date. The Additional Tranche B Term Loans shall initially be Base Rate Loans or Eurodollar Loans with a one month Interest Period, and no Additional Tranche B Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is the earlier of (x) the date which is 60 days after the Effective Date and (y) the Syndication Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Additional Tranche B Term Loan Lender thereof. Not later than 12:00 noon (New York City time) on the Effective Date each Additional Tranche B Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Additional Tranche B Term Loan or Additional Tranche B Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Additional Tranche B Term Loan Lenders in like funds as received by the Administrative Agent.
          2.3 Repayment of Term Loans. (a) The Tranche A Term Loan of each Tranche A Term Loan Lender shall mature in four consecutive annual installments, commencing on the first anniversary of the Closing Date, each of which shall be in an amount equal to such Lender’s Tranche A Term Loan Percentage multiplied by the amount set forth below opposite such installment (with the installments for such year to be payable on the corresponding anniversary of the Closing Date):

Installment	Principal Amount
Year 1	$500,000,000
Year 2	$350,000,000
Year 3	$300,000,000
Year 4	Outstanding principal balance of the Tranche A Term Loans
          (b) The Borrower shall repay all outstanding Tranche B Term Loans on the Tranche B Term Loan Maturity Date.
          2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that, no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.
          (b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.
          2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 2:00 p.m. (New York City time) (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans). No Revolving Credit Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is the earlier of (x) the date which is 60 days after the Closing Date and (y) the Syndication Date. Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that borrowings of Base Rate Loans under the Revolving Credit Commitments may be requested in other amounts by the Swing Line Lender, on behalf of the Borrower, pursuant to Section 2.7. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 noon (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.
          2.6 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only.
          (b) The Borrower shall repay to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of the Revolving Credit Termination Date and the first date after such Swing Line Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swing Line Loan is made, provided that, on each date that a Revolving Credit Loan is borrowed, the Borrower shall repay all Swing Line Loans then outstanding.
          2.7 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a)  The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be confirmed in writing by the Swing Line Lender not later than 1:00 p.m. (New York City time) on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 p.m. (New York City time) on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.
          (b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing

Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 noon (New York City time) request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 a.m. (New York City time) one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.
          (c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.
          (d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.
          (e) Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan

Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          2.8 Repayment of Loans; Evidence of Debt. (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8), (iii) the principal amount of each Tranche A Term Loan of such Tranche A Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (iv) the principal amount of each Tranche B Term Loan of such Tranche B Term Loan Lender on the Tranche B Term Loan Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
          (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2 or G-3, respectively (a “Term Note”, “Revolving Credit Note” or “Swing Line Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Effective Date or the making of the Loans or issuance of Letters of Credit on the Effective Date. Upon request of the Borrower after payment in full of all Obligations (other than such contingent obligations, including indemnification obligations as to which no claim has been asserted), each Lender that has received a Note pursuant to this Section 2.8(e) shall deliver any such Note to the Borrower for cancellation.
          2.9 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.
          (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.
          2.10 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.
          2.11 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 noon (New York City time) three Business Days prior thereto in the case of Eurodollar Loans and no later than 12:00 noon (New York City time) one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and (ii) no prior notice is required for the prepayment of Swing Line Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

          2.12 Mandatory Prepayments. (a)  Subject to Section 2.12(j), unless the Required Prepayment Lenders shall otherwise agree, if any Capital Stock shall be issued (other than Capital Stock issued to any Permitted Investor or ASOT Group Member), or Indebtedness incurred, by any ASOT Group Member (excluding any Indebtedness incurred in accordance with Section 7.2 as in effect on the date of this Agreement (other than Sections 7.2(l) and 7.2(m))), then not later than one Business Day after the date of such issuance or incurrence, the Term Loans, the Revolving Credit Loans and the Swing Line Loans shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the Applicable Prepayment Percentage of the amount of the Net Cash Proceeds of such issuance or incurrence as set forth in Section 2.12(h), provided that, the Net Cash Proceeds of any Qualified Construction Refinancing required to be applied to prepay the Loans and/or cash collateralize the outstanding Letters of Credit pursuant to this Section 2.12(a) shall be applied as set forth in Section 2.12(i). The provisions of this Section 2.12 do not constitute a consent to the issuance of any equity securities by any entity whose equity securities are pledged pursuant to the Guarantee and Collateral Agreement, or a consent to the incurrence of any Indebtedness by any ASOT Group Member otherwise prohibited under this Agreement.
          (b) Subject to Section 2.12(j), unless the Required Prepayment Lenders shall otherwise agree, if on any date (i) Secured Note LLC shall receive any Affiliate Borrower Net Cash Proceeds pursuant to the applicable Affiliate Borrower Loan Documents or (ii) any Parent/Affiliate Guarantor shall receive any Affiliate Borrower Net Cash Proceeds pursuant to Section 6.16, in either case, in connection with the issuance of any Capital Stock (other than Capital Stock issued to any Permitted Investor, any ASOT Group Member or any other Affiliate Borrower Group Member), or the incurrence of any Indebtedness by any Affiliate Borrower Group Member (excluding any Indebtedness permitted to be incurred in accordance with the Affiliate Borrower Loan Documents as in effect on the date of this Agreement (other than Sections 7.2(l) and 7.2(m) of the applicable Affiliate Borrower Credit Agreement)), then on the date of receipt of such Affiliate Borrower Net Cash Proceeds by Secured Note LLC or any Parent/Affiliate Guarantor, the Term Loans, the Revolving Credit Loans and the Swing Line Loans shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the Applicable Prepayment Percentage of the amount of the Affiliate Borrower Net Cash Proceeds of such issuance or incurrence as set forth in Section 2.12(h), provided that, the Affiliate Borrower Net Cash Proceeds of any Qualified Construction Refinancing received by Secured Note LLC or the Parent/Affiliate Guarantors required to be applied to prepay the Loans and/or cash collateralize the outstanding Letters of Credit pursuant to this Section 2.12(b) shall be applied as set forth in Section 2.12(i). For the avoidance of doubt, the provisions of this Section 2.12(b) shall only apply to the Development Assets after the payment in full of the outstanding Indebtedness under the Development Loan Credit Agreement.
          (c) (i) Subject to Section 2.12(j), unless the Required Prepayment Lenders shall otherwise agree, if on any date any ASOT Group Member shall receive Net Cash Proceeds from any Asset Sale, Purchase Price Refund or Recovery Event then, on the date of receipt by such ASOT Group Member of such Net Cash Proceeds, the Term Loans, the Revolving Credit Loans and the Swing Line Loans shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the Applicable Prepayment Percentage of the amount of such Net Cash Proceeds as set forth in Section 2.12(h); provided that, notwithstanding the foregoing, (A) Net Cash Proceeds subject to a Reinvestment Notice shall not be required to be applied until the applicable Reinvestment Prepayment Date with respect to the related Reinvestment Event, (B) with respect to any Asset Sale or Recovery Event, the aggregate Net Cash Proceeds of such Asset Sale or Recovery Event, as applicable, that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed an amount equal to the Applicable Reinvestment Percentage of the aggregate amount of such Net Cash Proceeds, (C) on each Reinvestment Prepayment Date the Term Loans, the Revolving Credit Loans and the Swing Line Loans shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event as set forth in Section 2.12(h), (D) the Net Cash Proceeds from any Qualified JV Asset Sale required be applied to prepay the Loans and/or cash collateralize the outstanding Letters of Credit pursuant to this Section 2.12(c) shall be applied as set forth in Section 2.12(i) and (E) the Borrower may not deliver a Reinvestment Notice with respect to any Net Cash Proceeds until the aggregate amount of Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds and Distributable Affiliate Proceeds equal to $500,000,000 has been applied to repay the Term Loans, the Revolving Credit Loans and the Swing Line Loans in accordance with Sections 2.12(c) and 2.12(d). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.
     (ii) Unless the Required Prepayment Lenders shall otherwise agree, if any ASOT Group Member consummates an Asset Sale of any asset securing a Bond and, in connection with such Asset Sale, the related trustee makes a drawing on the related Bond L/C to repay the outstanding amount of the Bonds in full, then on the date of receipt by such ASOT Group Member of the proceeds of such Asset Sale (the “Bond Asset Sale Proceeds”) in the form of cash and Cash Equivalents, the Term Loans, the Revolving Credit Loans and the Swing Line Loans shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the Bond Reimbursement Obligation for such Bond L/C as set forth in this Section 2.12(c)(ii). Amounts to be applied in connection with prepayments made pursuant to this Section shall be applied, first, to the prepayment of the Revolving Credit Loans and/or Swing Line Loans (without a corresponding permanent reduction of the commitments under the Revolving Credit Facility), second, to the prepayment of the Term Loans and, third, to replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions reasonably satisfactory to the Administrative Agent, provided that, the aggregate amount of such Bond Asset Sale Proceeds applied to prepay the Revolving Credit Loans and/or Swing Line Loans pursuant to this proviso shall not exceed the aggregate amount of the Bond L/C Reimbursement Obligations and any Bond Asset Sale Proceeds in excess of such amount shall be applied to prepay the Term Loans.
          (d) Subject to Section 2.12(j), unless the Required Prepayment Lenders shall otherwise agree, if on any date (i) Secured Note LLC shall receive any Affiliate Borrower Net Cash Proceeds pursuant to the applicable Affiliate Borrower Loan Documents or (ii) any Parent/Affiliate Guarantor shall receive any Distributable Affiliate Proceeds pursuant to Section 6.16, in either case, from any Affiliate Borrower Asset Sale Event or any other Asset Sale, Purchase Price Refund or Recovery Event then, on the date of receipt by the Secured Note

REIT of such Affiliate Borrower Net Cash Proceeds or by any Parent/Affiliate Guarantor of such Distributable Affiliate Proceeds, as applicable, the Term Loans, the Revolving Credit Loans and the Swing Line Loans shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the Applicable Prepayment Percentage of the amount of such Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds, as applicable, as set forth in Section 2.12(h); provided, that, notwithstanding the foregoing, (i) Affiliate Borrower Net Cash Proceeds subject to an Affiliate Borrower Reinvestment Notice shall not be required to be applied until the applicable Affiliate Borrower Reinvestment Prepayment Date with respect to the related Affiliate Borrower Reinvestment Event, (ii) with respect to any Affiliate Borrower Reinvestment Event, the aggregate Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds of such Affiliate Borrower Reinvestment Event that may be excluded from the foregoing requirement pursuant to an Affiliate Borrower Reinvestment Notice shall not exceed an amount equal to the Applicable Reinvestment Percentage of the aggregate amount of such Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds, as applicable, (iii) on each Affiliate Borrower Reinvestment Prepayment Date the Term Loans, the Revolving Credit Loans and the Swing Line Loans shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the Affiliate Borrower Reinvestment Prepayment Amount received by Secured Note LLC or the Parent/Affiliate Guarantors pursuant to the Affiliate Borrower Loan Documents or Section 6.16, as applicable, in effect on such Affiliate Borrower Reinvestment Prepayment Date, in each case, as set forth in Section 2.12(h), (iv) the Affiliate Borrower Net Cash Proceeds received by Secured Note LLC or the Parent/Affiliate Guarantors from any Qualified JV Asset Sale required be applied to prepay the Loans and/or cash collateralize the outstanding Letters of Credit pursuant to this Section 2.12(d) shall be applied as set forth in Section 2.12(i) and (v) the Borrower may not deliver an Affiliate Borrower Reinvestment Notice with respect to any Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds until the aggregate amount of Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds and Distributable Affiliate Proceeds equal to $500,000,000 has been applied to repay the Term Loans, the Revolving Credit Loans and the Swing Line Loans in accordance with Sections 2.12(c) and 2.12(d).
          (e) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of Guarantor 1 and Guarantor 2 commencing with the fiscal year ending December 31, 2007, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loans, the Revolving Credit Loans and the Swing Line Loans shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the Applicable Prepayment Percentage of such Excess Cash Flow as set forth in Section 2.12(h). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (x) the date on which the financial statements of Guarantor 1 and Guarantor 2 referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (y) the date such financial statements are actually delivered.
          (f) Subject to Section 2.12(k), unless the Required Prepayment Lenders shall otherwise agree, if on any date any ASOT Group Member shall receive any distribution on account of the Capital Stock of any Joint Venture (other than a Subsidiary) then, on the date of receipt by such ASOT Group Member of such distribution the Term Loans, the Revolving Credit Loans and the Swing Line Loans shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the amount of such distribution as set forth in Section 2.12(h).
          (g) Subject to Section 2.12(k), unless the Required Prepayment Lenders shall otherwise agree, if on any date any Parent/Affiliate Guarantor shall receive any Distributable Affiliate Proceeds pursuant to Section 6.16 from any distribution on account of the Capital Stock of any Joint Venture (other than a Subsidiary) then, on the date of receipt by the Parent/Affiliate Guarantors of such Distributable Affiliate Proceeds the Term Loans, the Revolving Credit Loans and the Swing Line Loans shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the amount of such distribution as set forth in Section 2.12(h).
          (h) Amounts to be applied in connection with prepayments made pursuant to this Section (other than the Net Cash Proceeds or Affiliate Borrower Net Cash Proceeds of Qualified JV Asset Sales and Qualified Construction Refinancings) shall be applied, first, to the prepayment of the Term Loans, second, to the prepayment of the Revolving Credit Loans and/or Swing Line Loans (without a corresponding reduction of the Revolving Credit Commitments) and, third, to replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions reasonably satisfactory to the Administrative Agent, provided that, notwithstanding the foregoing, with respect to any Development Loan Asset Sale, to the extent that the proceeds of the Revolving Credit Loans were used to pay Qualified Development Expenses with respect to the asset subject of such Development Loan Asset Sale, (x) an amount of the Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds equal to such Qualified Development Expenses shall be applied, first, to the prepayment of the Revolving Credit Loans and/or Swing Line Loans (without a corresponding permanent reduction of the commitments under the Revolving Credit Facility), second, to the prepayment of the Term Loans and, third, to replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions reasonably satisfactory to the Administrative Agent, and (y) the aggregate amount of such Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds applied to prepay the Revolving Credit Loans and/or Swing Line Loans pursuant to this proviso shall not exceed the aggregate amount of Revolving Credit Loans and/or Swing Line Loans actually used to pay Qualified Development Expenses and any Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds in excess of such amount shall be applied to prepay the Term Loans.
          (i) Amounts to be applied in connection with prepayments made with the Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds of Qualified JV Asset Sales and Qualified Construction Refinancings shall be applied, first, to the prepayment of the Revolving Credit Loans and/or Swing Line Loans (without a corresponding permanent reduction of the commitments under the Revolving Credit Facility), second, to the prepayment of the Term Loans and, third, to replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions reasonably satisfactory to the Administrative Agent, provided that, (x) the aggregate amount of such Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds of Qualified JV Asset

Sales of any Qualified JV Asset applied to prepay the Revolving Credit Loans and/or Swing Line Loans shall not exceed the aggregate amount of Revolving Credit Loans and/or Swing Line Loans actually used to acquire such Qualified JV Asset and any Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds in excess of such amount shall be applied to prepay the Term Loans and (y) the aggregate amount of such Net Cash Proceeds or Affiliate Borrower Net Cash Proceeds of any Qualified Construction Refinancing applied to prepay the Revolving Credit Loans and/or the Swing Line Loans shall not exceed the aggregate amount of Revolving Credit Loans and Swing Line Loans actually used to acquire and to pay development expenses of the related Real Estate Under Construction and any excess Net Cash Proceeds or Affiliate Borrower Net Cash Proceeds in excess of such amount shall be applied to prepay the Term Loans.
          (j) Notwithstanding anything in this Agreement to the contrary, with respect to the Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds and Distributable Affiliate Proceeds received by any ASOT Group Member (other than the Borrower and its Subsidiaries) and required to be applied pursuant to Sections 2.12(a), 2.12(b), 2.12(c), 2.12(d) and 6.16, in the event that, on any date such Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds, as applicable, are required to be applied to prepay the Loans and/or cash collateralize the outstanding Letters of Credit, the applicable ASOT Group Member shall elect to either (i) cause such Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds, as applicable, to be deposited into a cash collateral account opened by, and under the sole dominion and control of, the Administrative Agent, to be held as Collateral for the Obligations, or (ii)(A) in the case of any Parent/Affiliate Guarantor, make loans under the Subordinated Affiliate Notes Payable to the Borrower, (B) repay outstanding loans under the applicable Affiliate Revolving Notes or (C) in the case of any Parent Guarantor, make a cash contribution to the Borrower in exchange for common membership interests of the Borrower, solely in the case of this clause (ii), the proceeds of which will be used by the Borrower to make such payments as are required pursuant to Section 2.12(a), 2.12(b), 2.12(c) or 2.12(d). For the avoidance of doubt, if the applicable ASOT Group Member elects to deposit any Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds to be held as Collateral for the Obligations pursuant to clause (i) of the immediately preceding sentence, such deposit shall be deemed to satisfy the prepayment requirements of Sections 2.12(a), 2.12(b), 2.12(c) and 2.12(d) with respect to such Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds.
          (k) Notwithstanding anything in this Agreement to the contrary, with respect to any distributions (“JV Distributions”) on account of the Capital Stock of any Joint Venture received by any ASOT Group Member (other than the Borrower and its Subsidiaries) and required to be applied pursuant to Section 2.12(f), 2.12(g) or 6.16, in the event that, on any date such JV Distributions are required to be applied to prepay the Loans and/or cash collateralize the outstanding Letters of Credit, the applicable ASOT Group Member shall elect to either (i) cause such JV Distributions to be deposited into a cash collateral account opened by, and under the sole dominion and control of, the Administrative Agent, to be held as Collateral for the Obligations or (ii)(A) in the case of any Parent/Affiliate Guarantor, make loans under the Subordinated Affiliate Notes Payable to the Borrower, (B) repay outstanding loans under the applicable Affiliate Revolving Notes or (C) in the case of any Parent Guarantor, make a cash contribution to the Borrower in exchange for common membership interests in the Borrower, solely in the case of this clause (ii), the proceeds of which will be used by the Borrower to make such payments as are required pursuant to Section 2.12(f) and 2.12(g). For the avoidance of doubt, if the applicable Combined Group Member elects to deposit any JV Distributions to be held as Collateral for the Obligations pursuant to clause (i) of the immediately preceding sentence, such deposit shall be deemed to satisfy the prepayment requirements of Section 2.12(f) and 2.12(g) with respect to such JV Distributions.
          (l) If, on the last day (the “Test Date”) of any fiscal quarter of the Financial Reporting Parties, either (i) the Combined Leverage Ratio is greater than the maximum ratio specified for such fiscal quarter in Section 7.1(a) or (ii) the Tangible Net Worth is less than the minimum amount specified for such fiscal quarter in Section 7.1(c), then on or prior to the date that is the last day of the fiscal quarter ending two quarters immediately after the Test Date, the Term Loans, the Revolving Credit Loans and the Swing Line Loans shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized (the date on which such prepayment is made, the “Cure Prepayment Date”), by an amount equal to the amount necessary to reduce Combined Total Debt to cause the Borrower to be in compliance with both the Combined Leverage Ratio and the Tangible Net Worth tests as of the applicable Test Date, as set forth in Section 2.12(h). Prepayments required pursuant to this Section 2.12(l) may be made with the proceeds of asset sales or equity contributions (which equity may be either common equity or preferred equity; provided that, any such preferred equity shall be on terms and conditions reasonably acceptable to the Administrative Agent) or funds from other available sources.
          2.13 Conversion and Continuation Options. (a)  The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that, no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall continue as an Eurodollar Loan, with a one month Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.14 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
          2.15 Interest Rates and Interest Payment Dates. (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.
          (b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.
          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          2.16 Computation of Interest and Fees. (a)  Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar

Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).
          2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy, email or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.
          2.18 Pro Rata Treatment and Payments. (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Tranche A Term Loan Percentages, Tranche B Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

          (b) Each optional and mandatory prepayment required by Section 2.12 to be applied to Term Loans shall be allocated, first, to the prepayment of the Tranche A Term Loans and, second, to the prepayment of the Tranche B Term Loans, except in the case of the prepayment and replacement of the Term Loans under any Facility in the circumstances described in the last paragraph of Section 10.1. Each prepayment in respect of the Tranche A Term Loans shall be applied to the installments thereof in the direct order of maturity. Each payment (including each prepayment) on account of principal of the Term Loans outstanding under any Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.
          (c) Each payment (including each prepayment) by the Borrower on account of principal of the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.
          (d) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility. Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.
          (e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m. (New York City time) on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 2:00 p.m. (New York City time) on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the

Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower. In the event that the Administrative Agent has made any amount available to the Borrower on behalf of any Lender pursuant to this Section 2.18(f) and such amount has not been repaid in full by such Lender or the Borrower in accordance with this Section 2.18(f), any payment of principal, interest and/or fees received by the Administrative Agent from the Borrower for the account of such Lender may, at the Administrative Agent’s sole discretion, be applied by the Administrative Agent to satisfy the obligations of such Lender and the Borrower hereunder until such unsatisfied obligations have been fully paid in cash.
          (g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          (h) Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.
          2.19 Requirements of Law. (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the net income of such Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate setting forth in reasonable detail any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be prima facie evidence in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (d) The Borrower shall not be required to compensate a Lender pursuant to Sections 2.19(a) and (b) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.
          2.20 Taxes. (a)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender (i) as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) by the jurisdiction (or any political subdivision thereof) under which the Administrative Agent or such Lender is organized or in which its principal office is located or, in the case of any Lender, in which its lending office is located, and (iii) as a branch profits tax imposed by the jurisdiction in which the Borrower is located. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 2.20, (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a) or (iii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender changes its lending office other than at the request of the Borrower, except to the extent that such Lender was entitled, at the time of the change in its lending office, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower (or, if an official receipt is not available, such other evidence of payment as shall be satisfactory to the relevant Agent or Lender) showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes required to be paid by the Borrower pursuant to this Agreement when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section 2.20(c) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (d) Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two duly completed original signed copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY, or, in the case of a

Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Each Lender (or Transferee) that is a “United States person ” as defined in Section 7701(a)(30) of the Code shall, with respect to any payments that the Lender (or Transferee) directs to be paid to a non-U.S. address or non-U.S. bank account, deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) a duly completed original signed copy of U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto that such Lender is entitled to provide at such time in order to comply with United States backup withholding requirements. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and on or before the date, if any, such Lender designates a new lending office. In addition, each such Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.21 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans, and all other amounts payable hereunder.
          2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.
          2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event or take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such occurrences described in Section 2.19, 2.20(a) or 2.22 to cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.19, 2.20(a) or 2.22 would be materially reduced; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.
          2.24 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender (a) that requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20 or gives a notice of illegality pursuant to Section 2.22, (b) that defaults in its obligation to make Loans hereunder, with a replacement financial institution or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.1 that requires the consent of all the Lenders, whose consent shall not have been obtained (each, a “Non-Consenting Lender”), if the consent of the Required Lenders shall have been obtained with respect to such proposed amendment, modification, termination, waiver or consent; provided that, (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.22, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender and (x) if any such Lender is a Non-Consenting Lender, each replacement financial institution shall consent, at the time of assignment, to each matter in respect of which such Non-Consenting Lender did not provide its consent.
          2.25 Interest Reserve Account. (a)  On the Closing Date, the Borrower deposited a portion of the Term Loans into the Interest Reserve Account in an amount equal to $500,000,000, which shall be withdrawn by the Borrower or the Administrative Agent in accordance with the applicable provisions of this Section 2.25.
          (b) At any time and from time to time, the Borrower shall withdraw, or direct the Administrative Agent to withdraw (the “Interest Reserve Withdrawals”), an amount of funds on deposit in the Interest Reserve Account necessary to pay interest with respect to the Loans and any Reimbursement Obligation of the Borrower and its Subsidiaries and to pay interest with respect to the Mezzanine Facilities, provided that, (i) concurrently with any Interest Reserve Withdrawal, the Borrower shall deliver to the Administrative Agent a copy of the invoices for the related interest payments due, and (ii) upon the occurrence and during the continuation of a Default or an Event of Default, the Administrative Agent shall have the option to give written notice (“Interest Reserve Account Control Notice”) to the Account Bank that disbursements from the Interest Reserve Account shall be made solely at the direction of the Administrative Agent to pay interest on the Loans and the Reimbursement Obligations and the Borrower hereby authorizes the Administrative Agent to make any and all such withdrawals and payments.
          (c) If the Borrower has made an Interest Reserve Withdrawal during any period of four consecutive fiscal quarters of the Financial Reporting Parties (or, if less, the number of full fiscal quarters ending subsequent to the Closing Date), then concurrently with the delivery of a Compliance Certificate pursuant to Section 6.2(b) for the last day of such period, the Borrower shall deliver to the Administrative Agent all information and supporting detail necessary to determine, (i) the ratio (“Interest Reserve Withdrawal Ratio”) of (x) Combined EBITDA for such period, assuming that the aggregate amount of Interest Reserve Withdrawals during such period increased Consolidated EBITDA for such period on a dollar-for-dollar basis (after giving effect to such adjustment, the “Adjusted EBITDA Base Amount”), to (y) Interest Reserve Debt Service for such period and (ii) the amount (the “Interest Reserve True-Up Amount”), to be added to or subtracted from, as applicable, the Adjusted EBITDA Base Amount for such period to cause the Interest Reserve Withdrawal Ratio for such period to equal 1.00 to 1.00. In the event that, for any such period (a) the Interest Reserve True-Up Amount for such period is to be subtracted from the Adjusted EBITDA Base Amount for such period, on or prior to the date that is five Business Days after the delivery of the related Compliance Certificate the Borrower shall deposit in the Interest Reserve Account an amount equal to the lesser of (i) such Interest Reserve True-Up Amount and (ii) the aggregate amount of Interest Reserve Withdrawals made during such period, or (b) the Interest Reserve True-Up Amount for such period is to be added to the Adjusted EBITDA Base Amount for such period, subject to the delivery of an Interest Reserve Account Control Notice by the Administrative Agent pursuant to Section 2.25(b), the Borrower shall make additional withdrawals from the Interest Reserve Account in an amount not exceeding the Interest Reserve True-Up Amount for such period. For the avoidance of doubt, the Interest Reserve True-Up Amount for any period of four consecutive fiscal quarters of the Financial Reporting Parties (or, if less, the number of full fiscal quarters ending subsequent to the Closing Date) deposited in, or withdrawn from, as applicable, the Interest Reserve Account subsequent to such period shall not be included in the determination of the Interest Reserve Withdrawal Ratio for such subsequent period.
          (d) Notwithstanding anything to the contrary in this Section 2.25, the Borrower may withdraw the remaining amount on deposit in the Interest Reserve Account and use such proceeds for general corporate purposes on the date after the Borrower has delivered Compliance Certificates demonstrating for two consecutive periods that the Interest Reserve Debt Service Coverage Ratio for four consecutive fiscal quarters of the Financial Reporting Parties (or, if less, the number of full fiscal quarters ending with any fiscal quarter ending subsequent to the Closing Date) exceeds 1.2 to 1.0.
          2.26 Exchangeable Notes Escrow Account. (a)  On the Closing Date, the Borrower deposited a portion of the Term Loans into the Exchangeable Notes Escrow Account in an amount equal to $611,577,323.53, which shall be withdrawn by the Borrower or the Administrative Agent in accordance with the applicable provisions of this Section 2.26.
          (b) On the Exchangeable Notes COC Repurchase Date, the Borrower may withdraw, or direct the Administrative Agent to withdraw, an amount of funds on deposit in the Exchangeable Notes Escrow Account necessary to satisfy the Borrower’s obligations under the Exchangeable Notes Indenture with respect to a “Fundamental Change Offer” as defined in the Exchangeable Notes Indenture.
          (c) At any time on or after the Exchangeable Notes COC Repurchase Date, the Borrower may withdraw, or direct the Administrative Agent to withdraw, all or a portion of the remaining funds on deposit in the Exchangeable Notes Escrow Account to (i) pay an amount of funds necessary to satisfy the Borrower’s continuing obligations under Section 8.01(f) of the Exchangeable Notes Indenture and (ii) pay the redemption price or repurchase price of any remaining Exchangeable Notes, provided that, (x) no premium or penalties are payable in connection with any redemption or repurchase pursuant to clause (ii) above and (y) the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that such redemption or repurchase is being conducted in accordance with the requirements of the Exchangeable Notes Indenture.

          2.27 Expense Reserve Account. (a) On the Closing Date, the Borrower deposited a portion of the proceeds of the Term Loans and, from time to time the Borrower may deposit, a portion of the proceeds of the Incremental Term Loans into the Expense Reserve Account, which shall be withdrawn by the Borrower or the Administrative Agent in accordance with this Section 2.27.
          (b) At any time and from time to time, the Borrower may withdraw, or direct the Administrative Agent to withdraw, funds on deposit in the Expense Reserve Account to (i) pay costs and expenses incurred in connection with the Transactions and the syndication of the Facilities, and (ii) make an optional prepayment of the Term Loans (or, if the Term Loans are no longer outstanding, to make an optional prepayment of the Revolving Credit Loans) in accordance with Section 2.11, in each case, to the extent approved by the Arrangers in their sole discretion.
          2.28 Incremental Term Loans. At any time prior to the Tranche B Term Loan Maturity Date, the Borrower may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request the addition of up to three new tranches of term loans (the “Incremental Term Loans”). The Incremental Term Loans shall:
     (a) be in an aggregate principal amount up to $250,000,000 and may be made in up to three drawings, provided that, each borrowing shall be in a minimum amount of $50,000,000;
     (b) be used for working capital, including refinancing Revolving Credit Loans;
     (c) unless otherwise provided in this Agreement, be Term Loans for all purposes hereunder (including for purposes of sharing of Collateral and guarantees under the Guarantee and Collateral Agreement and for the purposes of any optional or mandatory prepayment);
     (d) be subject to an Applicable Margin as may be agreed by the Borrower and the Lenders providing such Incremental Term Loans; provided that, the Applicable Margin for any tranche of Incremental Term Loans shall not exceed the Applicable Margin for the Tranche B Term Loans in effect at the time of the Borrower’s request for such Incremental Term Loans unless the Applicable Margin for the Tranche B Term Loans and any previously drawn Incremental Term Loans is concurrently increased to the same rate per annum; and
     (e) not have any amortization payments during the term of this Agreement and shall mature on the Tranche B Term Loan Maturity Date;
and shall otherwise have the same terms as the Tranche B Term Loans. The Borrower shall have the right to arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Incremental Term Loan Lender”) to extend commitments to provide Incremental Term Loans in an aggregate amount equal to the amount, if any, by which the commitments by the Lenders to provide such Incremental Term Loan Loans are less than the amount thereof requested by the Borrower, provided that, each Incremental Term Loan Lender shall be subject to the approval of the Borrower and the Administrative Agent (which approval shall not be unreasonably withheld). No Lender shall have any obligation to make an Incremental Term Loan unless and until it commits to do so. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment to this Agreement executed by the Borrower, each Lender agreeing to provide such Commitment, each Incremental Term Loan Lender, if any, and the Administrative Agent, and such amendments to the other Loan Documents (executed by the relevant Loan Party and the Administrative Agent only) as the Borrower and the Administrative Agent shall reasonably deem appropriate to effect such purpose. For the avoidance of doubt, no amendment executed for the purpose of making Incremental Term Loan Commitments under this Agreement and to increase the Applicable Margin for the Tranche B Term Loans or any previously drawn Incremental Term Loans pursuant to Section 2.28(d), shall require, as a condition to its effectiveness, the signature of any Lender that is not obligated to make an Incremental Term Loan under such amendment. The effectiveness of such amendment shall be subject to (i) the satisfaction on the date thereof and, if different, on the date on which the Incremental Term Loans are made, of each of the conditions set forth in paragraphs (a), (b) and (c) of Section 5.2 and (ii) receipt by the Administrative Agent of legal opinions, board resolutions and other closing documents (including, without limitation, all documentation referred to in Section 5.1(k) necessary to provide additional coverage in an amount equal to the Incremental Term Loans to be made hereunder) and certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 5.1.
          2.29 Increases in Revolving Credit Commitments. (a)  At any time after the Effective Date and prior to the Revolving Credit Termination Date, so long as no Default or Event of Default has occurred and is continuing and no Cure Period is in effect, the Borrower may, by notice to the Administrative Agent (a “Revolving Commitment Increase Notice”), which notice shall promptly be copied to each Lender, request an increase in the Total Revolving Credit Commitments in an aggregate principal amount up to $250,000,000 (the “Revolving Offered Increase Amount”), provided that each such Revolving Offered Increase Amount shall be in a minimum amount of not less than $50,000,000. The Borrower may, at its election, (i) offer one or more of the Revolving Credit Lenders the opportunity to provide all or a portion of any Revolving Offered Increase Amount pursuant to subparagraph (c) below and/or (ii) with the consent of the Swing Line Lender, each Issuing Lender and the Administrative Agent (which consent shall not be unreasonably withheld), offer one or more additional banks, financial institutions or other entities the opportunity to provide all or a portion of such Revolving Offered Increase Amount pursuant to subparagraph (b) below. Each Revolving Commitment Increase Notice shall specify which Revolving Credit Lenders and/or banks, financial institutions or other entities the Borrower desires to provide such Revolving Offered Increase Amount. The Borrower or, if requested by the Borrower, the Administrative Agent will notify such Revolving Credit Lenders, and/or banks, financial institutions or other entities.
          (b) Any additional bank, financial institution or other entity that the Borrower selects to offer participation in any increased Total Revolving Credit Commitments and that elects to become a party to this Agreement and provide a Revolving Credit Commitment in an amount so offered and accepted by it pursuant to clause (ii) of Section 2.29(a) shall execute a New Lender Supplement substantially in the form of Exhibit L, with the Borrower, the Swing Line Lender, each Issuing Lender and the Administrative Agent, whereupon such bank, financial institution or other entity (herein called a “New Revolving Credit Lender”) shall become a Revolving Credit Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, provided that, the Revolving Credit Commitment of any such New Revolving Credit Lender shall be in an amount not less than $5,000,000.
          (c) Any Revolving Credit Lender that accepts an offer to it by the Borrower to increase its Revolving Credit Commitment pursuant to clause (i) of Section 2.29(a) shall, in each case, execute a Commitment Increase Supplement substantially in the form of Exhibit K (each, a “Commitment Increase Supplement”), with the Borrower, the Swing Line Lender, each Issuing Lender and the Administrative Agent, whereupon such Revolving Credit Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Credit Commitment as so increased.
          (d) On any Revolving Credit Increase Effective Date, (i) each bank, financial institution or other entity that is a New Revolving Credit Lender pursuant Section 2.29(b) or any Revolving Credit Lender that has increased its Revolving Credit Commitment pursuant to Section 2.26(c) shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Revolving Credit Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other relevant Revolving Credit Lenders, each Revolving Credit Lender’s portion of the outstanding Revolving Credit Loans of all the Lenders to equal its Revolving Credit Percentage of such Revolving Credit Loans and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Credit Loans of all the Revolving Credit Lenders to equal its Revolving Credit Percentage of such outstanding Revolving Credit Loans as of the date of any increase in the Revolving Credit Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.5). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Eurodollar Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.21 if the deemed payment occurs other than on the last day of the related Interest Periods.
          (e) Notwithstanding anything to the contrary in this Section 2.29, (i) in no event shall any transaction effected pursuant to this Section 2.29 cause the sum of Total Revolving Credit Commitments and outstanding Term Loans to exceed $1,000,000,000, (ii) in no event may the Borrower deliver more than three Revolving Commitment Increase Notices, (iii) in no event shall there be more than three Revolving Credit Increase Effective Dates and (iv) no Lender shall have any obligation to increase its Revolving Credit Commitment unless it agrees to do so in its sole discretion.
          (f) The increase in the Revolving Credit Commitments provided pursuant to this Section 2.29 shall be effective on the date (the “Revolving Credit Increase Effective Date”) the Administrative Agent receives legal opinions, board resolutions and other closing documents (including, without limitation, all documentation referred to in Section 5.1(k) necessary to provide additional coverage in an amount equal to the related Revolving Offered Increase Amount, provided that, immediately prior to and after giving effect to such increase, (i) no

Default or Event of Default shall have occurred and be continuing and (ii) a Cure Period shall not be in effect. For the avoidance of doubt, no increase in the Revolving Credit Commitments pursuant to this Section 2.29 shall require, as a condition to its effectiveness, the signature of any Lender that is not obligated to increase its Revolving Credit Commitments pursuant to a Commitment Increase Supplement.
SECTION 3. LETTERS OF CREDIT
          3.1 L/C Commitment. (a)  Prior to the Effective Date, the Existing Issuing Lender has issued the Existing Letters of Credit which, from and after the Effective Date, shall constitute Letters of Credit hereunder. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Effective Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the Borrower or the Affiliate Revolving Note Borrowers on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above) and, provided further, that, with respect to any Bond L/C, the Bond L/C will expire in accordance with the terms set forth in the applicable Bond L/C as approved by the Existing Issuing Lender and the Administrative Agent in accordance with Section 3.6.
          (b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Concurrently with the delivery of an Application to an Issuing Lender, the Borrower shall deliver a copy thereof to the Administrative Agent. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto), provided that, such Issuing Lender may, prior to the issuance of any original Letter of Credit, request the Borrower obtain confirmation from the beneficiary thereof that the form of such Letter of Credit is acceptable. Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the face amount thereof), and shall provide a copy of such Letter of Credit to the Administrative Agent as soon as possible after the date of issuance.
          3.3 Fees and Other Charges. (a)  The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit (other than any such Letters of Credit that have been fully cash collateralized as required by this Agreement pursuant to terms satisfactory to the Issuing Lender) at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it at a rate per annum agreed upon between the Borrower and such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.
          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
          3.4 L/C Participations. (a)  Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (including pursuant to any cash collateralization arrangement otherwise required by this Agreement), such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance other than the cash collateralization of the related Letter of Credit to the extent required by this Agreement, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          (b) If any amount (a “Participation Amount”) required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, which shall promptly notify the L/C Participants, and each L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such Participation Amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any Participation Amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such Participation Amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of the Administrative Agent submitted on behalf of an Issuing Lender to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any L/C Participant’s pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter the Administrative Agent will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly return to such Issuing Lender) the portion thereof previously distributed by such Issuing Lender.
          3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender, on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other reasonable costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.
          3.6 Bond L/Cs. Notwithstanding any provision to the contrary set forth in this Section 3, the Bond L/Cs shall be subject to the terms and conditions of this Agreement, applicable law and the terms and conditions listed on Schedule 3.6.
          3.7 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, provided, that such document or endorsement appears on its face to comply with the terms of such Letter of Credit, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.
          3.8 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the relevant

Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.
          3.9 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of the Parent/Affiliate Guarantors and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:
          4.1 Financial Condition. (a)  The unaudited pro forma combined balance sheet of the Combined Group Members as at June 30, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”), a copy of which has heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions, (ii) the Loans (as defined in the Existing Credit Agreement) made on the Closing Date and the Additional Tranche B Term Loans to be made on the Effective Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Financial Reporting Parties as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of the Combined Group Members as at June 30, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date.
          (b) The audited consolidated balance sheets of the Company and its consolidated Subsidiaries as at December 31, 2005 and December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on December 31, 2004, December 31, 2005 and December 31, 2006, reported on by and accompanied by an unqualified report from KPMG LLP, copies of which have heretofore been furnished to the Administrative Agent for distribution to Lenders, present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as of such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2007, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

None of the Company nor any of its consolidated Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph, except for any such liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect. During the period from December 31, 2006 to and including the date hereof there has been no Disposition by the Company and its Subsidiaries of any material part of its business or Property, taken as a whole, other than the Asset Dispositions, Dispositions permitted by the Merger Agreement and other Dispositions of approximately $1,000,000,000 disclosed in documents publicly filed by the Company or the Borrower with the SEC.
          (c) The audited consolidated balance sheets of the Borrower as at December 31, 2005 and December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on December 31, 2004, December 31, 2005 and December 31, 2006, reported on by and accompanied by an unqualified report from KPMG LLP, copies of which have heretofore been furnished to the Administrative Agent for distribution to the Lenders, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 2007, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). None of the Borrower nor any of its consolidated Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph, except for any such liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect. During the period from December 31, 2006 to and including the date hereof there has been no Disposition by the Borrower and its Subsidiaries of any material part of its business or Property, taken as a whole, other than the Asset Dispositions, Dispositions permitted by the Merger Agreement and other Dispositions of approximately $1,000,000,000 disclosed in documents publicly filed by the Company or the Borrower with the SEC.
          4.2 No Change. Since December 31, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          4.3 Corporate Existence; Compliance with Law. Each of the ASOT Group Members (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of clauses (c) and (d), to the extent that the failure to be so qualified or comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.4 Corporate Power; Authorization; Enforceable Obligations. Each ASOT Group Member has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, to consummate the Transactions and, in the case of the Borrower, to borrow hereunder. Each ASOT Group Member has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, to consummate the Transactions and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the consummation of the Mergers, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) such as have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19, and (iii) consents or authorizations, to the extent that the failure to obtain such consents, authorizations, filings and notices (or the failure to keep the same in full force and effect) could not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the consummation of the Transactions, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any ASOT Group Member except, solely with respect to a violation of a Contractual Obligation of any ASOT Group Member, to the extent such violation could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and such Liens permitted pursuant to Section 7.3 hereof). No Requirement of Law or Contractual Obligation applicable to any ASOT Group Member could reasonably be expected to have a Material Adverse Effect.
          4.6 No Material Litigation. Except as set forth on Schedule 4.6 and as otherwise disclosed to the Lenders, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the actual knowledge of any Responsible Officer of any Parent/Affiliate Guarantor or the Borrower, threatened by or against any ASOT

Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          4.7 No Default. None of the ASOT Group Members is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.8 Ownership of Property; Liens. Each of the ASOT Group Members has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.
          4.9 Intellectual Property. Each of the ASOT Group Members owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. To the knowledge of any ASOT Group Member, no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any ASOT Group Member know of any valid basis for any such claim. To the knowledge of any ASOT Group Member, the use of Intellectual Property by the ASOT Group Members does not infringe on the rights of any Person in any material respect.
          4.10 Taxes. Each of the ASOT Group Members has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority that are due and payable, and, except as otherwise disclosed on Schedule 4.10, no tax Lien has been filed, and, to the knowledge of the Parent/Affiliate Guarantors and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than any, in each case, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable ASOT Group Member, as the case may be).
          4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
          4.12 Labor Matters. There are no strikes or other labor disputes against any ASOT Group Member pending or, to the knowledge of any Parent/Affiliate Guarantor or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the ASOT

Group Members have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any ASOT Group Member on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the applicable ASOT Group Member.
          4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
          4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          4.15 Subsidiaries. (a)  The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of each of the Parent/Affiliate Guarantors at the date hereof. Schedule 4.15 sets forth as of the Effective Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each ASOT Group Member and whether such Subsidiary is a Subsidiary Guarantor.
          (b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any ASOT Group Member.
          4.16 Use of Proceeds. The proceeds of the Additional Tranche B Term Loans shall be used to (i) make an optional prepayment of the Tranche A Term Loans in an amount equal to $635,165,948 to be applied to the final installment of the Tranche A Term Loans, (ii) pay, or reimburse the Borrower for having paid, additional costs incurred in connection with the Transactions, including the redemption of ASOT Preferred Stock presented for redemption by the holders thereof, and (iii) pay, or reimburse the Borrower for having paid, fees and expenses related to the Transactions. The proceeds of the Revolving Credit Loans and the Swing Line Loans, and the Letters of Credit, shall be used (i) to finance the working capital needs of the Borrower and its Subsidiaries in the ordinary course of business, including without limitation, to finance future developments and acquisitions, (ii) to make revolving loans to the Affiliate Revolving Note Borrowers, the proceeds of which will be used by the Affiliate Revolving Note Borrowers and their Subsidiaries to finance their working capital needs in the ordinary course of business, including, without limitation, to finance capital expenditures, future developments and acquisitions, and for other general corporate purposes, (iii) solely with respect to Letters of Credit, for general corporate purposes, including Letters of Credit issued on behalf of the Affiliate Revolving Note Borrowers and their Subsidiaries to the extent permitted by the applicable Affiliate Revolving Note, and (iv) for general corporate purposes, provided that, (x) the proceeds of Revolving Credit Loans and Swing Line Loans may only be used to pay interest on the Loans and Reimbursement Obligations or the Mezzanine Facilities if, and to the extent, that there are no funds on deposit in the Interest Reserve Account and (y) the proceeds of Revolving Credit Loans and Swing Line Loans may be used to pay any Interest Reserve True-Up Amount required to be deposited into the Interest Reserve Account pursuant to Section 2.25(c) and, provided further, that, during any Cure Period, the proceeds of the Revolving Loans and Swing Line Loans may only be used for (a) continuing development of existing properties that are under construction immediately prior to the such Cure Period and other development costs to the extent such development is contractually committed to or legally required by third parties and governmental agencies, including vendors and contractors, (b) working capital for existing properties (excluding development costs not permitted by clause (a) above) and expenses of operating the business incurred in the ordinary course of business (including, without limitation, rent and payroll), (c) financing acquisitions that were contractually committed to prior to the related Test Date and (d) Restricted Payments permitted to be made during a Cure Period by Section 7.6. For the avoidance of doubt, Revolving Credit Loans and Swing Line Loans may not be used to pay any Administration Fees during any Cure Period.
          4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
     (a) Each of the ASOT Group Members: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or intended operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and (iv) to the extent within the control of such ASOT Group Member: each of its Environmental Permits will be timely renewed and complied with; any additional Environmental Permits that may be required of it will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to it will be timely attained and maintained, without material expense.

     (b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any ASOT Group Member, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the ASOT Group Members under any applicable Environmental Law or otherwise result in costs to the ASOT Group Members, or (ii) interfere with the continued operations of the ASOT Group Members, or (iii) impair the fair saleable value of any Real Property owned or leased by any ASOT Group Member.
     (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any ASOT Group Member is, or to the knowledge of any ASOT Group Member will be, named as a party that is pending or, to the knowledge of any ASOT Group Member, threatened.
     (d) None of the ASOT Group Members has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.
     (e) None of the ASOT Group Members has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
     (f) None of the ASOT Group Members has assumed or retained, by contract, conduct or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern.
          4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. The representations and warranties of Guarantor 2, Holdings and the Borrower contained in the Merger Documentation are true and correct as of the date hereof. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          4.19 Security Documents. (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a) (which financing statements have been duly completed and delivered to the Administrative Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed (all of which filings have been duly completed), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).
          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed in the offices specified on Schedule 4.19(b) (in the case of the Mortgages to be executed and delivered on or prior to the Effective Date) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 6.10(b)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Parent/Affiliate Guarantors or any of their Subsidiaries.
          4.20 Solvency. The Borrower is, and the ASOT Group Members, taken as a whole, are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
          4.21 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).
          4.22 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Merger Documentation and the Real Estate Purchase Documentation, including any amendments, supplements or modifications with respect to any of the foregoing.
          4.23 REIT Status; Borrower Tax Status. With respect to any Future REIT, (a) prior to its applicable REIT Election Effective Date, such Future REIT will not be an association (or publicly traded partnership or taxable mortgage pool) taxable as a corporation for federal tax purposes and (b) after its applicable REIT Election Effective Date, such Future REIT will be organized and will be operated in a manner that will allow it to qualify for REIT Status commencing with the taxable year in which the REIT Election Effective Date occurs and will maintain REIT Status on a continuous basis since such date. The Borrower is not an association (or publicly traded partnership or taxable mortgage pool) taxable as a corporation for federal tax purposes.
SECTION 5. CONDITIONS PRECEDENT
          5.1 Conditions to Effectiveness. Subject to Section 6.18, the effectiveness of this Agreement and the agreement of each Additional Tranche B Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or substantially contemporaneously with the making of such extension of credit on the Effective Date, of the following conditions precedent:
     (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each Parent/Affiliate Guarantor and the Borrower, (ii) an Acknowledgement and Consent, executed and delivered by a duly authorized officer of each Parent/Affiliate Guarantor, the Borrower and each Subsidiary Guarantor, and (iii) with respect to the Additional Tranche B Loan Commitments, a Lender Addendum executed and delivered by each Additional Tranche B Term Loan Lender and accepted by the Borrower.
     (b) Required Lenders Under Existing Credit Agreement. The Administrative Agent shall have received written consents from Lenders (as defined in the Existing Credit Agreement) which constitute (i) Required Lenders (as defined in the Existing Credit Agreement) under the Existing Credit Agreement to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) with respect to the waiver of Section 2.12(a) of the Existing Credit Agreement, the Required Prepayment Lenders (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, and (iii) with respect to the waiver of Section 2.18(b) of the Existing Credit Agreement, each of the Tranche A Term Loan Lenders (as defined in the Existing Credit Agreement) (in each case, it being agreed that the execution of a Lender Addendum by a Lender shall constitute such written consent).

     (c) Pro Forma Balance Sheet. The Lenders shall have received the Pro Forma Balance Sheet.
     (d) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all out-of-pocket expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.
     (e) Solvency Analysis. The Lenders shall have received a customary solvency analysis certified by the chief financial officer or treasurer of the Borrower which shall document the solvency of the Borrower and its Subsidiaries considered as a whole after giving effect to the transactions contemplated hereby.
     (f) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.
     (g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
     (i) the legal opinion of Wachtell, Lipton, Rosen & Katz (and/or such other law firms reasonably satisfactory to the Administrative Agent), as counsel to Combined Group Members, substantially in the form of Exhibit F; and
     (ii) the legal opinion of local counsel in Maryland and of such other special and local counsel as may be required by the Administrative Agent.
Each such legal opinion shall cover such other matters incidental to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and shall be addressed to the Administrative Agent and the Lenders.
     (h) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. To the extent not delivered prior to the Effective Date, the Administrative Agent shall have received (i) the certificates (if any) representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.
     (i) Filings, Registrations and Recordings. To the extent not delivered prior to the Effective Date, each document (including, without limitation, any financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.
     (j) PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.
     (k) UCC Insurance Policy. The Administrative Agent shall have received a “UCC-9 Loan Insurance Policy” in form and substance satisfactory to the Administrative Agent and from an insurance company satisfactory to the Administrative Agent (the amount of such policy not to exceed the sum of the Tranche A Term Loans, the Tranche B Term Loans, the Additional Tranche B Term Loan Commitment, the aggregate available amount of the Incremental Term Loan Facilities and the Revolving Credit Commitment on the Effective Date).
          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
     (c) No Cure Period. Solely with respect to the Additional Tranche B Term Loans and any Incremental Term Loans, no Cure Period shall be in effect on such date.
          Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS
          Each of the Parent/Affiliate Guarantors and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the Parent/Affiliate Guarantors and the Borrower shall and shall cause each of their respective Subsidiaries (other than the Affiliate Borrower Group Members) to:
          6.1 Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:
     (a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Financial Reporting Parties commencing with the fiscal year ending December 31, 2007, a copy of the audited combined balance sheet of the Financial Reporting Parties and their respective Subsidiaries as at the end of such year and the related audited combined statements of operations and cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year (solely to the extent such previous year ended after the Closing Date), reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing;
     (b) as soon as available, but in any event within 120 days after the end of each fiscal year of the Financial Reporting Parties commencing with the fiscal year ending December 31, 2007, unaudited financial and operating information for each Operating Property for such year, including, without limitation, occupancy rates, rent rates, Capital Expenditures and net operating income, certified by a Responsible Officer as being fairly stated in all material respects;
     (c) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Financial Reporting Parties, the unaudited combined balance sheet of the Financial Reporting Parties and their respective Subsidiaries as at the end of such quarter and the related unaudited combined statement of operations and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year (solely to the extent such corresponding period ended after the Closing Date), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);
     (d) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Financial Reporting Parties, unaudited financial and operating information for each Operating Property for such quarter, including, without limitation, occupancy rates, rent rates, Capital Expenditures and net operating income, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

     (e) no later than three Business Days after the same are required to be delivered to the lenders under the Mortgage/Mezzanine Facilities, all of the financial statements and other materials each Mortgage/Mezzanine Borrower is required to deliver under its respective Mortgage/Mezzanine Documents;
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
          6.2 Certificates; Other Information. Furnish to the Administrative Agent for distribution to each Lender, or, in the case of clause (h), to the relevant Lender:
     (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);
     (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (A) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Combined Group Members with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Financial Reporting Parties, as the case may be, (B) information with respect to each Reinvestment Event and each Affiliate Borrower Reinvestment Event occurring during such fiscal quarter or fiscal year, as applicable, including (x) the amount of Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds and Distributable Affiliate Proceeds received by the Combined Group Members in connection with such Reinvestment Event or Affiliate Borrower Reinvestment Event, as applicable, (y) the date on which such Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds or Distributable Affiliate Proceeds were received and (z) the amount of such Net Cash Proceeds, Affiliate Borrower Net Cash Proceeds and Distributable Affiliate Proceeds used by the Combined Group Members for each such Reinvestment Event or Affiliate Borrower Reinvestment Event, as applicable, prior to the end of such fiscal quarter or fiscal year, as applicable and (C) any financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;
     (c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Financial Reporting Parties, a detailed combined budget for the

Financial Reporting Parties and their respective Subsidiaries for the following fiscal year and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect (it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount);
     (d) within 60 days after the end of each fiscal quarter (or 120 days after the end of each fiscal year) of the Financial Reporting Parties, a narrative discussion and analysis of the financial condition and results of operations and significant events of the Financial Reporting Parties and their respective Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;
     (e) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Mortgage/Mezzanine Documents, the Affiliate Borrower Loan Documents, the Real Estate Purchase Documentation or the Merger Agreement;
     (f) within five days after the same are sent, copies of all financial statements and reports that any Combined Group Member sends to the holders of any class of its debt securities or equity securities (including, without limitation, the ASOT Preferred Stock), and, within five days after the same are filed, copies of all financial statements and reports that any Combined Group Member may make to, or file with, the SEC (provided that the names of any limited partners identified in such financial statements or reports may be redacted prior to delivery);
     (g) within three Business Days after the same are received, copies of all certificates, notices and other documents delivered to any ASOT Group Member by any Affiliate Borrower in accordance with the Affiliate Borrower Loan Documents; and
     (h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of any Combined Group Member, as the case may be.
          6.4 Conduct of Business and Maintenance of Existence; Compliance. (a)(i) After giving effect to the Mergers, preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          6.6 Inspection of Property; Books and Records; Discussions. (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties during normal business hours and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (but no more than one visit per any 12-month period shall be permitted (except upon the occurrence and during the continuance of an Event of Default)) and to discuss the business, operations, properties and financial and other condition of the ASOT Group Members with officers and employees of the ASOT Group Members and with its independent certified public accountants; provided, however, that (a) unless an Event of Default has occurred and is continuing, the ASOT Group Members shall only be required to pay the expenses of one such inspection of all of the ASOT Group Members’ books and records during any fiscal year, (b) unless an Event of Default has occurred and is continuing, the Lenders shall cooperate so that such visit does not materially disrupt the normal operations of such ASOT Group Member, and (c) the Lenders shall conduct each such inspection in compliance with all reasonable safety and security requirements of such ASOT Group Member.
          6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of any Combined Group Member or (ii) litigation, investigation or proceeding which may exist at any time between any Combined Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting any Combined Group Member (i) in which the amount involved is $50,000,000 or more and not covered by insurance, (ii) in which material injunctive or similar relief is sought or (iii) which relates to any Loan Document;

     (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;
     (e) as soon as possible and in any event within 30 days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Combined Group Members, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, any Combined Group Member;
     (f) with respect to each Future REIT, after its applicable REIT Election Effective Date, promptly after the occurrence thereof, notice of the failure of such Future REIT, and each Future Affiliate REIT or any existing Future Affiliate REIT to maintain REIT Status;
     (g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and
     (h) the occurrence of an Appraisal Trigger Event.
          Each notice pursuant to this Section 6.7 shall be accompanied by a statement of the Borrower, signed on behalf of the Borrower by a Responsible Officer, setting forth details of the occurrence referred to therein and stating what action the relevant Combined Group Member proposes to take with respect thereto.
          6.8 Environmental Laws. (a)  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          (c) If any ESA or update identifies a Recognized Environmental Condition (“REC”), as defined under ASTM guidelines, the Borrower shall, within six months of the delivery of such ESA or update to the Administrative Agent, conduct such follow up testing, provide such reports, and take such other actions as required or approved by the applicable Governmental Authority to the Administrative Agent to mitigate such REC.
          6.9 Interest Rate Protection. In the case of the Borrower, within 60 days after the Effective Date, enter into, and thereafter maintain for a period of not less than three years, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.
          6.10 Additional Collateral, etc. (a)  With respect to any Property acquired after the Effective Date by any ASOT Group Member (other than (x) any real property or any Property described in paragraph (c) of this Section 6.10, (y) any Property subject to a Lien expressly permitted by Section 7.3 and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
          (b) With respect to (i) any fee interest in any real property having an appraised value (together with improvements thereof) of at least $5,000,000 acquired after the Effective Date by any ASOT Group Member (other than any such real property owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 7.3), or (ii) subject to the related Loan Party obtaining the required landlord consent (provided that each Loan Party shall use commercially reasonable efforts to obtain such consent), any leasehold interest in real property having an aggregate appraised value of $5,000,000 acquired or leased (including any leasehold property interest owned by any new Subsidiary acquired after the Effective Date) in one or a series of transactions after the Effective Date by any ASOT Group Member, promptly (and in any event no later than 60 days after the acquisition thereof) (A) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (B) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (C) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Effective Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), by any ASOT Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any ASOT Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such ASOT Group Member, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that, (A) the covenants set forth in this paragraph (c) shall be inapplicable with respect to (x) any new Subsidiary created after the Closing Date, to the extent the Capital Stock of such Subsidiary is required to be subject to a Lien securing the Indebtedness under the Mortgage/Mezzanine Facilities and (y) the general partner(s) of any Subsidiary described in clause (x) above, and (B) the general partner of any Mortgage/Mezzanine Borrower shall not be required to become a Guarantor or Grantor (as defined in the Guarantee and Collateral Agreement).
          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Effective Date by any ASOT Group Member (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any ASOT Group Member (other than any Excluded Foreign Subsidiaries), (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such ASOT Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (e) Substantially contemporaneously with the Smith LLC Redemption and the NTPA LLC Redemption, to the extent reasonably deemed necessary by the Administrative Agent, (i) with respect to any Property subject to the Lien created by the Security Documents immediately prior to the Smith LLC Redemption or the NTPA LLC Redemption, as applicable, comply with the provisions of Sections 6.10(a), (b), (c) and (d) to evidence the continuation of such Lien by Smith LLC, NTPA LLC or their respective Subsidiaries, as applicable and (ii) with respect to any Subsidiary of the Borrower that is a guarantor party to the Guarantee and Collateral Agreement immediately prior to the Smith LLC Redemption or the NTPA LLC Redemption, as applicable, comply with the provisions of Section 6.10(c) to evidence the continuation of such guarantee by such Subsidiaries, provided that, with respect to any Smith LLC Asset in connection with the Smith LLC Redemption or with respect to any NTPA LLC Asset in connection with the NTPA LLC Redemption, the Borrower may elect to cause an amount equal to the Release Price for such Property to be applied to prepay the Loans in accordance with Section 2.12(c) and upon the receipt by the Administrative Agent on behalf of the Lenders of such Release Price, (x) such Smith LLC Asset or NTPA LLC Asset, as the case may be, shall be automatically released from the Liens of the Security Documents and guarantee obligations under the Guarantee and Collateral Agreement and (y) each of NTPA LLC and Smith LLC shall be automatically released from their respective guarantee obligations under the Guarantee and Collateral Agreement.
          (f) With respect to any new Additional Parent Guarantor that acquires any Capital Stock of Holdings I Corp, Holdings I, Holdings II, the Principal Guarantor, the Secured Note LLC or the OC/SD JV Holdings LLC after the Closing Date, such Additional Parent Guarantor shall promptly (i) cause such Additional Parent Guarantor (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, (ii) cause such Additional Parent Guarantor to be come a party to each other Loan Document to which Guarantor 1 and Guarantor 2 is a party, (iii) deliver a closing certificate for such Additional Parent Guarantor, substantially in the form of Exhibit C, together with the applicable attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          6.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any ASOT Group Member which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from any ASOT Group Member for such governmental consent, approval, recording, qualification or authorization.
          6.12 Appraisals. (a) On or within 30 days of each September 30 of each calendar year following the Effective Date, the Borrower shall deliver to the Lenders an updated Summary Appraisal for each of the Operating Properties; provided that, the Administrative Agent shall place the order for such Summary Appraisals on or about June 15th of each year.
          (b) In addition to the Appraisals delivered pursuant to Section 6.12(a), in the event an Appraisal Trigger Event has occurred with respect to any Operating Property, at the request of the Administrative Agent, the Borrower shall deliver to the Lenders on or prior to the date that is 60 days after such Appraisal Trigger Event an updated Summary Appraisal for such Operating Property.
          6.13 Amendments to the Development Loan Documents. In the event that the Development Loan Borrower or any of its Subsidiaries enters into any amendment, supplement or other modification with respect to the Development Loan Documents, each of the Parent/Affiliate Guarantors and the Borrower shall, and shall cause each of its Subsidiaries to, promptly execute and deliver any amendment, supplement or other modification to the Loan Documents reasonably requested by the Administrative Agent to evidence the effect of such amendment, supplement or modification to the Loan Documents.
          6.14 REIT Election Effective Date. Each of Holdings, NTPA LLC, Smith LLC, Secured Note LLC and OC/SD JV Holdings LLC may elect at any time to qualify as a real estate investment trust under Sections 856 through 860 of the Code, provided that, such election shall be effective with respect to each of Holdings, NTPA LLC, Smith LLC, Secured Note LLC and OC/SD JV Holdings LLC as of the same date.
          6.15 Additional Parent Guarantors. Contemporaneously with the sale or issuance of any Capital Stock of Holdings I Corp, Holdings I, Holdings II, the Principal Guarantor, Secured Note LLC or OC/SD JV LLC to a Person that is not a Parent/Affiliate Guarantor on the date of such issuance, cause such Person to become an Additional Parent Guarantor in accordance with Section 6.10(f).
          6.16 Affiliate Borrower Distributions. In the event that any direct or indirect Subsidiary of a Parent/Affiliate Guarantor (other than Holdings, the Borrower and its Subsidiaries) receives cash proceeds from any event of the type described in Section 2.12 that is not otherwise required to prepay the loans outstanding under the Affiliate Borrower Credit Agreements pursuant to the respective terms thereof, such Parent/Affiliate Guarantor shall cause the Affiliate Borrower Net Cash Proceeds or other net cash proceeds (the “Distributable Affiliate Proceeds”) of such event to be distributed to such Parent/Affiliate Guarantor not later than one Business Day after the receipt of such Distributable Affiliate Proceeds. The determination of Distributable Affiliate Proceeds from any event shall be made in an manner consistent with the definition of “Affiliate Borrower Net Cash Proceeds” to the extent such event is of the type described in the definition of “Affiliate Borrower Net Cash Proceeds”.

          6.17 Additional Development Properties. In the event that any Real Property that is not a Completed Property (each, an “Additional Development Property”) is acquired by the Combined Group Members after the Closing Date, the Parent/Affiliate Guarantors shall cause (i) such Additional Development Property to be acquired by a Subsidiary of any Combined Group Member other than the Development Borrower and its Subsidiaries, (ii) any Combined Group Member to comply with the terms of Section 6.10 of its Affiliate Revolving Note, to the extent required and (iii) Schedule 1.1B to be updated to reflect such acquisition.
          6.18 Post-Closing Covenants. On or prior to the date that is 60 Business Days after the Closing Date, the Borrower shall deliver to the Lenders:
     (a) legal opinions of law firms reasonably satisfactory to the Lenders, covering general corporate matters relating to the Subsidiary Guarantors;
     (b) (i) certificates representing the Capital Stock of any Person constituting Collateral, to the extent that the organizational documents of such Person provides that the equity interests therein shall be certificated, and (ii) such other documents required in connection therewith pursuant to Section 5.1(h);
     (c) to the extent not otherwise prohibited by any Contractual Obligation, the documents required by Section 6.10(d) with respect to the top-tier Foreign Subsidiaries that own the German Assets, including, without limitation, New York and German law pledge agreements and legal opinions, in each case, in form and substance reasonably satisfactory to the Administrative Agent;
     (d) with respect to the Operating Properties known as “North Point Place I” and “North Point Place II” (together, the “Mortgaged Properties”):
     (i) maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the title insurance company issuing the policy referred to in clause (ii) below (the “Title Insurance Company”) in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.
     (ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy — 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request; and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.
     (iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be extended to such maturity date and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.
     The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties;
     (e) documentation required pursuant to Section 6.10(c) with respect to existing Subsidiaries of the Borrower (other than those Subsidiaries that are parties to Indebtedness permitted by Section 7.2, to the extent such Indebtedness prohibits such Subsidiaries from providing a guarantee of the Obligations or prohibits the Capital Stock of such Subsidiaries from being pledged pursuant to the Security Documents, for which consents have not been obtained), including, without limitation, certificates representing the Capital Stock of such Subsidiaries and legal opinions relating to corporate and other matters;

     (f) an agreement relating to the payment of the Administration Fees by the Combined Group Members, including turnover provisions, duly executed and delivered by an authorized officer of each of the Funds, in form and substance reasonably satisfactory to the Administrative Agent;
     (g) a legal opinion of a law firm reasonably satisfactory to the Administrative Agent covering no conflicts with agreements relating to the German Assets, in form and substance reasonably satisfactory to the Administrative Agent; and
     (h) insurance certificates satisfying the requirements of Section 6.5.
SECTION 7. NEGATIVE COVENANTS
          Each of the Parent/Affiliate Guarantors and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the Parent/Affiliate Guarantors and the Borrower shall not and shall not permit any of their respective Subsidiaries (other than the Affiliate Borrower Group Members) to, directly or indirectly:
          7.1 Financial Condition Covenants.
          (a) Combined Leverage Ratio. Permit the Combined Leverage Ratio as at the last day of any fiscal quarter of the Financial Reporting Parties on any date to exceed the ratio set forth below opposite such fiscal quarter:

Combined
Fiscal Quarter	Leverage Ratio
FQ4 2007 through FQ3 2008	0.800 to 1.00
FQ4 2008 through FQ3 2009	0.775 to 1.00
FQ4 2009 through FQ3 2010	0.750 to 1.00
FQ4 2010 through FQ3 2011	0.675 to 1.00
FQ4 2011 and thereafter	0.625 to 1.00
          (b) Combined Debt Service Coverage Ratio. Permit the Combined Debt Service Coverage Ratio for any period of four consecutive fiscal quarters of the Financial Reporting Parties (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Combined Debt Service
Fiscal Quarter	Coverage Ratio
FQ4 2007 to FQ3 2010	1.00 to 1.00
FQ4 2010 to FQ3 2011	1.05 to 1.00
FQ 2011 and thereafter	1.10 to 1.00

          (c) Maintenance of Tangible Net Worth. Permit Tangible Net Worth as of the last day of any fiscal quarter of the Financial Reporting Parties set forth below to be less than the amount set forth opposite such fiscal quarter:

Tangible
Fiscal Quarter	Net Worth
FQ4 2007 to FQ3 2008	$3,500,000,000
FQ4 2008 to FQ3 2009	$3,750,000,000
FQ4 2009 and thereafter	$4,000,000,000
          7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) Indebtedness of any Applicable Party to any of its Subsidiaries and of any Wholly Owned Subsidiary of any Applicable Party to such Applicable Party or any other Subsidiary of such Applicable Party;
     (c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding minus the aggregate outstanding principal amount of Indebtedness of the Affiliate Borrowers and their Subsidiaries permitted by Section 7.2(c) of the applicable Affiliate Borrower Credit Agreements;
     (d) subject to the proviso in Section 7.2(n) with respect to guarantees, Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);
     (e) Guarantee Obligations made in the ordinary course of business by any Applicable Party or any of its Subsidiaries of obligations of such Applicable Party or any of its Wholly Owned Subsidiaries;
     (f) Indebtedness of any Applicable Party and its Subsidiaries in respect of the Mortgage/Mezzanine Facilities and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);
     (g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, or in respect of netting services, overdraft protections or otherwise in connection with deposit accounts;

     (h) Indebtedness arising under any Capital Stock purchase, repurchase or redemption obligations which may arise pursuant to joint venture agreements in effect on the Closing Date;
     (i) Indebtedness (other than Recourse Indebtedness) assumed by any Applicable Party or any of its Subsidiaries in connection with any acquisition permitted by Section 7.8(h); provided that, such Indebtedness existed at the time of such acquisition and was not created in connection therewith or in contemplation thereof, and provided, further that, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (i) certifying that, after giving effect to such additional Indebtedness, no Event of Default shall exist and (ii) containing all information and calculations necessary, and taking into consideration such additional Indebtedness, for determining pro forma compliance with the provisions of Section 7.1 hereof (other than Sections 7.1(a) and 0 if such Indebtedness is assumed during a Cure Period and the related acquisition was contractually committed to prior to the related Test Date);
     (j) guarantees (including bonds), performance bonds and indemnification obligations incurred in the ordinary course of business of obligations of any Applicable Party and its Subsidiaries in favor of suppliers, customers, contractors, lessees, tenants, and mechanics of such Applicable Party or any Subsidiary and any other such obligations, in each case entered into in the ordinary course of business, which are in an outstanding amount not exceeding $50,000,000 individually or $150,000,000 in the aggregate outstanding at any time minus, in each case, the aggregate outstanding principal amount of such Indebtedness of the Affiliate Borrowers and their Subsidiaries permitted by Section 7.2(j) of the applicable Affiliate Borrower Credit Agreements;
     (k) Indebtedness of any Joint Venture, directly or indirectly owned by any Applicable Party, to such Applicable Party or any Subsidiary to the extent permitted by Section 7.8(g);
     (l) Indebtedness in respect of the Non-Recourse Subsidiary Borrowers that is secured by either (i) Real Property acquired by any Applicable Party or any of its Subsidiaries after the Closing Date and any related Property permitted by Section 7.3(r) or (ii) the Capital Stock of any Subsidiary of such Non-Recourse Subsidiary Borrower, that is also a Non-Recourse Subsidiary Borrower; provided that, with respect to any of the foregoing Indebtedness:
     (A) none of the Applicable Parties nor any of their Subsidiaries provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as guarantor or otherwise), other than as guarantor (x) to the extent permitted by Section 7.2(e) for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guarantee or indemnification agreements in non-recourse financing of real estate or (y) to the extent otherwise permitted by Section 7.2(n);

     (B) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Applicable Parties nor any of their Subsidiaries other than the assets securing such Indebtedness, additions, accessions and improvements thereto and proceeds thereof and the Capital Stock of the Non-Recourse Subsidiary Borrower that is the borrower under such Indebtedness and, in the case of an Applicable Party or any of its Subsidiaries, recourse against such Applicable Party and its Subsidiaries for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guarantee or indemnification agreements in non-recourse financing or tax-exempt financing of real estate; and
     (C) to the extent that the lenders thereunder will have recourse to the Capital Stock of the borrower of such Indebtedness, such borrower shall be a Non-Recourse Subsidiary Borrower;
provided, further, that, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (x) certifying that, after giving effect to such additional Indebtedness, no Event of Default shall exist and (y) containing all information and calculations necessary, and taking into consideration such additional Indebtedness, for determining pro forma compliance with the provisions of Section 7.1(b) hereof. For the avoidance of doubt, if at any time following the Closing Date any Applicable Party or any of its Subsidiaries acquires the remaining Capital Stock of any Joint Venture not owned by the Applicable Parties or such Subsidiary on the Closing Date, any Real Property owned by such Joint Venture shall be included in clause (i) of this Section 7.2(l);
     (m) Construction Related Indebtedness that is not Recourse Indebtedness of any Combined Group Member;
     (n) guarantees by any Parent/Affiliate Guarantor (i) for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guarantee or indemnification agreements in non-recourse financing of real estate and customary completion guarantees by any Parent/Affiliate Guarantor, in each case with respect to Indebtedness permitted by Sections 7.2(l) and 7.2(m) hereof and Sections 7.2(l) and 7.2(n) of the Affiliate Borrower Credit Agreements, (ii) carry guarantees and/or payment guarantees in connection with Indebtedness permitted by Section 7.2(m) and (iii) of any other Indebtedness permitted by Section 7.2 if and to the extent required in order to provide the holders of the ASOT Preferred Stock with a “bottom guarantee” opportunity satisfying the requirements of the ASOT Trust Agreement; provided that, in the event that any of the completion guarantees, carry guarantees or payment guarantees otherwise permitted by Section 7.2(d) and this Section 7.2(n) are required by GAAP to be reflected as a liability on the combined balance sheet of the Financial Reporting Parties, the aggregate amount of such liabilities shall not exceed $300,000,000 at any one time outstanding;
     (o) additional unsecured Indebtedness of the Applicable Parties or any of their Subsidiaries in an aggregate principal amount (for the Applicable Parties and all their Subsidiaries) not to exceed $50,000,000 at any one time outstanding minus the aggregate outstanding principal amount of such Indebtedness of the Affiliate Borrowers and their Subsidiaries permitted by Section 7.2(o) of the applicable Affiliate Borrower Credit Agreements;
     (p) secured Indebtedness of the Affiliate Revolving Note Borrowers under the Affiliate Revolving Notes, the proceeds of which are used by the Affiliate Revolving Note Borrowers for the purposes permitted by clause (ii) of Section 4.16, provided that, (x) the Affiliate Revolving Note Borrowers shall not have any Indebtedness other than the applicable Affiliate Revolving Note and non-recourse Indebtedness of the type described in Sections 7.2(l) and 7.2(m), and (y) the Affiliate Revolving Notes are pledged by the Borrower to the Administrative Agent as Collateral;
     (q) Indebtedness of the Borrower pursuant to the Subordinated Affiliate Notes Payable;
     (r) guarantees by any Parent/Affiliate Guarantor for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers and other circumstances customarily excluded by institutional lenders from exculpation provisions with respect to the Affiliate Borrower Credit Agreements, provided that, such Guarantee Obligations are subordinated to the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent;
     (s) Indebtedness of the Financial Reporting Parties comprised of the loans made by the Borrower under the Secured Guarantor Notes, provided that, the Secured Guarantor Notes are pledged by the Borrower to the Administrative Agent as Collateral;
     (t) fully cash collateralized letters of credit issued for the account of the Applicable Parties or any of their Subsidiaries, provided that, at any time the Tranche A Term Loans are outstanding or the Borrower is not in compliance with the Required Ratios, the aggregate face amount of such letters of credit at any one time outstanding shall not exceed an amount equal to $25,000,000 minus the aggregate face amount of letters of credit issued for the account of the Affiliate Borrowers or any of their Subsidiaries in accordance with Section 7.2(t) of the Affiliate Borrower Credit Agreements;
     (u) unsecured Indebtedness (the “Unsecured Employee Cost Loans”) incurred among any of Holdings I-A, Holdings I-B, Holdings II, the Borrower, Secured Note LLC and OC/SD JV Holdings LLC (each, an “Unsecured Affiliate Borrower”), as borrower, and any of Holdings I-A, Holdings I-B, Holdings II, the Borrower, Secured Note LLC and OC/SD JV Holdings LLC (each, an “Unsecured Affiliate Lender”), as lender, solely for the purposes of funding the Unsecured Affiliate Borrowers’ obligations with respect to employee expenses to be shared by the Unsecured Affiliate Borrowers; and
     (v) Indebtedness incurred by the Applicable Parties and their Subsidiaries in connection with any investment in Mezzanine Notes Receivable permitted by Section 7.8(m); provided that, immediately prior to and after giving effect to the incurrence of such Indebtedness, the Mezzanine Notes Receivable Leverage Ratio for the related Mezzanine Notes Receivable is less than 0.80 to 1.00.
          7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Applicable Party or its Subsidiaries, as the case may be, in conformity with GAAP;
     (b) (i) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s or other like Liens, (ii) Liens of banks related to Indebtedness permitted by Section 7.2(g) and (iii) Liens of landlords on furniture, fixtures and equipment pursuant to customary Contractual Obligations, in each case, arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Sections 7.2(d) or any Liens securing any refinancings, refundings, renewals or extensions of the foregoing, provided that, no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
     (g) Liens securing Indebtedness of the Applicable Parties or any of their Subsidiaries incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that, (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the principal amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price of such fixed or capital asset;
     (h) Liens created pursuant to the Security Documents;
     (i) any interest or title of a lessor under any lease entered into by the Applicable Parties or any of their Subsidiaries in the ordinary course of its business and covering only the assets so leased;
     (j) Permitted Leases (including memoranda thereof), and any recordation thereof;
     (k) Liens resulting from any judgment, writ or warrant of attachment or similar process and not constituting an Event of Default;
     (l) licenses of Intellectual Property in the ordinary course of business;
     (m) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with an Applicable Party or any of its Subsidiaries to the extent permitted hereunder (and not created in anticipation or contemplation thereof) securing Indebtedness permitted by Section 7.2(i); provided that, such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements and accessions thereon and proceeds thereof), and are no more favorable to the lienholders than such existing Liens (taken as a whole);
     (n) Liens created by sale contracts documenting unconsummated asset dispositions permitted by this Agreement; provided that, such Liens attach only to assets and proceeds thereof subject to such sales contracts;
     (o) Liens attaching to cash earnest money deposits made by any Applicable Party and its Subsidiaries in connection with any letter of intent or purchase agreement entered into by such Applicable Party or the applicable Subsidiary, provided that, such acquisition is permitted by Section 7.8;
     (p) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;
     (q) purported Liens evidenced by the filing of precautionary financing statements by a lessor relating solely to operating leases of personal property entered into in the ordinary course of business;
     (r) Liens on (x) fee-owned property or real property leases of the Applicable Parties and their Subsidiaries and any related Property (other than the Capital Stock of the Applicable Parties and any of their Subsidiaries that is not a Non-Recourse Subsidiary Borrower) customarily granted or pledged by a borrower to its lender in connection with non-recourse financing including, without limitation, any personal property located on or related to such Property, any contracts, receivables and general intangibles related to such real property and any Hedge Agreements relating to the Indebtedness, or (y) the Capital Stock of any Non-Recourse Subsidiary Borrower (and, in each case, any proceeds from any of the foregoing) which Liens secure Indebtedness permitted by Sections 7.2(l) and 7.2(m); provided that, in each case, (i) such Liens shall be created substantially simultaneously with the incurrence of such Indebtedness and (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, other than, in each case, in connection with any consolidations of such Indebtedness;
     (s) Liens securing Indebtedness permitted by Section 7.2(f), provided that, (x) such Liens are created substantially simultaneously with the incurrence of such Indebtedness and (y) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, other than, in each case, in connection with any consolidations of such Indebtedness;
     (t) the Liens in favor of the Borrower securing the obligations of Secured Note LLC under the Secured Contribution Agreement;
     (u) Liens on cash collateral to secure letters of credit issued for the account of the Applicable Parties and their Subsidiaries to the extent such letters of credit are permitted by Section 7.2(t);
     (v) Liens in favor of the Borrower securing the obligations of the Affiliate Revolving Note Borrowers under the Affiliate Revolving Notes permitted by Section 7.2(p), provided that, to the extent any such Affiliate Revolving Note is secured by any of the assets of the related Affiliate Revolving Note Borrower and its Subsidiaries which assets directly or indirectly constitute Collateral, such Lien shall be a second-priority Lien and the Borrower shall have executed and delivered an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent;
     (w) Liens in favor of the Borrower securing the obligations of the Financial Reporting Parties under the Secured Guarantor Notes permitted by Section 7.2(s), provided that, to the extent any such Secured Guarantor Note is secured by any of the assets of any Combined Group Member which assets directly or indirectly constitute Collateral, such Lien shall be a second-priority Lien and the Borrower shall have executed and delivered an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent; and
     (x) Liens on any amounts in any bond fund, redemption fund or rebate fund established and maintained in accordance with any Bond Documents.
          7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
     (a) any Subsidiary of any Applicable Party or any other Person may be merged or consolidated with or into, or, so long as such Subsidiary has nominal or no assets or liabilities, be liquidated, wound up or dissolved, or all or any part of its business, Property or assets may be conveyed, sold, leased transferred or otherwise disposed of, in one transaction or a series of transactions to, (x) such Applicable Party (provided that such Applicable Party shall be the continuing or surviving corporation) or any Wholly Owned Subsidiary Guarantor (provided that (i) a Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Wholly Owned Subsidiary Guarantor and such Applicable Party shall comply with Section 6.10 in connection therewith) or (y) the Borrower (1) in a transaction in which the Borrower shall be the continuing or surviving corporation or (2) in a transaction in which the Borrower shall not be the continuing or surviving corporation (such surviving person, the “Successor Borrower”); provided that, (A) such transaction shall not cause the Borrower to fail to be in pro forma compliance with the covenants contained in Section 7.1 (other than Sections 7.1(a) and 0 if such transaction is consummated during a Cure Period and was contractually committed to prior to the related Test Date), (B) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (C) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in a form reasonably satisfactory to the Administrative Agent, (D) each Guarantor, unless it is the other party in such transaction, shall confirm that its guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (E) each Guarantor, unless it is the other party to such transaction, shall have by a supplement to the Guarantee and Collateral Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (F) each mortgagor of the Mortgaged Property, unless it is the other party to such transaction, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and/or its guarantee thereof, as applicable, (G) such transaction shall not cause a Change of Control to occur and (H) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such transaction and such supplement to this Agreement or any Security Document comply with this Agreement; provided further that, if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;
     (b) any Subsidiary of any Applicable Party may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to such Applicable Party, any Subsidiary Guarantor or any Mortgage/Mezzanine Borrower;
     (c) the Mergers and the Asset Dispositions may be consummated; and
     (d) the NTPA LLC Redemption and the Smith LLC Redemption may be consummated, provided that, the provisions of Section 6.10(c) are satisfied in connection therewith.
          7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

     (a) the Disposition of obsolete or worn out property or surplus property in the ordinary course of business;
     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions permitted by Sections 7.4(b), (c) and (d);
     (d) the sale or issuance of the Capital Stock of any Subsidiary of an Applicable Party to such Applicable Party, any Subsidiary Guarantor or any Mortgage/Mezzanine Borrower;
     (e) the Disposition of other assets (other than the Affiliate Revolving Notes, the Secured Guarantor Notes, the Affiliate Borrower Loan Documents and the Subordinated Affiliate Notes Payable), provided that, (i) such Disposition is at fair market value, as reasonably determined by the ASOT Group Member making such Disposition, (ii) such Disposition shall not result in a Material Adverse Effect, (iii) at the time of such Disposition, a certificate of a Responsible Officer shall have been delivered to the Administrative Agent, which shall include (A) a computation demonstrating pro forma compliance with the covenants contained in Section 7.1(b) after giving effect to such Disposition and (B) a certification that no Default or Event of Default shall have occurred and be continuing at such time or after giving effect to such Disposition and (iv) the requirements of Section 2.12(c) are complied with in connection therewith, to the extent necessary;
     (f) any Recovery Event, provided, that the requirements of Section 2.12(c) are complied with in connection therewith;
     (g) Permitted Leases;
     (h) Investments permitted by Section 7.8;
     (i) Asset Sales pursuant to “forced-sale,” “buy-sell,” “put-call” or similar arrangements in joint venture agreements of the Joint Ventures in effect on the date hereof;
     (j) licenses of Intellectual Property in the ordinary course of business;
     (k) Dispositions, by means of trade-in, of equipment used in the ordinary course of business, so long as such equipment is replaced or substituted, substantially concurrently, by like-equipment;
     (l) the sale or issuance of the Capital Stock of Holdings I Corp, Holdings I, Holdings II, the Principal Guarantor, Secured Note LLC or OC/SD JV Holdings LLC to any Person; provided that, if such Person is not a Parent/Affiliate Guarantor on the date of such sale or issuance, such Person shall contemporaneously become an Additional Guarantor in accordance with Section 6.10(c); and

     (m) the Borrower may Dispose of the German Assets to the Affiliate Borrower I-B; provided that, the Affiliate Borrower I-B contemporaneously complies with Section 6.10(c) of the Affiliate Borrower I-B Credit Agreement.
          7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any ASOT Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any ASOT Group Member, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any ASOT Group Member to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:
     (a) any Subsidiary may make Restricted Payments to any Applicable Party, any Subsidiary Guarantor or any Mortgage/Mezzanine Borrower or, solely to the extent necessary to make payments required to be made by the Mortgage/Mezzanine Documents, to any other Subsidiary of the Applicable Parties that is a borrower under the Mortgage/Mezzanine Facilities;
     (b) each of the Financial Reporting Parties may make Restricted Payments to its equity holders in the form of its limited partnership interests;
     (c) (i) the ASOT Group Members may make Restricted Payments directly or indirectly to any Parent/Affiliate Guarantor, and each Parent/Affiliate Guarantor may make Restricted Payments to its direct or indirect owners if on the date of such Restricted Payment, the Tranche A Term Loans have been paid in full and the Borrower is in compliance with the Required Ratios, and (ii) each Future REIT and Future Affiliate REIT may, after its applicable REIT Election Effective Date, make Restricted Payments directly or indirectly to any Parent/Affiliate Guarantor, and each Parent/Affiliate Guarantor may make Restricted Payments to its direct or indirect owners in such amount necessary to enable (disregarding the ability of such Future REIT and the Future Affiliate REITs to make consent dividends within the meaning of Section 565 of the Code) (A) any such Future REIT to pay such dividends to its members as may be necessary for such Future REIT to maintain REIT Status and (B) any such Future Affiliate REIT to pay such dividends to its members as may be necessary for such Future Affiliate REIT to maintain REIT Status; provided that, on the date of any such Restricted Payment, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (x) certifying that, immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, (y) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1 hereof and (z) Restricted Payments may not be made pursuant to clause (i) above during any Cure Period;

     (d) any ASOT Group Member may make Restricted Payments to its direct or indirect owners to allow such direct or indirect owners to pay (i) corporate overhead expenses incurred in the ordinary course of business not to exceed $5,000,000 in any fiscal year minus the aggregate amount of such Restricted Payments made by the Affiliate Borrowers and their Subsidiaries pursuant to Section 7.6(d)(i) of the Affiliate Borrower Credit Agreements and (ii) at any time prior to the REIT Election Effective Date of any Future REIT or Future Affiliate REIT, any taxes which are due and payable by such ASOT Group Members and such Future REIT and/or Future REIT Affiliate (or the first taxpayers that are a direct or indirect owner of any of the Financial Reporting Parties, in each case, solely to the extent of net income attributable to the ASOT Group Members), including, without limitation, in connection with any Disposition of Property permitted by Section 7.5 (assuming that each such owner is taxable at the highest marginal tax rate applicable to corporations resident in New York City (taking into account the deductibility of state and local taxes)); provided that, on the date of any such Restricted Payment, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (x) certifying that, solely in the case of a Restricted Payment described in clause (ii) above, immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (y) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1(b) hereof;
     (e) (i) if, on any date after the Tranche A Term Loans have been repaid in full, the Borrower is in compliance with the Required Ratios on such date, the Borrower may make Restricted Payments on such date to (A) pay the coupon on the ASOT Preferred Stock to the holders thereof, (B) make Restricted Payments to the holders of the ASOT Preferred Stock or (C) redeem the ASOT Preferred Stock; provided that, (1) on the date of any such Restricted Payment, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (x) certifying that, immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (y) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1 hereof and (2) Restricted Payments may not be made pursuant to this clause (i) during any Cure Period, (ii) the Borrower may make Restricted Payments to redeem the ASOT Preferred Stock with the proceeds of a cash equity contribution made directly or indirectly by any investor in any of the Financial Reporting Parties and (iii) the Borrower may make Restricted Payments to redeem the ASOT Preferred Stock during the period beginning on the Closing Date through and including the Effective Date in an aggregate amount not exceeding $111,658,561;
     (f) in addition to the Restricted Payments permitted by Section 7.6(e)(ii), the Borrower may make Restricted Payments to redeem the ASOT Preferred Stock if either (x) after giving effect to one or more of such redemptions, there shall not be more than 300 holders of the ASOT Preferred Stock or (y) such redemption is made pursuant to Section E(iii) of Exhibit F to the ASOT Trust Agreement upon the death of the holder of the Series O Preferred Units (as defined in the ASOT Trust Agreement), provided that,

(i) the aggregate amount of such Restricted Payments made during the term of this Agreement shall not exceed an amount equal to $15,000,000 plus, solely in the case of Restricted Payments made in accordance to clause (y) above, the aggregate amount of Revolving Credit Loans and Swing Line Loans applied by the Borrower to (1) make such Restricted Payments or (2) reimburse the Borrower for such Restricted Payments, and (ii) on the date of any such Restricted Payment, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (A) certifying that, immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (B) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1 hereof (other than, in the case of a Restricted Payment pursuant to clause (y) above, Sections 7.1(a) and 0 if such Restricted Payment is made during a Cure Period);
     (g) at any time other than during a Cure Period, (x) any ASOT Group Member and its Subsidiaries may make either Restricted Payments to pay the Administration Fees or (y) the Borrower may make loans to the Financial Reporting Parties under the Secured Guarantor Notes, and the Financial Reporting Parties may make Restricted Payments to the holders of its Capital Stock with the proceeds of such loans; provided that, (A) on any date, the aggregate amount of Restricted Payments and the outstanding principal amount of loans made pursuant to this Section 7.6(g) shall not at any time exceed the aggregate amount of Administration Fees allocable to the ASOT Group Members during the period beginning on the Closing Date and ending on the date of determination, and (B) the Secured Guarantor Notes are pledged to the Administrative Agent as Collateral, and, provided further, that, on the date of any such Restricted Payment or loan, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (i) certifying that, immediately prior to and after giving effect to such Restricted Payment or loan, as applicable, no Default or Event of Default shall have occurred and be continuing and (ii) containing all information and calculations necessary, and taking into consideration such Restricted Payment or loan, as applicable, for determining pro forma compliance with the provisions of Section 7.1 hereof;
     (h) the Borrower may make distributions for current and accrued interest (and not principal) to the holders of the ASOT Preferred Stock to the extent that such distributions are required to be made in connection with the NTPA LLC Redemption and the Smith LLC Redemption, as applicable; provided that, (x) on the date of any such Restricted Payment, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (i) certifying that, immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (ii) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1 (other than, in the case of a Restricted Payment pursuant to clause (y) below, Sections 7.1(a) and 0 if such Restricted Payment is made during a Cure Period) and (y) Restricted Payments may not be made pursuant to this Section 7.6(h) during a Cure Period except to the extent necessary in connection with a Disposition of the NTPA LLC Assets or the Smith LLC Assets in accordance with Section 7.5(e);

     (i) the Borrower may make distributions to the holders of the Series I Preferred Units (as defined in the ASOT Trust Agreement) and Holdings may make distributions to the holders of the Holdings Series I Preferred Units, in each case, solely for current and accrued interest (and not principal); provided that, on the date of any such Restricted Payment, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate (i) certifying that, immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (ii) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1;
     (j) any ASOT Group Member may make Restricted Payments in an amount equal to the net cash proceeds received in connection with a sale or issuance of any Capital Stock permitted by Section 7.5(l); and
     (k) the NTPA LLC Redemption and the Smith LLC Redemption may be consummated, provided that, the provisions of Section 6.10(c) are satisfied in connection therewith.
          7.7 Limitation on Maintenance Capital Expenditures and Renovation Capital Expenditures. Make or commit to make any Maintenance Capital Expenditures or Renovation Capital Expenditures, except:
     (a) Maintenance Capital Expenditures of the ASOT Group Members made in the ordinary course of business in any fiscal year in an aggregate amount equal to the sum of all outstanding units owned or leased by the ASOT Group Members available at the beginning of such fiscal year multiplied by $950 (adjusted, in the case of units owned or leased by any Joint Venture, to reflect the Ownership Percentage of the ASOT Group Members in such Joint Venture); provided, that (i) up to 50% of any such amount referred to in this clause (a), if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Maintenance Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and second, in respect of amounts permitted for such fiscal year as provided above;
     (b) Renovation Capital Expenditures of the ASOT Group Members made in the ordinary course of business in an amount not to exceed an aggregate amount equal to $180,000,000 minus the aggregate amount of Renovation Capital Expenditures of the Affiliate Borrowers and their Subsidiaries made pursuant to Section 7.7(b) of the applicable Affiliate Borrower Credit Agreement; provided that, until the Tranche A Term Loans have been repaid in full and the Borrower is in compliance with the Required Ratios, the aggregate amount of Renovation Capital Expenditures made by the ASOT Group Members with respect to Joint Ventures that are not CapEx Controlled pursuant to this Section 7.7(b) shall not exceed an amount equal to $30,000,000 during the term of this Agreement minus the aggregate amount of Renovation Capital Expenditures of the Affiliate Borrowers and their Subsidiaries made with respect to Joint Ventures that are not CapEx Controlled pursuant to Section 7.7(b) of the applicable Affiliate Borrower Credit Agreement. For the avoidance of doubt, the amount of Renovation Capital Expenditures of any ASOT Group Member made with respect to any Joint Venture shall be deemed to be the amount actually paid by such ASOT Group Member, including, without limitation, amounts attributed to such ASOT Group Member from any distributions of such Joint Venture; and
     (c) Renovation Capital Expenditures of the ASOT Group Members for Real Property acquired after the Closing Date in accordance with Section 7.8(h), provided that, the Borrower has delivered to the Administrative Agent a written notice generally identifying such Renovation Capital Expenditures and the anticipated amount thereof promptly after such acquisition.
          7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in Cash Equivalents;
     (c) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.2(b), 7.2(e), 7.2(j), 7.2(n), 7.2(p), 7.2(q), 7.2(s), 7.2(t) and 7.2(u);
     (d) loans and advances to employees of any ASOT Group Member in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount at any one time outstanding for the ASOT Group Members not to exceed an amount equal to $2,500,000 minus the amount of loans and advances made by the Affiliate Borrowers and their Borrowers to their respective employees pursuant to Section 7.8(d);
     (e) the Mergers, the Asset Dispositions, the loans to the Affiliate Borrowers (other than the Development Loan Borrower) pursuant to the Affiliate Borrower Loan Documents, the loans to the Affiliate Revolving Note Borrowers pursuant to the Affiliate Revolving Notes, the Secured Contribution Agreement, the NTPA LLC Redemption, the Smith LLC Redemption, the Unsecured Employee Cost Loans and the Subordinated Affiliate Notes Payable;
     (f) Investments in assets useful in the Applicable Parties’ business made by such Applicable Party or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;
     (g) (i) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by any ASOT Group Member in the Applicable Parties or any Person that is a Wholly Owned Subsidiary and (ii) Investments consisting of loans to a Joint Venture owned by the Applicable Parties and their Subsidiaries as of the Closing

Date, to the extent that (x) such loans are required by the related joint venture agreement in effect on the Closing Date and (y) the aggregate amount of such loans to such Joint Venture do not exceed an amount equal to the aggregate amount of Indebtedness of such Joint Venture to its shareholders or members multiplied by the Ownership Percentage of the ASOT Group Members in such Joint Venture;
     (h) Investments (whether made directly or indirectly through the acquisition of a Person owning such assets) made by the Applicable Parties and their Subsidiaries to acquire Real Property, provided that, (i) such Investment shall not result in a Material Adverse Effect, (ii) at the time of such Investment, a certificate of a Responsible Officer shall have been delivered to the Administrative Agent, which shall include (A) a computation demonstrating pro forma compliance with the covenant contained in Section 7.1 after giving effect to such Investment (other than Sections 7.1(a) and 0 if such Investment is consummated during a Cure Period and is an acquisition that was contractually committed to prior to the related Test Date) and (B) a certification that no Default or Event of Default shall have occurred and be continuing at such time or after giving effect to such Investment, (iii) the terms and conditions set forth in Section 6.10 are satisfied and (iv) Investments may not be made pursuant to this Section 7.8(h) during a Cure Period other than acquisitions that were contractually committed to prior to the related Test Date;
     (i) Investments by the Applicable Parties and their Subsidiaries in any securities received by the Borrower or such Subsidiary in the ordinary course of business in satisfaction or partial satisfaction of indebtedness from financially troubled account debtors;
     (j) Investments received by the Applicable Parties and their Subsidiaries in connection with the bankruptcy or reorganization of suppliers and lessees and in settlement of delinquent obligations of, and other disputes with, lessees and suppliers arising in the ordinary course of business;
     (k) Investments by any ASOT Group Member in any Joint Venture owned by the Applicable Parties and their Subsidiaries as of the Closing Date, including any Investment required in connection with (i) the exercise by any partner or member in such Joint Venture of any “forced-sale,” “buy-sell,” “put-call” or similar arrangements in the joint venture agreements for such Joint Venture, or (ii) the purchase of the partnership or membership interest of any other partner or member in such Joint Venture, provided that, (x) such Investments are required by the related joint venture agreement in effect on the Closing Date and (y) the aggregate amount of such Investments made by the ASOT Group Members in such Joint Venture do not exceed an amount equal to the aggregate amount of investments in such Joint Venture made by its shareholders or members multiplied by the Ownership Percentage of the ASOT Group Members in such Joint Venture, provided, further, that, any such Investment in the form of a loan or advance shall be evidenced by a note and pledged as Collateral pursuant to the Security Documents;

     (l) Investments by the Applicable Parties and their Subsidiaries in Joint Ventures made after the Closing Date not otherwise permitted by Section 7.8 in an aggregate amount not exceeding on any date an amount equal to Applicable JV Investment Percentage in effect on such date of Gross Asset Value as at the last day of the fiscal quarter most recently ended for which financial statements are available less the aggregate amount of Investments in Joint Ventures made by the Affiliate Borrower Group Members after the Closing Date as of such date, provided that, (i) the amount of such Investment in the Capital Stock of any such Joint Venture shall be net of the amount of any Indebtedness incurred by such Joint Venture that is allocable to the Applicable Parties and their Subsidiaries on such date and (ii) such Investment shall be represented by a certificate representing the Capital Stock of such Joint Venture owned by any Parent/Affiliate Guarantor or the Borrower and its Subsidiaries, as applicable, pledged by the Loan Parties to the Administrative Agent as Collateral;
     (m) Investments by the Applicable Parties and their Subsidiaries in Mezzanine Notes Receivable not otherwise permitted by Section 7.8 in an aggregate amount not exceeding on any date an amount equal to 5% of Gross Asset Value as at the last day of the fiscal quarter most recently ended for which financial statements are available less the aggregate amount of Investments made in Mezzanine Notes Receivable by the Affiliate Borrower Group Members as of such date, provided that, such Investment is represented by a promissory note pledged to the Administrative Agent as Collateral;
     (n) Investments by the Applicable Parties and their Subsidiaries in (i) Joint Ventures existing on the Closing Date and (ii) Joint Ventures created in connection with any Disposition by any Combined Group Member that owns an Owned Property to the extent such Disposition is permitted by Section 7.5; and
     (o) loans made by the Borrower to the Financial Reporting Parties under the Secured Guarantor Notes in accordance with Section 7.6(g).
          7.9 Limitation on Redemptions and Modifications of the ASOT Preferred Stock. (a)  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the ASOT Preferred Stock, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating any ASOT Group Member to make payments to such Derivatives Counterparty as a result of any change in market value of the ASOT Preferred Stock, or (b) amend, modify or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to, any of the terms of the ASOT Preferred Stock (other than any such amendment, modification, waiver or other change which (i) would extend the date on which the holders of the ASOT Preferred Stock are entitled to be redeemed at their option, or reduce the amount of the liquidation preference with respect to the ASOT Preferred Stock, reduce the rate or extend the date for payment of preferred distributions thereon or relax any covenant or other restriction applicable to the ASOT Preferred Stock and (ii) does not involve the payment of a consent fee of more than a de minimis amount), provided that, the Borrower may redeem all or any portion of the ASOT Preferred Stock (x) with the proceeds of a cash equity contribution made directly or indirectly by any investor in any of the Financial Reporting Parties or (y) with the proceeds of any Restricted Payment made pursuant to Section 7.6.
          7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Combined Group Member) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of such ASOT Group Member entering into such transaction and (c) upon fair and reasonable terms no less favorable to the ASOT Group Member entering into such transaction than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, other than (i) the Asset Dispositions, the Affiliate Borrower Loan Documents, the NTPA LLC Redemption and the Smith LLC Redemption, (ii) the payment of the Administration Fees pursuant to the Fund Agreements, as in effect on the Closing Date or the date of formation, as applicable, to the extent any Restricted Payment was permitted by Section 7.6(g), (iii) the loans made by the Borrower to the Financial Reporting Parties pursuant to the Secured Guarantor Notes, (iv) the loans made by the Borrower to the Affiliate Revolving Note Borrowers to the extent permitted by Section 7.2(p), (v) the Unsecured Employee Cost Loans made by the Unsecured Affiliate Lenders to the Unsecured Affiliate Borrowers, (vi) the subordinated loans made by the Parent/Affiliate Guarantors to the Borrower pursuant to the Subordinated Affiliate Notes Payable, (vii) the Secured Contribution Agreement and (viii) the Administration Fee Agreement.
          7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any ASOT Group Member of real or personal property which has been or is to be sold or transferred by such ASOT Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such ASOT Group Member.
          7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Financial Reporting Parties to end on a day other than December 31 or change the Financial Reporting Parties’ method of determining fiscal quarters.
          7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any ASOT Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Mortgage/Mezzanine Documents, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby or Indebtedness permitted by Sections 7.2(l) and 7.2(m) (in each case, any prohibition or limitation shall only be effective against the assets financed thereby), and (d) any prohibition or limitation that (i) consists of customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.5 pending the consummation of such sale, provided that, such restriction or condition shall only be effective against such Property, (ii) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, provided that (A) such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (B) such prohibition or limitation shall only be effective against such Subsidiary or (iii) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (d)(ii), provided that (A) such amendments and refinancings are no more materially restrictive (taken as a whole) with respect to such prohibitions and limitations than those in effect prior to such amendment or refinancing and (B) the negative pledge clause(s) in such amendments or refinancings do not extend to Property other than such Property covered in the agreements permitted in clause (d)(ii).
          7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or the Mortgage/Mezzanine Documents, and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.
          7.15 Limitation on Lines of Business. Enter into any material line of business, either directly or through any Subsidiary, fundamentally or substantively different from those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Mergers) or that are reasonably related or ancillary thereto or that represents a reasonable extension or enhancement thereof.
          7.16 Limitation on Amendments to Merger Documentation. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Merger Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Merger Documentation except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.
          7.17 Limitation on Amendments to Other Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of (i) the ASOT Trust Agreement in any manner that would increase the amounts payable by the Borrower thereunder or (ii) the Holdings Trust Agreement in any manner that would increase the amounts payable by Holdings thereunder (in each case, other than any amendment modifying distributions to the equity holders of the Borrower or Holdings, as applicable, which are made on a pro rata basis among the Permitted Investors and the other equity investors), (b) amend, supplement or otherwise modify (pursuant to waiver or otherwise) the terms and conditions of the ASOT Trust Agreement or the Holdings Trust Agreement or any related agreement in any manner that increases the redemption price applicable to the ASOT Preferred Stock or the Holdings Series I Preferred Units, (c) amend, supplement or otherwise modify the organizational document of any ASOT Group Member in any manner that would adversely affect the interests of the Secured Parties; provided, that this Section shall not prohibit or restrict any such amendments, supplements or modifications made in connection with the transactions permitted under Section 7.4(c), (d) amend, supplement or otherwise modify the Secured Contribution Agreement in any manner that would adversely affect the interests of the Secured Parties, (e) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Affiliate Lender Subordination Agreement or the Administration Fee Agreement in any manner that would adversely affect the application thereto of the subordination provisions set forth therein or in any subordination agreement related thereto, or (f) otherwise amend, supplement or otherwise modify the terms and conditions of the Affiliate Lender Subordination Agreement or the Administration Fee Agreement or any note related thereto, except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.
          7.18 Limitation on Actions Relating to the Real Estate Purchase Documentation and the Affiliate Borrower Loan Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Real Estate Purchase Documentation or the Affiliate Borrower Loan Documents (other than the Development Loan Documents), other than any such amendments, supplements or modifications to the Affiliate Borrower Loan Documents to conform the provisions thereof to this Agreement, or take any action to enforce any of Secured Note LLC’s rights and remedies under the Real Estate Purchase Documentation or such Affiliate Borrower Loan Documents without the requisite consent of the Lenders hereunder in accordance with Section 10.1 (assuming that references in such Section to the Loan Documents and the related terms and definitions used therein are deemed to mean the applicable Real Estate Purchase Documentation or Affiliate Borrower Loan Documents with the corresponding terms and definitions thereunder) or (b) fail to take any action to enforce any of Secured Note LLC’s or the Borrower’s respective rights and remedies under the Real Estate Purchase Documentation or such Affiliate Borrower Loan Documents (other than the Development Loan Documents) as directed by the Required Lenders, provided that, Secured Note LLC shall not be required to take any action that would violate any Requirement of Law.
          7.19 Limitation on Activities of Parent/Affiliate Guarantors. In the case of any Parent/Affiliate Guarantor, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its direct or indirect ownership of the Capital Stock of any other Combined Group Member and any joint ventures to the extent permitted by Section 7.8, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents, Affiliate Borrower Loan Documents, the Secured Guarantor Notes and/or the Affiliate Revolving Note to which it is a party, the Unsecured Employee Cost Loans and/or the Secured Contribution Agreement, (iii) with respect to the Affiliate Revolving Note Borrowers, pursuant to Indebtedness permitted by Section 7.2(p), (iv) obligations with respect to its Capital Stock and (v) the guarantees permitted by Sections 7.2(n) and 7.2(r) hereof or any other customary completion guarantee required pursuant to a development agreement, or (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Combined Group Members in accordance with Section 7.6 pending application in the manner contemplated by said Section or pursuant to the Affiliate Borrower Loan Documents)

and cash equivalents) other than (1) the direct or indirect ownership of shares of Capital Stock of any other Combined Group Member, (2) in the case of Secured Note LLC, Secured Contribution Agreement and the Affiliate Borrower Loan Documents, (3) in the case of the Affiliate Lenders, the Subordinated Affiliate Notes Payable, and (4) in the case of the Unsecured Affiliate Lenders, the Unsecured Employee Cost Loans.
          7.20 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than (i) Hedge Agreements required under Section 6.9 and (ii) Hedge Agreements entered into in the ordinary course of business and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.
          7.21 Special Covenants. Permit (a) any Parent/Affiliate Guarantor to make any disposition of or encumber, pledge or hypothecate, whether directly or indirectly, all or any portion of its interest in the Borrower or any Subsidiary at any time or any rights to distributions or dividends therefrom other than to the Borrower or a Wholly Owned Subsidiary, other than (x) any pledges of equity interests pursuant to the Security Documents in connection with this Agreement or as otherwise permitted by Section 7.3 or 7.5 or (y) the Company’s sale of the Borrower’s common membership interests to NTPA LLC and Smith LLC on the Closing Date; (b) after its applicable REIT Election Effective Date, any Future REIT or any Future Affiliate REIT to cease to operate in a manner that will allow it to qualify for REIT Status or to fail to maintain REIT Status at all times; and (c) the Borrower to become an association (or publicly traded partnership or taxable mortgage pool) taxable as a corporation for federal tax purposes at any time.
SECTION 8. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document (including, without limitation, any deposit required to be made by Section 2.25(c)), within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
     (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Parent/Affiliate Guarantors and the Borrower only), Section 6.7(a), Section 6.16, Section 7 (other than Sections 7.1(a) and 0), or in Section 5 of the Guarantee and Collateral Agreement, (ii) either Affiliate Borrower I-B or Affiliate Borrower II defaults on any of their respective obligations under Section 2.12 of the applicable Affiliate

Borrower Credit Agreement or (iii) an “Event of Default” under and defined in any Mortgage shall have occurred and be continuing; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section and other than Sections 7.1(a) and 0), and such default shall continue unremedied for a period of 30 days after a Responsible Officer of any Loan Party has knowledge or should have had knowledge of such default; or
     (e) any Combined Group Member shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Indebtedness under any Guarantee Obligation, but excluding the Loans, Reimbursement Obligations and, so long as no Event of Default has occurred and is continuing under Section 8(a), the Indebtedness under any Affiliate Borrower Loan Document (other than the Development Loan Documents) or any Affiliate Revolving Note) on the scheduled or original due date with respect thereto, (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created (excluding, so long as no Event of Default has occurred and is continuing under Section 8(a), the Indebtedness under any Affiliate Borrower Loan Document (other than the Development Loan Documents) or any Affiliate Revolving Note), or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; or
     (f) (i) any Combined Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Combined Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Combined Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Combined Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Combined Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Combined Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
     (h) one or more judgments or decrees shall be entered against any Combined Group Member involving for the Combined Group Members taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
     (i) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby other than as a result of any termination or release in accordance with the terms of this Agreement; or
     (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (k) any Change of Control shall occur; or
     (l) the Subordinated Affiliate Notes Payable shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Affiliate Lender Subordination Agreement or any Loan Party or any Affiliate of any Loan Party shall so assert in writing;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).
SECTION 9. THE AGENTS
          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents,

and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
          9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, a Parent/Affiliate Guarantor or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by a Parent/Affiliate Guarantor or the Borrower and without limiting the obligation of any Parent/Affiliate Guarantor or the Borrower to do so),

ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (i) be a Qualified Transferee (as defined in the Intercreditor Agreements) and (ii) (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
          9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15, and only the Administrative Agent’s signature shall be required for any such action to be effective under any Loan Document, including such releases, as may be evidenced by a payoff, termination or release letter or agreement.
          9.11 The Arrangers; the Syndication Agent. Neither the Arrangers nor the Syndication Agent, in their respective capacities as such, shall have any duties or responsibilities, nor shall it incur any liability, under this Agreement and the other Loan Documents.
          9.12 Execution of Intercreditor Agreements. Each Lender hereby irrevocably approves and consents to the execution and delivery of the Intercreditor Agreements by the Administrative Agent on its behalf.
          9.13 Bond L/Cs and Bond Documents. In addition to the authorizations set forth in Section 9.1, each Lender and the Existing Issuing Lender hereby authorizes the Administrative Agent or the Existing Issuing Lender, as the case may be, to execute and deliver all certificates, documents, agreements, and instruments required to be delivered after the Closing Date pursuant to or in connection with any Bond L/C and Bond Documents executed in connection therewith, and to take such actions as the Administrative Agent or the Existing Issuing Lender, as the case may be, deems necessary in connection therewith. This authorization shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s or the Existing Issuing Lender’s authority, as the case may be, relative to the Bonds, Bond L/Cs and Bond Documents. The powers and authorities herein conferred on the Administrative Agent and the Existing Issuing Lender may be exercised by the Administrative Agent or the Existing Issuing Lender, as the case may be, through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent or the Existing Issuing Lender, as applicable.
SECTION 10. MISCELLANEOUS
          10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
     (i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;
     (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of “Required Lenders” or “Required Prepayment Lenders”, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Parent/Affiliate Guarantors or the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all the Lenders;
     (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders;
     (iv) reduce the percentage specified in the definition of “Majority Facility Lenders” with respect to any Facility without the consent of all of the Lenders under such Facility;
     (v) amend, modify or waive any provision of Section 9, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;
     (vi) amend, modify or waive any provision of Section 2.6 or 2.7 without the consent of the Swing Line Lender;
     (vii) amend, modify or waive any provision of Section 2.18 without the consent of each Lender directly affected thereby;
     (viii) amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender affected thereby; or

     (ix) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6 without the consent of each Lender directly affected thereby.
In addition to the amendments described above, and notwithstanding anything in this Section 10.1 to the contrary, any amendment to this Agreement or other Loan Documents to effectuate the Incremental Term Loan Facilities or (ii) a Revolving Offered Increase Amount may be effected as contemplated by Section 2.28 or Section 2.29, as applicable. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held by or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).
          For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders and Majority Revolving Credit Facility Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Loans in the application of mandatory prepayments without the consent of the Required Prepayment Lenders.
          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or modification of all outstanding Tranche B Term Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus the amount of any fees and expenses incurred by the Borrower in connection with such refinancing, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such

Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.
          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Parent/Affiliate Guarantors, the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Parent/Affiliate Guarantors:	c/o Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Attention: Chief Financial Officer
Telecopy: (212) 319-1745
Telephone: (212) 715-0300

with copies to:	Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Attention: General Counsel
Telecopy: (212) 319-1745
Telephone: (212) 715-0300

and:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Philip Mindlin
Telecopy: (212) 403-2217
Telephone: (212) 403-1217

The Borrower:	c/o Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Attention: Chief Financial Officer
Telecopy: (212) 319-1745
Telephone: (212) 715-0300

with copies to:	Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Attention: General Counsel
Telecopy: (212) 319-1745
Telephone: (212) 715-0300

and	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Philip Mindlin
Telecopy: (212) 403-2217
Telephone: (212) 403-1217

The Administrative Agent:	Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Michelle Rosolinsky
Telecopy: (212) 526-6643
Telephone: (212) 526-6590

and	Attention: Tom Buffa
Telecopy: (646) 758-4672
Telephone: (212) 526-5153

with a copy to:	Trimont Real Estate Advisors
Monarch Towers
3424 Peachtree Road, N.E.
Suite 2200
Atlanta, Georgia 30326
Attention: John Schwartz
Telecopy: (404) 582-8918
Telephone: (404) 420-5509

The Syndication Agent:	Bank of America, N.A.
901 Main Street
Dallas, Texas 75202-3714
Attention: Lesa Butler
Telecopy: (214) 209-0085
Telephone: (214) 209-1506

with a copy to:	Bank of America, N.A.
555 California Street
8th Floor
San Francisco, California 94104-1503
Attention: Sylvia O’Neill
Telecopy: (415) 622-0245
Telephone: (415) 953-3058

with a copy to:	Bank of America, N.A.
CMBS Mortgage Servicing
900 West Trade Street
NC1-026-06-01
Charlotte, NC 28255
Attention: Dean Roberson
Telecopy: (704) 317-0770
Telephone: (704) 317-0750

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower
provided that any notice, request or demand to or upon the Administrative Agent, any Issuing Lender or any Lender shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of primary counsel to the Indemnitees (including local counsel in each jurisdiction deemed necessary by the Indemnitees), (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds thereof (including any refusal by any Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries or any or their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower, at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.
          10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Parent/Affiliate Guarantors, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.
          (b) (i) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities identified in writing in the applicable participation agreement (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 2.19, 2.20 or 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section as if such Participant were a Lender, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such

Participant had no such transfer occurred. For purposes of this paragraph (b), a “Participant” shall not include any assignee or subparticipant of a Participant.
     (ii) Each Lender having sold a participation in any of its Obligations pursuant to Section 10.6(b), on behalf of the Borrower, shall maintain a register for the recordation of the names and addresses of such Participants (and each change thereto, whether by assignment or otherwise) and the rights, interests or obligation of such Participants in any Obligation, in any Commitment and in any right to receive any payments hereunder.
          (c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Agents, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided (x) that no such consent need be obtained by any Lehman Entity and (y) the consent of the Borrower need not be obtained with respect to any assignment of Term Loans), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E (an “Assignment and Acceptance”), executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Lender or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement) and, after giving effect to any such assignment, such Assignor (if it shall retain any Commitments or Loans) shall have Revolving Credit Commitments of at least $1,000,000 or Term Loans of at least $1,000,000, as applicable, in each case, unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.19, 2.20 and 10.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.
          (d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and any changes thereto, whether by assignment or otherwise and the Commitment of, and principal amount (and interest thereon) of the Loans owing to and paid by, each Lender from time to time, and amounts received by the Administrative Agent from the Borrower, whether such amounts constitute principal, interest, fees or other, and each Lender’s share thereof. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in connection with an assignment by or to a Lehman Entity), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.
          (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.
          (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.
          10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuation of an Event of Default, each Lender shall have the right, without prior notice to any Parent/Affiliate Guarantor or the Borrower, any such notice being expressly waived by the Parent/Affiliate Guarantors and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Parent/Affiliate Guarantor or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Parent/Affiliate Guarantor or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that, the failure to give such notice shall not affect the validity of such setoff and application.
          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Parent/Affiliate Guarantors, the Borrower, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arrangers, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          10.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
     (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the relevant Person at its address set forth in Section 10.2 or at such other address of which each party hereto shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          10.13 Acknowledgments. Each of the Parent/Affiliate Guarantors and the Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither any Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to any Parent/Affiliate Guarantor or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and the Lenders, on one hand, and the Parent/Affiliate Guarantors and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or among the Parent/Affiliate Guarantors, the Borrower and the Lenders.
          10.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arrangers, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.
          10.15 Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents or the incurrence of Indebtedness permitted by Section 7.2(l) and 7.2(m), the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition or to be subject to a Lien permitted by Section 7.3(r), and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition or incurrence of such Indebtedness, to the extent necessary to permit consummation of such Disposition or incurrence of such Indebtedness in accordance with the Loan Documents. The Administrative Agent shall, in lieu of taking actions to release its security interest in accordance with the foregoing sentence, take such actions as shall be reasonably requested by the Borrower to assign such security interest to the related purchaser or lender in connection with any permitted Disposition or incurrence of Indebtedness.
          (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement and any indemnification and other contingent obligations as to which no claim has been asserted) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (unless fully cash collateralized), upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
          (c) If one or more assets pledged or mortgaged as collateral for the Mortgage/Mezzanine Facilities (each such asset, a “Released Asset”) are replaced with other asset(s) (each such asset, a “Substitute Asset”) in a substitution permitted under the related debt documents, the Borrower will be entitled to replace any of the Collateral consisting of an equity interest in an entity that owns a direct or indirect interest in the Released Asset with a comparable equity interest in the entity that owns a comparable direct or indirect interest in the Substitute Asset.
          (d) If one or more Released Assets are released from the Lien of the Mortgage/Mezzanine Documents as part of a release or defeasance permitted under the Mortgage/Mezzanine Documents in connection with a sale or other Disposition of such Released Assets, the Borrower will be entitled to obtain the release of any of the Collateral consisting of an equity interest in an entity that owns a direct or indirect interest in any such Released Asset, provided that, the Loan Parties are in compliance with (i) all applicable financial condition covenants contained in Section 7.1 after giving effect to such release and (ii) any applicable provisions of Section 2.12.
          10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          10.17 Delivery of Lender Addenda. Each Additional Tranche B Term Loan Lender shall become a “Tranche B Term Loan Lender” and a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.
          10.18 WAIVERS OF JURY TRIAL. THE PARENT/AFFILIATE GUARANTORS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          10.19 Exculpation. Notwithstanding anything appearing to the contrary in this Agreement, or in the Guarantee and Collateral Agreement or any of the other Loan Documents, neither the Administrative Agent nor any Lender shall be entitled to enforce the liability and obligation of the Borrower or any Guarantor to pay, perform and observe the obligations contained in this Agreement by any action or proceeding against any member, shareholder, partner, manager, director, officer, agent, affiliate, beneficiary, trustee or employee of the Borrower or any Guarantor (or any direct or indirect member, shareholder, partner or other owner of any such member, shareholder, partner, manager, director, officer, agent, affiliate or employee of the Borrower or any Guarantor, or any director, officer, employee, agent, manager or trustee of any of the foregoing); provided that, nothing in this Section 10.19 shall have the effect of exculpating from liability any entity that is itself the Borrower or a Guarantor under this Agreement.
          10.20 Effect of Amendment and Restatement of the Existing Credit Agreement. On the Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Effective Date and (b) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement.
          10.21 Special Provisions. (a) On the Effective Date, each Revolving Credit Lender that is not party to the Existing Credit Agreement and each Revolving Credit Lender whose Revolving Credit Commitment exceeds its Revolving Credit Commitment (as defined in the Existing Credit Agreement) under the Existing Credit Agreement shall be deemed to have purchased the Revolving Credit Commitments of each Revolving Credit Lender whose Revolving Credit Commitment is less than its Revolving Credit Commitment (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and/or increased its Revolving Credit Commitment such that the Revolving Credit Commitment of each relevant Revolving Credit Lender will be as set forth in the Lender Addendum for such Revolving Credit Lender. Each such Revolving Credit Lender agrees that the provisions of Section 2 of the form of Assignment and Acceptance, attached hereto as Exhibit E, shall apply to its mutatis mutandis.
          (b) The Revolving Credit Lenders hereby confirm that, from and after the Effective Date, all participations of the Revolving Credit Lenders in respect of Letters of Credit outstanding hereunder pursuant to Section 3.1(a) shall be based upon the Revolving Credit Percentages of the Revolving Credit Lenders (after giving effect to this Agreement).

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ARCHSTONE-SMITH OPERATING TRUST
By:	/s/ Bradley Turk
Name: Bradley Turk
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY GUARANTOR, L.P.

By:		Tishman Speyer Archstone-Smith Multifamily Guarantor (GP), L.L.C., its general partner

	By:	/s/ Bradley Turk

Name: Bradley Turk
Title: Authorized Signatory

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY PARALLEL GUARANTOR, L.L.C.

By:		/s/ Bradley Turk

Name: Bradley Turk
Title: Authorized Signatory

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY PRINCIPAL, L.P.

By:		Tishman Speyer Archstone-Smith Multifamily Parallel Guarantor, L.L.C., its general partner

	By:	/s/ Bradley Turk

Name: Bradley Turk
Title: Authorized Signatory

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY NOMINEE (GP), L.L.C.

By:		/s/ Bradley Turk

Name: Bradley Turk
Title: Authorized Signatory
[Signature Page to Amended and Restated Credit Agreement]

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY NOMINEE, L.P.

By:		Tishman Speyer Archstone-Smith Multifamily Nominee (GP), L.L.C., its general partner

	By:	/s/ Bradley Turk

Name: Bradley Turk
Title: Authorized Signatory

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY HOLDINGS I CORP.

By:		/s/ Bradley Turk

Name: Bradley Turk
Title: Authorized Signatory

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY SERIES I TRUST

By:		/s/ Bradley Turk

Name: Bradley Turk
Title: Authorized Signatory

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY SERIES II, L.L.C.

By:		/s/ Bradley Turk

Name: Bradley Turk
Title: Authorized Signatory

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY SERIES III, L.L.C.

By:		/s/ Bradley Turk

Name: Bradley Turk
Title: Authorized Signatory
[Signature Page to Amended and Restated Credit Agreement]

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY SERIES IV, L.L.C.

By:	/s/ Bradley Turk

Name: Bradley Turk
Title: Authorized Signatory
[Signature Page to Amended and Restated Credit Agreement]

LEHMAN BROTHERS INC., as an Arranger
By:	/s/ Francis X. Gilhool
	Name:	Francis X. Gilhool
	Title:	Authorized Signatory

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent
By:	/s/ Francis X. Gilhool
	Name:	Francis X. Gilhool
	Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

BANC OF AMERICA SECURITIES LLC, as an Arranger
By:	/s/ Mary D. Monte
	Name:	Mary D. Monte
	Title:	Managing Director

BANK OF AMERICA, N.A., as Syndication Agent
By:	/s/ Lesa J. Butler
	Name:	Lesa J. Butler
	Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

BARCLAYS CAPITAL REAL ESTATE INC., as Documentation Agent
By:	/s/ Lori Ann Rung
	Name:	Lori Ann Rung
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]